   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 2, 1997

                                      REGISTRATION STATEMENT NO. 333-29091

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                                  HYSEQ, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            NEVADA                          2835                        36-3855489
 (STATE OR OTHER JURISDICTION
      OF INCORPORATION OR       (PRIMARY STANDARD INDUSTRIAL         (I.R.S. EMPLOYER
         ORGANIZATION)           CLASSIFICATION CODE NUMBER)        IDENTIFICATION NO.)

        670 ALMANOR AVENUE, SUNNYVALE, CALIFORNIA 94086 (408) 524-8100 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                LEWIS S. GRUBER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
        670 ALMANOR AVENUE, SUNNYVALE, CALIFORNIA 94086 (408) 524-8100
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                  COPIES TO:

            WILLIAM N. WEAVER, JR.                             DAVID J. SEGRE
           SACHNOFF & WEAVER, LTD.                    WILSON SONSINI GOODRICH & ROSATI
        30 S. WACKER DRIVE, 29TH FLOOR                       650 PAGE MILL ROAD
         CHICAGO, ILLINOIS 60606-7484                 PALO ALTO, CALIFORNIA 94304-1050
         TELEPHONE NO. (312) 207-1000                   TELEPHONE NO. (415) 493-9300

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     As soon as practicable after the effective date of this Registration
                                  Statement.

                               ----------------

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED JULY 2, 1997

PROSPECTUS

                                2,750,000 SHARES

                              [LOGO OF HYSEQ INC.]

                                  COMMON STOCK

                                 ------------

  All of the 2,750,000 shares of Common Stock offered hereby are being sold by Hyseq, Inc. ("Hyseq" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $12.00 and $14.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock has been approved for quotation on the Nasdaq National Market upon issuance under the symbol "HYSQ."

  Concurrent with this offering, Chiron Corporation ("Chiron") and The Perkin-Elmer Corporation ("Perkin-Elmer") have agreed to purchase shares of Common Stock directly from the Company at a price per share equal to the price to public less one-half of the underwriting discounts and commissions applicable to the shares of Common Stock being offered to the public hereby, for an aggregate purchase price of approximately $2.5 million and $5.0 million, respectively, pursuant to an existing agreement with the Company (the "Private Placement"). See "Business--Collaborative and Other Arrangements."

                                 ------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                                 ------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND  EXCHANGE  COMMISSION  OR ANY STATE SECURITIES COMMISSION
        NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
             SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
              ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                       Underwriting
                                             Price to Discounts and  Proceeds to
                                              Public  Commissions(1) Company(2)
--------------------------------------------------------------------------------
Per Share..................................   $           $            $
--------------------------------------------------------------------------------
Total(3)...................................   $           $             $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting estimated expenses of $1,100,000 payable by the Company.

(3) The Company has granted the Underwriters a 30-day option to purchase up to 412,500 additional shares of Common Stock on the same terms and conditions set forth herein, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $ , $ and $ , respectively. See "Underwriting."

                                 ------------

  The shares of Common Stock offered by this Prospectus are being offered by the Underwriters subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain further conditions. It is expected that delivery of certificates representing the shares of Common Stock will be made at the
offices of Lehman Brothers Inc., New York, New York, on or about   , 1997.

                                 ------------

LEHMAN BROTHERS
                              SMITH BARNEY INC.
                                                           FAHNESTOCK & CO. INC.
    , 1997

                                  [GRAPHICS]

A color schematic flowchart entitled "Hyseq HyX Platform Technology Opportunities". The flowchart has three columns of information with the following headings, left to right: "Strategy", "Implementation" and "Revenue Sources". Arrows from left to right connect each heading box. The subheadings under the "Strategy" column are "Therapeutics" and each heading box. The subheadings under the "Strategy" column are "Therapeutics" and "Diagnostics". The subheadings under the "Implementation" are "Gene Discovery Module", "HyGenomics Database", HyGnostics Module" and "HyChip Products". Under each of these subheadings are listed the names of the Company's collaborators. In the "Revenue Sources" column there are no subheadings but various revenue sources are listed, such as "Licensing Fees", "Research Funding" and "Royalties".

  The Company's actual results and performance could differ materially from the results expressed in or implied by the forward-looking statements in this Prospectus. Factors that could cause or contribute to such differences include those discussed in "Risk Factors."

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OF THE COMPANY. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF SHARES OF COMMON STOCK FOLLOWING THE OFFERING TO COVER A SYNDICATE SHORT POSITION IN THE COMMON STOCK OR MAINTAIN THE PRICE OF THE COMMON STOCK, AND THE IMPOSITION OF PENALTY BIDS. FOR A DISCUSSION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                            [GRAPHICS APPEAR HERE]

A color schematic diagram entitled "Hyseq HyX Platform Technology". Five photographs are arranged in a circle, connected by arrows in a counterclockwise direction, beginning from the photograph in the top left corner. Moving counterclockwise, the photograph in the top left corner is of a Hyseq pipetting robot and the caption reads "Pipetting Robot - Sample Preparation". The next photograph is of a Hyseq spotting robot and the caption reads "Spotting Robot - DNA Array Manufacture". The next photograph is of a Hyseq hybridization robot and the caption reads "Hybridization Robot - Hybridization Probing". The next photograph is of a sample Hyseq HyGnostics Array and the caption reads "Computer Image of HyGnostics Array - Imaging of Results". The next photograph is of a sample Hyseq sequence image and the caption reads "Computer Image of Sequence - Analysis of Results".

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and the Consolidated Financial Statements and related Notes thereto appearing elsewhere in this Prospectus. Unless indicated otherwise, the information contained in this Prospectus: (i) assumes that the Underwriters' over-allotment option is not exercised; (ii) gives retroactive effect to the conversion of the Company's Series A Preferred Stock and Series B Preferred Stock to Common Stock, par value $.001 per share (the "Common Stock"), immediately prior to the completion of this offering; and (iii) gives retroactive effect to a subsequent 1.92-for-1 split of the Company's shares of Common Stock, to be effected immediately prior to the completion of this offering. Unless otherwise indicated, all references to the "Company" or "Hyseq" include Hyseq, Inc. and its subsidiary.

                                  THE COMPANY

  Hyseq, Inc. ("Hyseq" or the "Company") applies the proprietary DNA array technology of its integrated HyX genomics platform (the "HyX Platform") to develop gene-based therapeutic product candidates and diagnostic products and tests. The Company believes that its HyX Platform, which utilizes the Company's proprietary sequencing by hybridization ("SBH") technology as its foundation, generates higher gene sequence throughput with greater analytical flexibility and accuracy and lower cost than prevailing technologies. The HyX Platform's Gene Discovery Module presently is analyzing human DNA samples at a rate of approximately 400,000 partial sequences per month, representing approximately 50% of a module's current capacity. Based in part on this rate of analysis and on published industry information, the Company believes that its HyGenomics Database of partial gene sequences is one of the largest proprietary human gene databases in the world. The Company has collaborative agreements with Chiron Corporation ("Chiron") in gene discovery and The Perkin-Elmer Corporation ("Perkin-Elmer") regarding commercialization of its HyChip products, and initial agreements with SmithKline Beecham Clinical Laboratories, Inc. ("SmithKline Beecham") and Quest Diagnostics Incorporated ("Quest") regarding evaluation of its HyGnostics Module for commercial-scale diagnostic testing.

  In 1996, sales of human gene-based products (e.g., therapeutic proteins), including erythropoietin, human insulin, granulocyte colony stimulating factor and tissue plasminogen activator, totaled over $6 billion. The large market potential for gene-based products has led to a worldwide effort to discover and sequence the estimated 150,000 genes in the human genome. Industry experts believe that after genes are discovered and sequenced, many additional years of research will be required to determine their functions and roles in disease. To date, genomics companies have relied primarily on gel-sequencing technology and expressed sequence tags ("ESTs") to identify genes and obtain sequence information.

  The Company believes that the ability of its HyX Platform to process millions of samples per year and sequence billions of bases per year represents a fundamental advance in performing genomic experimentation, gene discovery, gene function analyses and diagnostic testing in commercial-scale volumes. The HyX Platform includes (i) a comprehensive set of labeled DNA probes; (ii) DNA arrays of samples and probes; (iii) three software-driven modules (Gene Discovery, HyGnostics and HyChip Modules), which enable user-driven DNA probe selection to customize the level and type of analysis; (iv) industrial robotics systems for screening DNA probes against DNA samples; and (v) bioinformatics to manage and analyze genetic information. These combined technologies enable Hyseq to conduct a range of genomic applications, including gene identification, expression level determination, gene interaction studies, polymorphism screening, diagnostic testing and genetic mapping, on one integrated platform.

  The HyX Platform's software-driven modules include:

  . Gene Discovery Module. Designed to screen or sequence large numbers of human DNA samples (typically, 30,000 to 50,000 samples per batch) for gene discovery, gene function analysis and genomic experimentation. Hyseq uses the Gene Discovery Module internally to identify proprietary gene-based therapeutic candidates in the central nervous system, cardiovascular and infectious disease areas and therapeutic product candidates that impact cell receptors. The Company has an exclusive collaboration with Chiron to develop therapeutics, diagnostic molecules and vaccines relating to a specified disease area.

  . HyGnostics Module. Designed to screen or sequence small to medium numbers of DNA samples (typically, 10 to 1,000 samples per batch) for diagnostic applications, including DNA testing of genetic and infectious disease and cancer. The Company is currently marketing its HyGnostics Module to major clinical reference laboratories. The Company has entered into initial agreements with SmithKline Beecham and Quest, two of the three largest clinical reference laboratories in the United States, relating to evaluation of the HyGnostics Module for commercial-scale diagnostic testing.

  . HyChip Module. Designed to screen or sequence DNA samples in a single reaction with a capacity ranging in size from the detection of single base mutations to the sequencing of entire viral genomes. Hyseq is presently using the HyChip Module internally for research applications. The Company has an exclusive collaboration with Perkin-Elmer to co-develop and commercialize gene-sequencing systems targeted at specific DNA research and diagnostic applications utilizing HyChip products and Perkin-Elmer's life science system capabilities.

  Hyseq's strategy is to engage in large-scale gene discovery and to establish collaborations to facilitate development and commercialization activities. Hyseq believes that this research- and partner-driven approach may create significant operational and financial advantages for the Company and accelerate commercial development of new therapeutic and diagnostic products. In therapeutics, Hyseq's strategy is to (i) discover candidates and then collaborate to develop gene-based pharmaceuticals, including therapeutic proteins, small molecules, gene therapy, antisense and other products, which can be used to impact cell receptor targets and treat central nervous system, cardiovascular and infectious diseases; (ii) develop disease-related programs, such as the Company's program with Chiron, in conjunction with collaboration partners; and (iii) perform genomic experimentation in commercial-scale volumes by screening large numbers of DNA samples for expression levels under various conditions and by large-scale partial sequencing of samples to find disease-related polymorphisms. In diagnostics, Hyseq's strategy is to (i) expand its HyGnostics Module licensing program to leading clinical reference laboratories for multiple DNA analyses, including sequencing diagnostics, point mutation, detection, population screening and confirmatory assays; (ii) market the HyGnostics Module to pharmaceutical and biotechnology companies and clinical research organizations as a resource for potentially accelerating clinical trials; and (iii) commercialize HyChip products through its collaboration with Perkin-Elmer.

  Hyseq intends to patent commercially relevant genes and gene-based products obtained through application of its HyX Platform. The Company believes that information about the biological function of genes is critical to obtaining such patents. Further, the Company believes that the HyX Platform's ability to perform complete sequencing rapidly and cost effectively may accelerate the characterization of gene function and enhance the discovery and development of new therapeutic product candidates and diagnostic products and tests. The Company has three issued U.S. patents and several pending patent applications covering SBH technology and the use of its proprietary DNA array technology. Several other pending patent applications cover apparatus and applications of its technology and a number of partial gene sequences identified in its gene discovery program.

  Hyseq(R) is a registered trade and service mark of the Company; HyChip(TM), HyGenomics(TM), HyGnostics(TM) and HyXSM are trade and service marks of the Company. All other trademarks, service marks and trade names referred to in this Prospectus are the property of their respective owners.

                                  THE OFFERING

Common Stock offered by the       2,750,000 shares
 Company........................

Common Stock to be outstanding
 after the offering.............
                                  12,129,914 shares(1)

Use of Proceeds.................  Development of potential therapeutic product candidates and diagnostic tests, expansion of the HyGenomics Database, further development of the HyChip Module, investments in capital equipment and leasing of additional space to increase capacity and general corporate purposes, including working capital. See "Use of Proceeds."

Proposed Nasdaq National Market   HYSQ
 symbol.........................

--------

(1) Includes an aggregate of 597,849 shares of Common Stock (based on an assumed initial public offering price of $13.00 per share in this offering) to be issued to Chiron and Perkin-Elmer in the Private Placement. Excludes:
    (i) 708,883 shares of Common Stock issuable upon exercise of vested options outstanding at a weighted average exercise price of $2.16 per share; (ii) 692,847 shares of Common Stock issuable upon exercise of warrants outstanding at a weighted average exercise price of $3.81; (iii) 627,825 shares of Common Stock issuable upon exercise of options outstanding but not vested; and (iv) 556,988 shares reserved for issuance upon exercise of options that may be granted in the future under the Company's Stock Option Plan and Non-Employee Director Stock Option Plan. See "Management and Scientific Advisory Board--Stock Option Plans and Agreements," "Description of Capital Stock" and Note 7 of Notes to Consolidated Financial Statements.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                            PERIOD FROM                                              THREE MONTHS
                          AUGUST 14, 1992                                                ENDED
                          (INCEPTION) TO       YEAR ENDED DECEMBER 31,                 MARCH 31,
                           DECEMBER 31,   ------------------------------------  ------------------------
                               1993          1994         1995        1996         1996         1997
                          --------------- -----------  ----------  -----------  -----------  -----------
STATEMENT OF OPERATIONS
 DATA:
Contract revenues.......     $     --     $    50,000  $2,127,000  $   426,099  $    78,327  $   272,373
Operating expenses:
 Research and develop-
  ment..................           --         850,707   1,811,212    3,735,925      946,324    1,306,233
 General and administra-
  tive..................       511,755      1,477,664     937,656    1,749,086      400,670      931,298
                             ---------    -----------  ----------  -----------  -----------  -----------
  Total operating ex-
   penses...............       511,755      2,328,371   2,748,868    5,485,011    1,346,994    2,237,531
                             ---------    -----------  ----------  -----------  -----------  -----------
Loss from operations....      (511,755)    (2,278,371)   (621,868)  (5,058,912)  (1,268,667)  (1,965,158)
Interest income (ex-
 pense), net............         2,473         15,926      20,604      219,977       (5,840)      49,093
                             ---------    -----------  ----------  -----------  -----------  -----------
Net loss................     $(509,282)   $(2,262,445)  $(601,264) $(4,838,935) $(1,274,507) $(1,916,065)
                             =========    ===========  ==========  ===========  ===========  ===========
Pro forma net loss per                                                  $(0.52)                   $(0.21)
 share(1)...............                                           ===========               ===========
Shares used in computing
 pro forma net                                                       9,403,000                 9,067,000
 loss per share(1)......                                           ===========               ===========

                                                  MARCH 31, 1997
                                     ------------------------------------------
                                                                   PRO FORMA
                                       ACTUAL     PRO FORMA(2)   AS ADJUSTED(3)
                                     -----------  ------------  ---------------
BALANCE SHEET DATA:
Cash and cash equivalents........... $ 4,743,260   $14,752,960    $54,400,460
Total assets........................   7,549,233    17,558,933     57,206,433
Noncurrent portion of capital lease
 and loan obligations...............     718,973       718,973        718,973
Deficit accumulated during the
 development stage.................. (10,127,991)  (10,142,266)   (10,142,266)
Total stockholders' equity..........   5,574,824    15,584,524     55,232,024

--------
(1) See Note 1 of Notes to Consolidated Financial Statements for information concerning the computation of pro forma net loss per share.

(2) Pro forma to give effect to: (i) the exercise of warrants and options to purchase shares, and the issuance of shares for services completed in January 1997, for an aggregate of 246,392 shares of Common Stock in June 1997 and (ii) the issuance of an aggregate of $10.0 million of Series B Preferred Stock to Chiron and Perkin-Elmer in May and June, 1997. See "Use of Proceeds," "Capitalization" and "Certain Transactions."

(3) Adjusted to give effect to (2) above and: (i) the sale of 2,750,000 shares of Common Stock by the Company offered hereby at an assumed initial public offering price of $13.00 per share and the receipt of the estimated net proceeds therefrom and (ii) the sale of 597,849 shares of Common Stock (based on an assumed initial public offering price of $13.00 per share in this offering) to be issued to Chiron and Perkin-Elmer in the Private Placement and the receipt of the net proceeds therefrom.

                                 RISK FACTORS

  An investment in the Common Stock involves a high degree of risk. In evaluating the Company and its business, prospective investors should carefully consider the following risk factors in addition to the other information contained herein.

  Unproven Ability to Commercialize Gene-Based Products. The Company's strategy of using its Gene Discovery Module to rapidly identify and characterize the function of a substantial number of genes and then selecting from those genes promising candidates to be used to develop therapeutic products and diagnostic products and tests is unproven. While other companies have adopted a similar strategy, the application of this strategy is in too early a stage to determine whether it can be successfully implemented. The Company's development efforts with respect to therapeutic product candidates and diagnostic tests are still in an early stage. Collaborations with the Company's current and future collaboration partners will require significant further research, development, testing and regulatory approvals by the Company and any such collaboration partners prior to market release of any therapeutic products or diagnostic tests developed. Even if the Company completely sequences a substantial number of genes, its success in marketing potential gene-based therapeutic product candidates and diagnostic tests will depend upon its ability to determine which of those genes have potential value and to select an appropriate commercialization strategy for each potential product it chooses to pursue. To select those genes that are suitable for further research and development, the Company will need to expend significant time and resources isolating and sequencing the genes and analyzing them to determine their function. There can be no assurance that the Company will be able to successfully develop therapeutic product candidates that will be of commercial interest to current or future collaboration partners, nor can there be any assurance that therapeutic product candidates or diagnostic tests identified for any such collaboration partners would result in the development of commercially viable products.

  To date, only a limited number of gene-based products have been developed and commercialized, and none have been developed or commercialized by the Company. Even if the Company identifies a gene and determines its function, the Company or a collaboration partner may not be able to develop a commercially feasible product based on the gene. The development of therapeutic product candidates and diagnostic tests will be subject to risks of failure inherent in the development of products based on new technologies, including the possibilities that therapeutic product candidates will be found toxic, defective, unreliable or otherwise fail to receive necessary regulatory clearance; such products will be difficult to manufacture on a large scale or uneconomical to market; proprietary rights of others will preclude marketing of the Company's products; or products of third parties will be superior. Certain areas of gene-based discovery that may be pursued by the Company under current and future collaborative arrangements, including gene therapy, involve new technologies, and existing data on the safety and efficacy of these technologies is very limited. At present, no commercial products have been developed from these technologies. Several significant scientific challenges must be addressed before the therapeutic potential of these technologies can be realized. Even if the Company and its collaboration partners are successful in developing a therapeutic product, it would be a number of years before such products could reach the market. The failure to successfully commercialize products based on Company-discovered genes would have a material adverse effect on the Company's business, financial condition and operating results. See "Business--Competition."

  Dependence upon Collaborative Arrangements. The Company presently plans to develop therapeutic product candidates and diagnostic products and tests only through collaborative arrangements with collaboration partners who would be responsible for obtaining regulatory approval or clearance. As a result, the Company's strategy for commercialization of such products relies substantially upon arrangements with current and future collaboration partners and licensees. There can be no assurance that the Company will be able to maintain existing collaborations or obtain additional collaboration partners, or that they will be on terms favorable to the Company. The Company will have only a limited internal sales and marketing organization, and, with the exception of the HyGnostics Module, which the Company markets directly, Hyseq will rely primarily on collaboration partners or licensees or on arrangements with others to market its products domestically and internationally. To the extent the Company can establish additional collaborations, the Company will be partially dependent upon the subsequent success of these collaboration partners in performing their responsibilities. There can be no assurance that any current or future collaborations will ultimately succeed in obtaining commercially viable products. There can be no assurance that these efforts or any products, if approved, will gain market acceptance. Significant time may be required to secure additional collaboration partners because of the need to effectively sell the benefits of the Company's technology to a variety of constituencies within future collaboration partners, including research and development personnel and top management. In addition, each collaborative arrangement will involve the negotiation of terms that may be unique to each collaboration partner. The Company may expend substantial funds and management effort with no assurance that a collaboration will result. Finally, there can be no assurance that the Company's collaboration partners will not adopt alternative technologies or develop alternative products either on their own or in collaboration with others including the Company's competitors. The failure to enter into and successfully maintain collaborative arrangements would have a material adverse effect on the Company's business, financial condition and operating results. See "Business--Collaborative and Other Arrangements."

  Uncertainties Related to Certain Technological Approaches. The Company's HyGnostics Module, which is used for DNA testing of genetic and infectious diseases and cancer, has been marketed for only a short period of time. There can be no assurance that additional improvements or modifications will not be necessary before the HyGnostics Module gains market acceptance, if at all. In addition, the Company's HyChip Module, which is being used internally for research applications in genomics and DNA testing, is under development for commercial applications. As the HyChip Module undergoes further development, there can be no assurance that previously unknown problems will not emerge or that, if they do emerge, they can be solved. There also can be no assurance that improvements in the HyChip Module or related products necessary for successful commercialization will be achieved by the Company or by its collaboration partner, Perkin-Elmer, which is developing the overall system with the Company. Further, the HyChip Module and related products and the Company's Gene Discovery and HyGnostics Modules will need to compete against well-established technologies and enhancements to such technologies for analyzing genes and performing diagnostics. The impact of these uncertainties is difficult to predict and could have a material adverse effect on the Company's business, financial condition and operating results.

  Limited History of Operations, History of Losses and Uncertainty of Future Profitability. The Company commenced operations in the fourth quarter of 1994. As a development-stage company, there is limited historical information available upon which an investor can base an evaluation of an investment in the Company. For the three months ended March 31, 1997 and for the years ended December 31, 1996, 1995 and 1994, the Company had net losses of $1.9 million, $4.8 million, $601,000 and $2.3 million, respectively, and as of March 31, 1997, the Company had an accumulated deficit of $10.1 million. Expansion of the Company's HyGenomics Database and marketing activities with respect to its HyGnostics Module, together with the development of therapeutic product candidates and diagnostic products and tests and development of the HyChip Module and related products, will require substantial increases in expenditures over the next several years. As a result, the Company currently expects to incur operating losses at least through 1999, and the Company may never achieve significant revenues or profitable operations. The likelihood of success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays, many of which are beyond the Company's control, frequently encountered in connection with the formation of a new business, development and commercialization of new products, and the utilization of new technology.

  Competition. There is a finite number of genes (estimated by the Company to be approximately 150,000 genes) in the human genome. A significant number of such genes have been identified by the Company and others conducting genomic research, and the Company believes that virtually all genes will be identified within the next several years. To date, relatively few gene-based products with significant commercial potential have been announced. While the Company's goal has been to identify, establish the utility of and ultimately patent as many genes as it can as rapidly as possible, the Company continues to face substantial competition in these efforts from entities using gel sequencers and other methods to discover genes. The Company believes that its primary competitors in genomics are Human Genome Sciences, Inc. and Incyte Pharmaceuticals, Inc., which are using gel sequencers as part of their gene sequencing efforts. Research to identify genes is also being conducted by various institutes and by United States and foreign government-financed programs, which in some cases may be competitive with the Company. A number of other companies also have announced plans to engage in gene discovery using gel sequencers and may develop other procedures for automated sequencing of genes. In addition, certain of the Company's collaboration partners could, in the future, become competitors. As a result, any one or more of these companies or other entities may discover and establish, before the Company, a patent position in one or more genes that the Company has identified. Any potential therapeutic products or diagnostic products or tests based on genes identified by the Company may face competition both from companies developing gene-based products and from companies developing other forms of treatment for diseases that may be caused by, or related to, genes identified by the Company. There can be no assurance that the Company will compete successfully with its existing competitors or with any new competitors.

  The market for diagnostic products such as the HyGnostics Module and diagnostic tests derived from the Company's gene discovery efforts is currently limited and is expected to be highly competitive. In the area of diagnostics, the Company competes primarily with Affymetrix, Inc. ("Affymetrix"). Additionally, the Applied Biosystems division of Perkin-Elmer presently markets gel sequencers that are used by third parties to compete with the Company in gene discovery and diagnostics. Many companies are developing and marketing DNA probe tests for genetic and other diseases. Other companies are conducting research on new technologies for diagnostic tests based on advances in genetic information. Established diagnostic companies have advantages over Hyseq, including greater financial and other resources to invest in new technologies, substantial intellectual property portfolios, substantial experience in new product development, regulatory expertise, manufacturing capabilities and the distribution channels to deliver products to customers. Potential customers for the HyGnostics Module, including clinical reference laboratories, may have an existing base of instruments in several markets and therefore be unwilling to adopt the HyGnostics Module in lieu of existing instruments. Similarly, potential customers for HyChip products, when introduced commercially, may already have existing instruments and therefore be unwilling to adopt HyChip products. In addition, some of these companies have formed alliances with genomics companies which provide them access to genetic information that may be incorporated into their diagnostic tests.

  Several of the Company's existing and potential competitors have substantially greater research and product development capabilities and financial, scientific, marketing and human resources than the Company. These competitors may succeed in identifying genes or developing products earlier than the Company or its collaboration partners, obtaining approvals from the United States Food and Drug Administration (the "FDA") or other regulatory agencies for such products more rapidly than the Company or its collaboration partners, or developing products that are more effective than those proposed to be developed by the Company or its collaboration partners. Certain of these competitors may be further advanced than the Company in developing potential products that may compete with potential products of the Company. There can be no assurance that research and development by others will not render obsolete or non-competitive the products that the Company or its collaboration partners may seek to develop. In addition, loss of the Company's patent rights to SBH technology as a result of successful legal challenges could remove a legal obstacle to competitors in designing platforms with similar competitive advantages. The Company expects that competition in this field will intensify. A failure of the Company to adequately compete in its markets would have a material adverse effect on the Company's business, financial condition and operating results. See "Business--Competition" and "--Litigation."

  Fluctuations in Operating Results. The Company's operating results may fluctuate significantly in the future as a result of a variety of factors, including, but not limited to, changes in the demand for the Company's products; the nature, size and timing of collaborative arrangements and products provided to or developed with the Company's current and future collaboration partners; changes in the research and development budgets of the Company's current and future collaboration partners; capital expenditures and other costs related to the expansion of the Company's operations; litigation and other costs associated with defending its proprietary rights; changes in government regulations; and the introduction of competitive technologies. Changes in the number of collaboration partners could have a significant effect on the Company's revenues and results of operations. If revenues in a particular period do not meet expectations, the Company may not be able to adjust significantly its level of expenditures in such period, which would have an adverse effect on the Company's operating results. The timing of revenues is difficult to forecast because the Company's revenue generation cycle could be relatively long and may depend on factors such as the size and scope of assignments and general economic conditions. The need for continued investment in development of the Company's products and for extensive ongoing support capabilities results in a high percentage of the Company's expenses being fixed. Accordingly, fluctuations in revenues and expenses due to a variation in the nature, number and timing of collaborative arrangements, particularly at or near the end of a quarter, can cause significant variations in operating results from quarter to quarter and could result in continued losses to the Company. Although the Company can adjust overhead expenditures to correspond to the number of active projects, it must maintain a certain level of overhead expenditures to continue operations. Quarterly comparisons of the Company's financial results may not necessarily be meaningful and should not be relied upon as an indication of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Dependence upon Proprietary Rights; Risks of Infringement. The Company owns certain proprietary information and expects to acquire additional proprietary information in the course of its research and development activities. There can be no assurance as to the breadth or the degree of protection that such proprietary information or patents or pending patent applications, if issued, will afford the Company. There also can be no assurance that issued patents and any future issued patents will ultimately be found valid and enforceable. There can be no assurance that any issued patents will provide protection against any competitors or will provide the Company with competitive advantages, nor can there be assurance that such patents will not be challenged by others. Furthermore, there can be no assurance that others will not independently develop similar products or, if patents are issued to the Company, will not design around such patents.

  Although the Company has sought or intends to timely seek international coverage for all patent applications filed since its inception in August 1992, the Company's rights in and to its three currently issued patents covering SBH technology extend only to the United States. Therefore, the Company is not currently able to prevent others from practicing the SBH process disclosed in the currently issued SBH patents outside of the United States. Although the Company intends to defend its patent rights to SBH technology, there can be no assurance that it will be successful in such endeavor. Two of the patents covering the Company's SBH technology are currently the subject of a counterclaim by Affymetrix seeking declaratory relief that such patents are invalid or that Affymetrix does not infringe them. See "--Certain Litigation" and "Business--Litigation." Loss of its patent rights to SBH technology could remove a legal obstacle to competitors in designing platforms with similar competitive advantages. There can be no assurance that others will not develop substantially equivalent know-how or otherwise obtain access to Company know-how, or that others will not infringe the Company's patents, causing the Company to incur substantial costs and expend substantial personnel time in asserting the Company's patent rights.

  The Company's long-term commercial success may depend in part on the ability of the Company or its collaboration partners to obtain patent protection on genes that the Company discovers. The Company intends to seek patent protection for genes that it completely sequences as well as patent protection for selected partial gene sequences. The patent positions of biotechnology companies generally are highly uncertain and involve complex legal and factual questions. There is a substantial backlog of biotechnology patent applications at the United States Patent and Trademark Office (the "Patent Office"). No consistent legislative or other policy has yet emerged regarding the breadth of claims covered in biotechnology patents, and there also have been proposals for review of the appropriateness of patents on genes and partial gene sequences.

  The Company's ability to obtain patent protection based on genes or partial gene sequences will depend, in part, upon identification of a function for the gene or gene sequences sufficient to meet the statutory requirement that an invention have utility, which is a question of fact. Clinical data may be required for issuance of patents for human therapeutics, which, if required, could delay, add substantial costs to or affect the ability to obtain patent protection. There can be no assurance that the Company's disclosures in its current or future patent applications will be sufficient to meet these requirements. Even if patents are issued, there may be current or future uncertainty as to the scope of the coverage or protection provided by any such patents. The Company cannot predict what issues may arise in connection with the Company's patent applications or the timing of the grant, if any, of patents with respect to genes or partial gene sequences covered by such patent applications.

  The Company also relies on trade secret protection for its confidential and proprietary information. Although the Company's policy is to enforce security measures to protect its assets, trade secrets are difficult to protect. While the Company requires all employees to enter into confidentiality agreements, there can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets or disclose such technology, or that the Company can meaningfully protect its trade secrets.

  The Company may be required to obtain licenses to patents or other proprietary rights of others. There can be no assurance that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to the Company or at all. If the Company does not obtain such licenses, it could encounter delays in product market introductions and incur substantial costs while it attempts to design around such patents, or could find that the development, manufacture or sale of products requiring such licenses could be foreclosed. Moreover, the Company could incur substantial costs and expend substantial personnel time in defending itself in any suits brought against the Company claiming infringement of the patent rights of others or in asserting the Company's patent rights in a suit against another party. Any of these factors could have a material adverse effect on the Company's business, financial condition and operating results. See "Business--Patents and Proprietary Technology" and "--Litigation."

  Unproven Market for Genetic Testing. The Company's success in diagnostics will depend in large part upon its ability to obtain customers and the ability of these customers to properly market genetic tests performed with the Company's technology. Genetic tests, including those performed using the HyGnostics Module, may be difficult to interpret and may lead to misinformation or misdiagnosis. Even when a genetic test identifies the existence of a mutation in an individual, the interpretation of the result is often limited to the identification of a statistical probability that the tested individual will develop the disease or condition for which the test is performed. The prospect of broadly available genetic predisposition testing has raised societal and governmental concerns regarding the appropriate utilization and the confidentiality of information provided by such testing. Government authorities could, for social or other purposes, limit the use of genetic testing or prohibit testing for genetic predisposition to certain conditions that could adversely effect the use of the Company's products. There can be no assurance that ethical concerns about genetic testing will not materially adversely effect market acceptance of the Company's technology for diagnostic applications, which could materially and adversely effect the Company's business, financial condition and operating results. See "Business-- Government Regulation."

  Certain Litigation. On March 3, 1997, the Company brought suit against Affymetrix in the U.S. District Court for the Northern District of California, San Jose Division, alleging infringement by Affymetrix of the Company's U.S. Patents Nos. 5,202,231 and 5,525,464 (Hyseq, Inc. v. Affymetrix, Inc., Case No. C 97-20188 RMW ENE, U.S. District Court). On May 5, 1997, the Company filed an Amended Complaint. The suit alleges that Affymetrix willfully infringed, and continues to infringe, upon these patents covering SBH technology. Through the lawsuit, the Company seeks both to enjoin Affymetrix from infringing upon the patents covering SBH technology and an award of monetary damages for Affymetrix's past infringement. On May 19, 1997, Affymetrix filed an Answer and Affirmative Defenses to the First Amended Complaint and also filed a counterclaim against the Company. The counterclaim seeks a declaratory judgment of invalidity and non-infringement with respect to these patents covering SBH technology. On June 9, 1997, the Company filed a reply to the counterclaim in which it denied the allegation of invalidity and non-infringement. By order of the court, an initial case management conference is scheduled for August 1, 1997. While the Company believes that it has made valid claims and has a meritorious defense to the counterclaim, this litigation is at an early stage and there can be no assurance that the Company will prevail in the claim. The Company may incur substantial costs and expend substantial personnel time in asserting the Company's patent rights against Affymetrix or others and there can be no assurance that the Company will be successful in asserting its patent rights. Failure to successfully enforce its patent rights or the loss of these patent rights covering SBH technology also could remove a legal obstacle to competitors in designing platforms with similar competitive advantages, which could have a material adverse effect on the Company's business, financial condition and operating results.

  Management of Growth. The Company has recently experienced, and expects to continue to experience, significant growth in the number of its employees and the scope of its operations. Continued growth may place a significant strain on the Company's management and operations. In order to significantly increase capacity to remain competitive or satisfy the needs of current and future collaboration partners, the Company will be required to acquire additional equipment and supplies, upgrade software and adapt robotics and bioinformatics resources to meet increased sequencing rates. The Company's ability to manage such growth effectively will depend upon its ability to broaden its management team and to attract, hire and retain skilled employees. The Company's success also will depend on the ability of its officers and key employees to continue to implement and improve its operational, management information and financial control systems and to expand, train and manage its employee base. Inability to manage growth effectively could have a material adverse effect on the Company's business, financial condition and operating results.

  Dependence on Key Personnel. Recruiting and retaining qualified scientific and other management personnel to perform research and development work is critical to Hyseq's success, and there can be no assurance that the Company will be able to attract and retain such qualified personnel. The Company employs and expects to rely heavily, for the foreseeable future, upon Dr. Radoje T. Drmanac and Dr. Radomir B. Crkvenjakov for their SBH technology expertise. Loss of the services of either Dr. Drmanac or Dr. Crkvenjakov would impede the achievement of its business and scientific objectives and could have a material adverse effect on the Company's business, financial condition and operating results. The Company's projected growth and expansion into activities requiring additional expertise, production and marketing also are expected to place increased demands upon the Company's resources and organization. These demands are expected to require the addition of new management and scientific personnel in the near term as well as over time. There can be no assurance that the Company will be able to attract and retain such qualified personnel. See "Management and Scientific Advisory Board."

  Uncertainty of Third-Party Reimbursement. The Company's ability to receive significant royalties from its products may depend on the ability of its collaboration partners or customers to obtain adequate levels of third-party reimbursement. Currently, availability of third-party reimbursement is limited and uncertain for genetic predisposition tests. In the United States, the cost of medical care is funded by government insurance programs, such as Medicare and Medicaid, and private and corporate health insurance plans. Third-party payors may deny reimbursement if they determine that a prescribed device or diagnostic test has not received appropriate clearances from the FDA or other government regulators, is not used in accordance with cost-effective treatment methods as determined by the payor, or is experimental, unnecessary or inappropriate. The Company's ability to commercialize certain of its products successfully may depend on the extent to which appropriate reimbursement levels are obtained from authorities, private health insurers and other organizations, such as health maintenance organizations ("HMOs"). Third-party payors are increasingly challenging the prices charged for medical products and services. The trend towards managed health care in the United States and the concurrent growth of organizations such as HMOs, which could control or significantly influence purchases of health care services and products, as well as legislative proposals to reform health care or reduce government insurance programs, may all result in lower prices for certain of the Company's diagnostics products. The cost containment measures that health care providers are instituting and the results of any health care reform may have a material adverse effect on the Company's business, financial condition and operating results.

  No Assurance of FDA Regulatory Approval; Government Regulation. The Company initially plans to collaborate on, manufacture and sell products through collaborative arrangements with third parties who will be responsible for obtaining regulatory approval or clearance. However, the Company may ultimately determine to pursue directly the development of certain therapeutic or diagnostic products requiring regulatory approval or clearance. Products such as those proposed to be developed by the Company or with collaboration partners typically will be subject to an extensive regulatory process by the FDA and comparable agencies in other countries. In order to obtain regulatory approval of a drug product, the Company or its collaboration partners must demonstrate to the satisfaction of the applicable regulatory agency, among other things, that such product is safe and effective for its intended uses and that the manufacturing facilities are in compliance with current Good Manufacturing Practice ("cGMP") requirements. Although the Company does not need to comply with cGMP with respect to the HyGnostics Module under current law, it may need to comply with cGMP if currently proposed legislative changes are adopted, and it will need to comply with cGMP with respect to its HyChip Module once HyChip products are available for commercial sale, if sold for clinical diagnostics. The Company or its collaboration partners also must demonstrate the approvability of a Biological License Application or a Product License Application and an Establishment License Application for any biological products. In order to market its HyGnostics Module and other diagnostic products, which may be considered to be medical devices, the Company or its collaboration partners will be required to receive 510(k) marketing clearance or Premarket Approval ("PMA") from the FDA for such products among other regulatory requirements. To obtain 510(k) marketing clearance, the Company must show that the diagnostic product is substantially equivalent to a legally marketed product not requiring FDA approval. In addition, the Company must demonstrate that it is capable of manufacturing the product to the relevant standards. To obtain a PMA, the Company or its collaboration partners must submit extensive data, including pre-clinical and clinical trial data to prove the safety and efficacy of the device. Clinical trials are normally done in three phases over two to five years, but may take longer to complete as a result of many factors, including slower than anticipated patient enrollment, difficulty in finding a sufficient number of patients fitting the appropriate trial profile, difficulty in the acquisition of sufficient supply of clinical trial materials or adverse events occurring during the trials. In the event the Company or its collaborators develop products classified as drugs, the Company and its collaborators will be required to obtain additional approvals.

  Moreover, several areas in which the Company or its collaboration partners may develop therapeutic products involve relatively new technology and have not been subject to extensive product testing in patients. Accordingly, the regulatory requirements governing such products and related clinical procedures are uncertain and such products may be subject to substantial additional review by various governmental regulatory authorities, which could prevent or delay regulatory approval. Regulatory requirements ultimately imposed in these areas could adversely affect the Company's ability to clinically test, manufacture or market products. No assurance can be given that any applicable regulations will not be amended, or that the Company will be able to comply with any new or modified regulations.

  The process of obtaining FDA and other required regulatory approvals and clearances is lengthy and will require the expenditure of substantial capital and resources. There can be no assurance that the Company will be able to obtain the necessary approvals and clearances. Moreover, if and when such approval or clearances are obtained, the marketing, distribution and manufacture of such products would remain subject to extensive regulatory requirements administered by the FDA and other regulatory bodies. Failure to comply with applicable regulatory requirements can result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to grant approvals, premarket clearance or premarket approval, withdrawal of approvals and criminal prosecution. If marketed outside the United States, the Company's therapeutic and diagnostic products will be subject to foreign regulatory requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement, which vary from country to country and are becoming more restrictive throughout the European Union. The process of obtaining foreign regulatory approvals can be lengthy and require the expenditure of substantial capital and resources, and there can be no assurance that the Company or its collaboration partners will be successful in obtaining the necessary approvals. Any delay or failure by the Company or its collaboration partners to obtain regulatory approvals for its products would adversely affect the Company's ability to generate product and royalty revenues, which could have a material adverse effect on the Company's business, financial condition and operating results. See "Business--Government Regulation."

  Need for Future Capital; Uncertainty of Additional Funding. While the Company believes that estimated net proceeds from this offering and the Private Placement, together with existing capital resources, will be sufficient to support the Company's operations through 1999, depending upon the ability of the Company to develop additional collaborative arrangements, meet its budgeted expenditures for expansion of operations and market its HyGnostics Module, additional funds may be necessary sooner. There can be no assurance that additional funds will be available when needed or on terms acceptable to the Company. If adequate additional funds are not available, the Company may have to reduce substantially or eliminate expenditures for the development, production and marketing of certain of its proposed products, or obtain funds through arrangements with collaboration partners that require the Company to relinquish rights to certain of its technologies or products, which could have a material adverse effect on the Company's business, financial condition and operating results. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

  No Prior Public Market; Possible Volatility of Stock Price. Prior to this offering, there has been no public market for the Common Stock. The initial public offering price per share of the Common Stock will be determined by negotiations between management of the Company and the representatives of the Underwriters (the "Representatives"). See "Underwriting" for factors to be considered in determining the initial public offering price per share. The Common Stock has been approved for quotation on the Nasdaq National Market upon issuance; however, there can be no assurance that an active trading market will develop and be sustained subsequent to this offering. The market price of the Common Stock may fluctuate substantially because of a variety of factors, including quarterly fluctuations in results of operations, adverse circumstances affecting the introduction or market acceptance of new products offered by the Company, announcements by competitors, developments in the Company's litigation proceedings, changes in earnings estimates by analysts, changes in accounting principles, sales of Common Stock by existing holders, loss of key personnel and other factors. In addition, the stock market in general, and the market for biotechnology and other life science stocks in particular, has historically been subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of these companies. In the past, following periods of volatility in the market price of a company's securities, class action securities litigation has often been instituted against such a company. Any such litigation instigated against the Company could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, financial condition and operating results.

  Use and Disposal of Hazardous Materials. The Company's operations require the controlled use of hazardous and radioactive materials. Although the Company believes that its safety procedures for handling such materials comply with the standards prescribed by federal, state and local regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result, which could have a material adverse effect on the Company's business, financial condition and operating results.

  Risk of Natural Disaster. The Company's sole facility is located in Sunnyvale, California. In the event that a fire or other natural disaster (such as an earthquake) prevents the Company from operating its production line, the Company's business, financial condition and operating results would be materially, adversely affected. The Company maintains earthquake coverage for its facility, but does not maintain such coverage for personal property or resulting business interruption.

  Immediate and Substantial Dilution. The initial public offering price per share of Common Stock is substantially higher than the net tangible book value per share of the Common Stock. At an assumed initial public offering price at $13.00 per share, purchasers of shares of Common Stock in this offering will experience immediate and substantial dilution of $8.49 in the pro forma net tangible book value per share of Common Stock. To the extent outstanding options and warrants to purchase Common Stock are exercised, there will be further dilution. See "Dilution."

  Shares Eligible for Future Sale. Immediately after completion of this offering and the Private Placement, the Company will have 12,129,914 shares of Common Stock outstanding (assuming no exercise of outstanding options or warrants). Of these shares, the 2,750,000 shares sold pursuant to this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except those shares acquired by affiliates of the Company. The remaining 9,379,914 shares (including the 597,849 shares of Common Stock, based on an assumed initial public offering price of $13.00 per share in this offering, sold in the Private Placement) will be restricted securities within the meaning of Rule 144 under the Securities Act. The Company intends to register the shares sold in the Private Placement following the expiration of the 180 day lock-up agreements covering these shares, as described below. Chiron and Perkin-Elmer have no present intentions to dispose of any shares of Common Stock which will be owned by them at the completion of this offering. However, there can be no assurance that such intentions will not change in the future. The Company, executive officers and directors and certain stockholders (including Chiron and Perkin-Elmer) have agreed not to
(1) offer, pledge, sell, contract to sell, engage in any short sale, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or (2) enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the Common Stock, until 180 days after the effective date of this Prospectus (the "Lock-Up Period"), without the prior consent of Lehman Brothers Inc. However, Lehman Brothers Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements.

  Of the 9,379,914 Restricted Shares, 1,612,339 shares will be freely transferable pursuant to Rule 144 at the end of the Lock-Up Period and 2,262,778 shares will be held by affiliates and transferable pursuant to Rules 144 and 701, subject to the volume limitations of Rule 144, at the end of the Lock-Up Period. Additional Restricted Shares, which will be transferable at the end of the Lock-Up Period subject to the volume limitations of Rule 144, will become freely transferable pursuant to Rule 144(k) as follows: 66,960 shares at various times during February and March 1998; 2,585,280 at various times during April and May 1998; and 81,600 at various times during December 1998 and January 1999. An additional 1,464,628 Restricted Shares will not be transferable pursuant to Rule 144 until the expiration of their one-year holding periods, beginning at various times following the end of the Lock-Up Period. An additional 708,480 shares are held in a blocked account and therefore may not be voted or transferred pursuant to restrictions imposed by the U.S. Department of Treasury. The 597,849 shares of Common Stock (based on an assumed initial public offering price of $13.00 per share in this offering) sold in the Private Placement will be freely transferable following the effectiveness of a registration statement which the Company intends to file at the end of the Lock-Up Period. There can be no assurance as to how long such restrictions will remain in effect. The Company has granted to certain securities holders demand and piggyback registration rights covering an aggregate of 3,892,140 shares of Common Stock upon conversion of Series A and Series B Preferred Stock and 216,422 shares of Common Stock issuable upon the exercise of warrants (registration rights covering 227,760 of such shares will expire prior to the end of the Lock-Up Period and registration rights covering an additional 2,729,040 of such shares will expire at various times between the end of the Lock-Up Period and January 1999). Sales of substantial amounts of such shares in the public market or the availability of such shares for future sale could adversely affect the market price of these shares of Common Stock and the Company's ability to raise additional capital at a price favorable to the Company. Within approximately 180 days after the date of this Prospectus, the Company expects to file a Registration Statement on Form S-8 registering 1,893,696 shares of Common Stock reserved for issuance under the Company's stock option agreements, Stock Option Plan and Non-Employee Director Stock Option Plan. See "Shares Eligible for Future Sale" and "Underwriting."

  Anti-Takeover Provisions. Certain provisions of the Company's Amended and Restated Articles of Incorporation, as amended ("Articles"), and By-Laws ("By-Laws") and the Nevada General Corporation Law (the "NGCL") will effectively make it more difficult for a third party to acquire control of the Company by means of a tender offer through a proxy contest for the election of directors or otherwise. The Articles contain provisions which: (i) classify the Board of Directors into three classes, with one class being elected each year; (ii) require that stockholder action be taken only at a duly called meeting and not by written consent; (iii) permit the Company's stockholders to call a special meeting of the stockholders only upon request of stockholders owning at least 50% of the Company's capital stock; and (iv) do not provide for cumulative voting. The Company may issue shares of Preferred Stock without stockholder approval and upon such terms as the Board of Directors may determine. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. These provisions may have the effect of lengthening the time required for a person to acquire control of the Company through a proxy contest for the election of a majority of the Board of Directors, may discourage bids for the Common Stock at a premium over market price and may deter efforts to obtain control of the Company. See "Description of Capital Stock--Preferred Stock" and "--Anti-Takeover Effects of Provisions of the Articles and By-Laws and Nevada Law."

                                  THE COMPANY

  Hyseq, Inc. was incorporated in August 1992 as an Illinois corporation and was merged into a newly formed Nevada corporation in November 1993, with the Nevada corporation being the survivor. References in this Prospectus to "Hyseq" and the "Company" include the Nevada corporation, its predecessor and its subsidiary, Hyseq Diagnostics, Inc., a Nevada corporation, unless otherwise stated or indicated by the context. The Company maintains its principal executive offices at 670 Almanor Avenue, Sunnyvale, California 94086. Its telephone number is (408) 524-8100.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 2,750,000 shares of Common Stock offered by the Company hereby, at an assumed initial public offering price of $13.00 per share, and after deducting underwriting discounts and commissions and other estimated offering expenses, are estimated to be approximately $32,147,500 ($37,134,625 if the Underwriters' over-allotment option is exercised in full). Concurrent with this offering, Chiron and Perkin-Elmer have agreed to purchase shares of Common Stock directly from the Company at a price per share equal to the price to public less one-half of the underwriting discounts and commissions applicable to the shares of Common Stock being offered to the public hereby, for an aggregate purchase price of approximately $2.5 million and $5.0 million, respectively. Total net proceeds from this offering and the Private Placement are estimated to be approximately $39,647,500 ($44,634,625 if the Underwriters' over-allotment option is exercised in full).

  The Company intends to use the net proceeds from this offering and the Private Placement primarily to develop potential therapeutic product candidates and diagnostic tests and products while continuing to expand its HyGenomics Database. The Company also expects to use a portion of the proceeds to further develop its HyChip Module and related products, to fund expanded research into new applications of its technologies, to expand marketing capabilities with respect to its HyGnostics Module and collaborations, and to invest in capital equipment and lease additional space to increase sequencing capacity. The Company intends to use the balance of the net proceeds for working capital and other general capital purposes. Pending such uses, the Company intends to invest the net proceeds of this offering in short-term, investment-grade, interest-bearing securities. The amounts actually expended for each purpose and the timing of such expenditures will depend upon numerous factors, including but not limited to payments received under current and possible future collaborative arrangements; the progress of the Company's collaborative and independent research and development projects; the prosecution, defense and enforcement of patent claims and other intellectual property rights; and the expansion of marketing capabilities.

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on its capital stock. The Company currently anticipates that any future earnings will be retained for development of the Company's business, and does not anticipate paying any cash dividends in the foreseeable future. Future cash dividends, if any, will be at the discretion of the Company's Board of Directors and will depend upon, among other things, the Company's future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions, if any, and such other factors as the Board of Directors may deem relevant.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company (i) as of March 31, 1997; (ii) on a pro forma basis to reflect the exercise of a warrant and options to purchase shares, and the issuance of shares for services completed in January 1977, for an aggregate of 246,392 shares of Common Stock in June 1997, the automatic conversion of all outstanding Series A Preferred Stock into Common Stock on a 1-for-1 basis concurrently with the closing of this offering and the issuance of an aggregate of 854,700 shares of Common Stock (based on an assumed initial public offering price of $13.00 per share in this offering) upon conversion of shares of Series B Preferred Stock sold to Chiron and Perkin-Elmer in May and June, 1997; and (iii) pro forma as adjusted to reflect (ii) above and the sale of 2,750,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $13.00 per share and the receipt of estimated net proceeds therefrom and the Private Placement and the receipt of the net proceeds therefrom. The following table should be read in conjunction with "Business," and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                AS OF MARCH 31, 1997
                                      ------------------------------------------
                                                                    PRO FORMA
                                         ACTUAL     PRO FORMA(2)  AS ADJUSTED(3)
                                      ------------  ------------  --------------
Cash and cash equivalents...........  $  4,743,260  $ 14,752,960   $ 54,400,460
                                      ============  ============   ============
Current maturities of capital lease
 and loan obligations...............  $    274,893  $    274,893   $    274,893
                                      ============  ============   ============
Non-current portion of capital lease
 and loan obligations (1)...........  $    718,973  $    718,973   $    718,973
Stockholders' equity:
  Preferred stock, $.001 par value;
   8,000,000 shares authorized,
   2,170,460 shares issued and
   outstanding, actual; no shares
   issued and outstanding, pro
   forma; no shares issued and
   outstanding, pro forma as
   adjusted.........................    14,780,013           --             --
  Common stock, $.001 par value;
   20,000,000 shares authorized;
   2,329,540 shares issued and
   outstanding, actual; 50,000,000
   shares authorized, 8,782,065
   shares issued and outstanding,
   pro forma; 12,129,914 shares
   issued and outstanding, pro forma
   as adjusted (4)..................     5,396,571    30,200,559     69,848,059
  Notes receivable (5)..............    (3,905,705)   (3,905,705)    (3,905,705)
  Deferred compensation.............      (568,064)     (568,064)      (568,064)
  Deficit accumulated during the
   development stage................   (10,127,991)  (10,142,266)   (10,142,266)
                                      ------------  ------------   ------------
    Total stockholders' equity......     5,574,824    15,584,524     55,232,024
                                      ------------  ------------   ------------
      Total capitalization..........  $  6,293,797  $ 16,303,497   $ 55,950,997
                                      ============  ============   ============

--------
(1) See Notes 4 and 5 of Notes to Consolidated Financial Statements for a description of the Company's obligations.

(2) Gives effect to: (i) the exercise of a warrant and options to purchase an aggregate of 246,392 shares of Common Stock in June 1997; (ii) the automatic conversion of all outstanding Series A Preferred Stock into Common Stock on a 1-for-1 basis concurrently with the closing of this offering; and (iii) the issuance of an aggregate of 854,700 shares of Common Stock (based on an assumed initial public offering price of $13.00 per share in this offering) upon conversion of shares of Series B Preferred Stock sold to Chiron and Perkin-Elmer in May and June, 1997.

(3) Adjusted to give effect to: (2) above and (i) the sale of 2,750,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $13.00 per share and the receipt of estimated net proceeds therefrom and; (ii) the sale of 597,849 shares of Common Stock (based on an assumed initial public offering price of $13.00 per share in this offering) sold in the Private Placement and the receipt of the net proceeds therefrom.

(4) Excludes: (i) 708,883 shares of Common Stock issuable upon exercise of vested options outstanding at a weighted average exercise price of $2.16 per share; (ii) 692,847 shares of Common Stock issuable upon exercise of warrants outstanding at a weighted average exercise price of $3.81; (iii) 627,825 shares of Common Stock issuable upon exercise of options outstanding but not vested; and (iv) 556,988 shares reserved for issuance upon exercise of options that may be granted in the future under the Company's Stock Option Plan and Non-Employee Director Stock Option Plan. See "Management and Scientific Advisory Board--Stock Option Plans and Agreements," "Description of Capital Stock" and Note 7 of Notes to Consolidated Financial Statements.

(5) Notes receivable includes loans with outstanding principal balances at March 31, 1997 of $1,662,000, $1,842,000 and $4,120 to three officers in connection with their purchases of Common Stock. Also includes a loan with an outstanding principal balance at March 31, 1997 of $397,585 to Sachnoff & Weaver, Ltd. in connection with its purchase of Common Stock. See "Certain Transactions."

                                   DILUTION

  As of March 31, 1997, the pro forma net tangible book value of the Company was $15,110,820 or $1.72 per share. "Pro forma net tangible book value per share" represents the amount of tangible net assets of the Company, less total liabilities, divided by the pro forma number of shares of Common Stock outstanding as of March 31, 1997. After giving effect to the sale by the Company of 2,750,000 shares of its Common Stock offered hereby at an assumed initial public offering price of $13.00 per share and the receipt of the net proceeds therefrom and the sale of 597,849 shares of Common Stock (based on an assumed initial public offering price of $13.00 per share in this offering) by the Company in the Private Placement and the receipt of the net proceeds therefrom, the pro forma net tangible adjusted book value of the Company at March 31, 1997 would have been $54,758,320 or $4.51 per share. This amount represents an immediate increase in pro forma net tangible book value of $2.79 per share to existing owners of the Company and an immediate dilution in net tangible book value per share of $8.49 per share to purchasers of Common Stock in this offering. The following table illustrates this per share dilution, without giving effect to any exercise of the Underwriters' over-allotment options:

Assumed initial public offering price per share..................        $13.00
  Pro forma net tangible book value per share at March 31, 1997.. $ 1.72
  Increase attributable to new investors (1).....................   2.79
                                                                  ------
Pro forma net tangible book value per share after this offering
 and the Private Placement.......................................          4.51
                                                                         ------
Dilution per share to new investors..............................        $ 8.49
                                                                         ======

--------
(1) Includes increase attributable to the Private Placement and the sale of shares in this offering.

  The following table summarizes, on a pro forma basis as of March 31, 1997, the differences in the number of shares of capital stock purchased from the Company, the total cash consideration paid and the average price paid per share by existing stockholders and by new investors before deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company at the assumed initial public offering price of $13.00 per share.

                             SHARES PURCHASED  TOTAL CONSIDERATION AVERAGE PRICE
                            ------------------ ------------------- -------------
                              NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                            ---------- ------- ----------- ------- -------------
Existing stockholders (1).   8,782,065   72.4% $30,788,289   41.6%    $ 3.51
New investors (1)(2)......   3,347,849   27.6   43,250,000   58.4      12.92
                            ----------  -----  -----------  -----
  Total...................  12,129,914  100.0% $74,038,289  100.0%
                            ==========  =====  ===========  =====

--------

(1) If exercised, the Underwriters' over-allotment option to purchase 412,500 additional shares will further reduce the percentage held by existing stockholders to 70.0% and increase the percentage held by new investors to 30.0%.
(2) Includes shares sold in the Private Placement and this offering.

  The foregoing tables (i) include the issuance of an aggregate of 845,700 shares of Common Stock (based on an assumed initial public offering price of $13.00 per share in this offering) upon the conversion of shares of Series B Preferred Stock issued in May and June, 1997; (ii) the exercise of warrants and options to purchase shares, and the issuance of shares for services completed in January 1997, for an aggregate of 246,392 shares of Common Stock in June 1997; and (iii) assume no exercise of outstanding options or warrants. As of June 30, 1997, there were options and warrants outstanding to purchase a total of 2,029,555 shares of Common Stock at a weighted average exercise price of $3.70 per share. Assuming that all of these options and warrants were exercised and proceeds were received therefrom, net tangible book value dilution per share to new investors would be $8.60. See "Management and Scientific Advisory Board--Stock Option Plans and Agreements" and Note 7 of Notes to Consolidated Financial Statements.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data set forth below as of December 31, 1995 and 1996 and for the years ended December 31, 1994, 1995 and 1996 have been derived from the Company's consolidated financial statements, which have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere herein. The selected consolidated financial data as set forth below as of December 31, 1993 and 1994 and for the period from August 14, 1992 (inception) to December 31, 1993 have been derived from the Company's audited consolidated financial statements not included herein. The selected consolidated financial data as set forth below as of March 31, 1997--actual, and for the three months ended March 31, 1996 and 1997 and the period from August 14, 1992 (inception) to March 31, 1997, have been derived from the Company's unaudited financial statements which are included elsewhere herein. The unaudited financial statements have been prepared by the Company on a basis consistent with the Company's audited financial statements and, in the opinion of management, include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the Company's results of operations and financial condition for such periods. Operating results for the three months ended March 31, 1997 are not necessarily indicative of results that may be expected for the entire year ending December 31, 1997. The selected consolidated financial data set forth below should be read in conjunction with the Consolidated Financial Statements and related Notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                            PERIOD FROM                                             THREE MONTHS           PERIOD FROM
                          AUGUST 14, 1992                                               ENDED            AUGUST 14, 1992
                          (INCEPTION) TO       YEAR ENDED DECEMBER 31,                MARCH 31,          (INCEPTION) TO
                           DECEMBER 31,   -----------------------------------  ------------------------     MARCH 31,
                               1993          1994        1995        1996         1996         1997           1997
                          --------------- -----------  ---------  -----------  -----------  -----------  ---------------
STATEMENT OF OPERATIONS
 DATA:
Contract revenues.......    $      --     $    50,000  $2,127,00  $   426,099  $    78,327  $   272,373   $  2,875,472
Operating expenses:
 Research and
  development...........           --         850,707  1,811,212    3,735,925      946,324    1,306,233      7,704,077
 General and
  administrative........       511,755      1,477,664    937,656    1,749,086      400,670      931,298      5,607,459
                            ----------    -----------  ---------  -----------  -----------  -----------   ------------
 Total operating
  expenses..............       511,755      2,328,371  2,748,868    5,485,011    1,346,994    2,237,531     13,311,536
                            ----------    -----------  ---------  -----------  -----------  -----------   ------------
Loss from operations....      (511,755)    (2,278,371)  (621,868)  (5,058,912)  (1,268,667)  (1,965,158)   (10,436,064)
Interest income
 (expense), net.........         2,473         15,926     20,604      219,977       (5,840)      49,093        308,073
                            ----------    -----------  ---------  -----------  -----------  -----------   ------------
Net loss................    $(509,282)    $(2,262,445) $(601,264) $(4,838,935) $(1,274,507) $(1,916,065)  $(10,127,991)
                            ==========    ===========  =========  ===========  ===========  ===========   ============
Pro forma net loss per
 share(1)...............                                               $(0.52)                   $(0.21)
                                                                  ===========               ===========
Shares used in computing
 pro forma net loss per
 share(1)...............                                            9,403,000                 9,067,000
                                                                  ===========               ===========

                                         DECEMBER 31,                                MARCH 31, 1997
                         -----------------------------------------------  --------------------------------------
                                                                                                      PRO FORMA
                                                                                                         AS
                            1993        1994         1995        1996       ACTUAL     PRO FORMA(2)  ADJUSTED(3)
                         ----------  -----------  ----------  ----------  -----------  ------------  -----------
BALANCE SHEET DATA:
Cash and cash equiva-
 lents.................. $1,009,563  $ 1,196,044  $  750,291  $6,707,288  $ 4,743,260  $ 14,752,960  $54,400,460
Working capital.........    886,272      429,995     331,251   5,954,671    4,051,350    14,061,050   54,389,150
Total assets............  1,539,393    2,455,508   2,739,679   9,365,814    7,549,233    17,558,933   57,206,433
Noncurrent portion of
 capital lease and loan
 obligations............        --           --       32,360     791,405      718,973       718,973      718,973
Deficit accumulated
 during the development
 stage..................   (509,282)  (2,771,727) (3,372,991) (8,211,926) (10,127,991)  (10,142,266) (10,142,266)
Total stockholders'
 equity................. $1,416,102  $ 1,625,203  $1,976,557  $7,363,537  $ 5,574,824  $ 15,584,524  $55,232,024

-------
(1) See Note 1 of Notes to Consolidated Financial Statements for information concerning the computation of pro forma net loss per share.

(2) Pro forma to give effect to: (i) the exercise of warrants and options to purchase shares, and the issuance of shares for services completed in January 1997, for an aggregate of 246,392 shares of Common Stock in June 1997 and (ii) the issuance of an aggregate of $10.0 million of Series B Preferred Stock to Chiron and Perkin-Elmer in May and June, 1997.

(3) Adjusted to give effect to (2) above and: (i) the sale of 2,750,000 shares of Common Stock by the Company offered hereby and (ii) the receipt of the net proceeds therefrom and the sale of 597,849 shares of Common Stock (based on an assumed initial public offering price of $13.00 per share in this offering) to Chiron and Perkin-Elmer in the Private Placement and the receipt of the net proceeds therefrom.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Certain statements contained in this Prospectus, including statements concerning potential collaboration arrangements, royalties and other payments under potential collaboration arrangements, and product development and sales and other statements, are forward-looking statements, which statements involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including but not limited to, the following: the scientific progress of the Company's programs; the ability of the Company to establish additional collaborative and licensing arrangements; the extent to which the Company engages in development of products without collaboration partners; the time and cost involved in obtaining regulatory approvals for its diagnostics products; the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims; competing technological and market developments; and whether conditions to milestone payments are met and the timing of such payment or payments. Prospective investors are also directed to the other risks discussed under "Risk Factors."

OVERVIEW

  The Company applies the proprietary DNA array technology of its HyX Platform to develop gene-based therapeutic product candidates and diagnostic products and tests. The Company believes that its HyGenomics Database of partial gene sequences is one of the largest proprietary human gene databases in the world. The Company presently is collaborating with Chiron to develop therapeutics, diagnostic molecules and vaccines relating to a specified disease area and with Perkin-Elmer to commercialize HyChip products for commercial applications. The Company intends to form additional collaborations in targeted disease categories. The Company is marketing its HyGnostics Module for DNA testing of genetic and infectious disease and cancer to clinical reference laboratories. The Company has initial agreements with SmithKline Beecham and Quest relating to evaluation of the HyGnostics Module for commercial-scale diagnostic testing.

  Subsequent to March 31, 1997, Chiron and Perkin-Elmer invested $5.0 million each in connection with collaboration agreements with the Company. The majority of revenues received by the Company through March 31, 1997 related to agreements with pharmaceutical companies and a clinical reference laboratory entered into in 1995 and to a three-year, $2 million grant awarded in November 1994 from the National Institute of Standards and Technology ("NIST"), the proceeds of which are being applied to development of the Company's super chip technology. The Company expects to receive the remainder of the NIST grant and to begin earning revenues under its collaboration with Chiron in 1997. The Company has incurred operating losses since inception and expects to incur operating losses at least through 1999 and possibly longer. The Company may never achieve significant revenues or profitable operations. There can be no assurance that the Company will be able to obtain licensees of its HyGnostics Module, customers for HyChip products, additional collaboration partners on acceptable terms or that its collaborative arrangements or products will produce revenues adequate to fund the Company's operations.

  The Company's operating results may fluctuate significantly in the future as a result of a variety of factors, including, but not limited to, changes in the demand for the Company's products; the nature, size and timing of collaborative arrangements and products provided to or developed with the Company's current and future collaboration partners; changes in the research and development budgets of the Company's current and future collaboration partners; capital expenditures and other costs related to the expansion of the Company's operations; litigation and other costs associated with defending its proprietary rights; changes in government regulations; and the introduction of competitive technologies.

RESULTS OF OPERATIONS

 Three Months Ended March 31, 1997 and 1996

  Contract Revenues. Contract revenues were $272,000 and $78,000 for the quarters ended March 31, 1997 and 1996, respectively. Contract revenues earned in both periods related to the Company's NIST grant. The Company recognizes revenues under the grant as research is performed. The Company expects to receive the remaining balance of the NIST grant in 1997. The recognition of revenues will vary from quarter to quarter and may result in significant fluctuations in operating results from year to year. There can be no assurance that the Company will be able to maintain existing collaborations and obtain additional collaboration partners. The failure to maintain existing collaboration partners or the inability to enter into additional collaborative arrangements could have a material effect on the Company's revenues and operating results.

  Operating Expenses. Total operating expenses, consisting of research and development expenses and general and administrative expenses, were $2.2 million in the quarter ended March 31, 1997 compared to $1.3 million in the same period of 1996. As the Company expands its commercialization efforts, operating expenses are expected to increase as a result of several factors including: (i) the planned expansion of sequencing operations, software development and enhancements and increased work on gene discovery in connection with development of potential therapeutic product candidates and diagnostic tests;
(ii) the continued expansion of its HyGenomics Database; (iii) expanded research into new applications of its technologies; (iv) the expansion of marketing capabilities with respect to its HyGnostics Module and collaborations; and (v) new technology development expenses relating to the HyChip Module and related products.

  The magnitude of the increases in the Company's operating expenses will be significantly affected by the Company's ability to secure new collaboration partners. At times, the Company may choose to increase sequencing production and analysis capabilities in order to support its efforts to recruit new collaboration partners. However, if the Company does not obtain additional collaboration partners in a timely manner, it may not be able to adjust significantly its level of expenditures in any such period, which could have an adverse effect on the Company's operating results.

  Research and development expenses increased to $1.3 million in the quarter ended March 31, 1997 from $946,000 in the same period of 1996. This increase resulted primarily from expanded sequencing production, software and database development, the addition of scientific personnel and costs associated with prosecuting and defending the Company's intellectual property. The Company expects research and development spending to increase in the future as the Company further expands research and product development efforts in support of its gene sequencing and database development programs. The Company is also obligated to commit an aggregate of $5.0 million over the next two years for the development of the chip component of the HyChip system.

  General and administrative expenses were $931,000 in the quarter ended March 31, 1997 compared to $401,000 in the same period of 1996. This increase resulted primarily from increased marketing and business development expenses, and the addition of management personnel and administrative staff to support the continued expansion of the Company's sequencing production and data analysis capabilities. In addition, during the period ended March 31, 1997, the Company incurred legal expenses associated with its suit filed against Affymetrix in March 1997. As the Company expands operations, general and administrative expenses in support of such expansion are expected to increase.

  Interest Income (Expense), Net. Net interest income increased to $49,000 in the quarter ended March 31, 1997 from an expense of $6,000 in the same period of 1996. The increase in interest income for the first quarter of 1997 as compared to the first quarter of 1996 results from larger cash and investment balances held by the Company primarily due to the realization of $9.9 million in net proceeds from its private placement of Series A Preferred Stock in the second quarter of 1996.

  Net Loss. The Company incurred a net loss for the three months ended March 31, 1997 of $1.9 million compared to $1.3 million in the same period of 1996. Since inception, the Company has incurred operating losses, and as of March 31, 1997, had an accumulated deficit of $10.1 million. As of December 31, 1996, the Company had a net operating loss carryover for federal income tax purposes of approximately $7.4 million, the majority of which expires, if unused, in the year 2011. Utilization of the net operating loss carryover is expected to be subject to a substantial annual limitation because of the "change in ownership" provisions of the Internal Revenue Code of 1986, as amended. The annual limitation may result in the expiration of net operating losses before utilization. See Note 8 of Notes to Consolidated Financial Statements.

 Years Ended December 31, 1996, 1995 and 1994

  Contract Revenues. Contract revenues were $426,000 and $2.1 million in 1996 and 1995, respectively. The Company did not lease and begin build-out of a facility until May 1994, and did not commence operations until the fourth quarter of 1994. As a result, the Company did not recognize any significant revenues in 1994. Contract revenues recognized in 1996 related to the Company's NIST grant, and in 1995 related to the NIST grant and agreements with a pharmaceutical company and with SmithKline Beecham. The Company recognized revenues under those agreements as milestones were achieved.

  Operating Expenses. Total operating expenses, consisting of research and development expenses and general and administrative expenses, were $5.5 million in 1996 compared to $2.7 million in 1995 and $2.3 million in 1994.

  Research and development expenses increased to $3.7 million in 1996 from $1.8 million in 1995 and $851,000 in 1994. Increases in expenses from 1995 to 1996 resulted primarily from expanded sequencing production, software and database development, addition of scientific personnel and intellectual property protection. Increases from 1994 to 1995 were the result of the addition of scientific personnel, growth of research activities and increased legal costs associated with prosecuting the Company's patent portfolio, all primarily related to the expansion and improvements in sequencing production.

  General and administrative expense were $1.7 million in 1996 compared to $938,000 in 1995 and $1.5 million in 1994. The increase from 1995 to 1996 was due primarily to increased marketing and business development expenses and the addition of management personnel and administrative staff to support the continued expansion of the Company's sequencing production and data analysis capabilities. The decrease from 1994 to 1995 was primarily the result of the reduction in non-recurring start-up expenses.

  Interest Income (Expense), Net. Net interest income increased to $220,000 in 1996 from $21,000 in 1995 and $16,000 in 1994. The increase in interest income for 1996 resulted from larger cash and investment balances held by the Company primarily due to the realization of approximately $9.9 million in net proceeds from its private placement of Series A Preferred Stock in 1996. The increase from 1994 to 1995 is primarily due to the interest income on higher average investment balances resulting from approximately $1.0 million of net proceeds received in 1995 from its private placement of Series A Preferred Stock.

  Net Loss. Since inception the Company has incurred operating losses, and as of December 31, 1996 had an accumulated deficit of $8.2 million. The Company incurred a net loss for the year ended December 31, 1996 of $4.8 million compared to a loss of $601,000 and $2.3 million in 1995 and 1994, respectively.

LIQUIDITY AND CAPITAL RESOURCES

  As of March 31, 1997, the Company had $4.7 million in cash, cash equivalents and marketable securities, compared to $6.7 million as of December 31, 1996. This decrease reflects net cash used in operations of $1.7 million and for capital expenditures of $208,000 during the three months ended March 31, 1997, partially offset by payments received under the Company's NIST grant.

  Subsequent to March 31, 1997, Chiron and Perkin-Elmer invested $5.0 million each in connection with collaboration agreements with the Company. The Company has classified all of its investments as short-term at March 31, 1997, as the Company may hold its investments until maturity in order to take advantage of favorable market conditions. Cash and investments are held currently in U.S. Treasury and government agency obligations, investment-grade commercial paper and interest-bearing securities and are invested in accordance with the Company's investment policy with primary objectives of liquidity, safety of principal and diversity of investments.

  Cash used in operating activities increased from $510,000 in 1995 to $4.3 million in 1996 due to costs associated with the expansion of the Company's sequencing production and data analysis capabilities. The increases in cash used in operating activities for the year ended December 31, 1996 as compared to 1995 were offset in part by payments received in those periods pursuant to collaborative arrangements and receipt of revenues from the Company's NIST grant.

  The Company's investing activities, other than purchase and sales of cash equivalent investments, have consisted of capital expenditures, which totaled $943,000, $679,000 and $415,000 for the years ended December 31, 1996, 1995 and 1994, respectively. Capital expenditures increased in 1996 and 1995 primarily due to leasehold improvements in the Company's facilities and the purchase of new equipment and workstations required in conjunction with the Company's expanded sequencing production and software development activities. Capital expenditures increased in 1994 related primarily to leasehold improvements and as a result of purchases of new equipment to commence operations.

  Net cash provided by financing activities increased to $11.2 million for the year ended December 31, 1996 from $1.0 million in 1995. Net cash provided by financing activities in 1996 reflects primarily the $9.9 million in net proceeds from its private placement of Series A Preferred Stock in the first half of 1996 as well as a $750,000 equipment loan. Net cash provided by financing activities of $1.0 million in 1995 reflects primarily the $949,000 in net proceeds from the sale of Series A Preferred Stock, partially offset by principal payments on capital lease obligations.

  The Company expects its cash requirements to increase significantly in future periods because of the planned expansion of sequencing operations and software development and improvement efforts and increased work on gene discovery and new technology development expenses relating to the HyChip Module and related products. In addition, the Company expects to expend additional cash in 1998 and beyond for capital improvements to acquire a larger facility and the associated lease expenses related thereto. The Company expects to continue to fund future operations with revenues from existing collaborations in addition to using its current cash, cash equivalents and investments when necessary. The Company intends to fund development of HyChip products with funds received under its NIST grant and the proceeds of its $5.0 million private placement of Series B Preferred Stock with Perkin-Elmer.

  The Company expects that the estimated net proceeds from this offering and the Private Placement, together with existing capital resources, will be sufficient to support the Company's operations through 1999. The Company's estimate of the time period for which cash funds will be adequate to fund its operations is a forward-looking estimate subject to risks and uncertainty, and actual results may differ materially. The Company's future capital requirements and the adequacy of its available funds will depend on many factors, including, but not limited to, scientific progress in its research and development programs and the magnitude of those programs, the ability of the Company to establish collaborative and licensing arrangements and the financial commitments involved in such arrangements.

  There can be no assurance that the Company will be able to establish additional collaborations or that such collaborations will produce revenues, which together with the Company's cash, cash equivalents and marketable securities, will be adequate to fund the Company's operations. The Company's cash requirements depend on numerous factors, including the ability of the Company to attract collaboration partners; the Company's research and development activities; competing technological and market developments; the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights; and the purchase of additional capital equipment, including capital equipment necessary to insure that the Company's sequencing operation remains competitive. There can be no assurance that additional funding, if necessary, will be available on favorable terms, if at all. See "Risk Factors--Need for Future Capital; Uncertainty of Additional Funding."

                                   BUSINESS

OVERVIEW

  Hyseq, Inc. ("Hyseq" or the "Company") applies the proprietary DNA array technology of its integrated HyX genomic platform (the "HyX Platform") to develop gene-based therapeutic product candidates and diagnostic products and tests. The Company believes that its HyX Platform, which utilizes the Company's proprietary sequencing by hybridization ("SBH") technology as its foundation, generates higher gene sequence throughput with greater analytical flexibility and accuracy and lower cost than prevailing technologies. The HyX Platform's Gene Discovery Module presently is analyzing human DNA samples at a rate of approximately 400,000 partial sequences per month, representing approximately 50% of a module's current capacity. Based in part on this rate of analysis and on published industry information, the Company believes that its HyGenomics Database of partial gene sequences is one of the largest proprietary human gene databases in the world.

  The Company believes that the ability of its HyX Platform to process millions of samples per year and sequence billions of bases per year represents a fundamental advance in performing genomic experimentation, gene discovery, gene function analyses and diagnostic testing in commercial-scale volumes. The HyX Platform includes (i) a comprehensive set of labeled DNA probes; (ii) DNA arrays of samples and probes; (iii) three software-driven modules (Gene Discovery, HyGnostics and HyChip Modules), which provide flexible DNA probe selection to customize the level and type of analysis; (iv) industrial robotics systems for screening DNA probes against DNA samples; and
(v) bioinformatics to manage and analyze genetic information. These combined technologies enable the Company to conduct a range of genomic applications, including gene identification, expression level determination, gene interaction studies, polymorphism screening, diagnostic testing and genetic mapping, on one integrated platform.

  Hyseq's strategy is to engage in large-scale gene discovery and to establish collaborations to facilitate development and commercialization activities. Hyseq believes that this research- and partner-driven approach creates significant operational and financial advantages for the Company and may accelerate commercial development of new therapeutic and diagnostic products. The Company has an exclusive collaboration with Chiron Corporation ("Chiron") to develop therapeutics, diagnostic molecules and vaccines relating to a specified disease area. The Company has entered into initial agreements with SmithKline Beecham Clinical Laboratories, Inc. ("SmithKline Beecham") and Quest Diagnostics Incorporated ("Quest"), two of the three largest clinical reference laboratories in the United States, relating to evaluation of the HyGnostics Module for commercial-scale diagnostic testing. The Company is collaborating with The Perkin-Elmer Corporation ("Perkin-Elmer") to commercialize HyChip products.

  Hyseq intends to patent commercially relevant genes and gene-based products obtained through application of its HyX Platform. The Company believes that information about the biological function of genes is critical to obtaining such patents. Further, the Company believes that the HyX Platform's ability to perform complete sequencing rapidly and cost effectively may accelerate the characterization of gene function and enhance the discovery and development of new therapeutic product candidates and diagnostic products and tests. The Company has three issued U.S. patents and several pending patent applications covering SBH technology and the use of its proprietary DNA array technology. Several other pending patent applications cover apparatus and applications of its technology and a number of partial gene sequences identified in its gene discovery program.

BACKGROUND

  Genes are the hereditary units that control the structure, health and function of all organisms. The study of genes and their functions has led to the development of products and services for diverse markets ranging from health care to agriculture. In 1996, sales of human gene-based products, including erythropoietin ("EPO"), human insulin, granulocyte colony stimulating factor and tissue plasminogen activator, totaled over $6 billion. Genomics, the study of all genetic information of organisms, is a growing field that is expected to lead to the development of additional gene-based therapeutics like EPO, small molecules and other drugs and diagnostic tests for detection of genetic conditions.

 The Genetic Code

  The entire genetic content of each organism, known as its genome, is encoded in deoxyribonucleic acid ("DNA"). DNA, which is found in cells, is a molecule comprising two single strands entwined in the form of a double helix. Various combinations of four chemical building blocks or "bases" of DNA, adenine ("A"), thymine ("T"), cytosine ("C") and guanine ("G"), are linked together in series to form each DNA strand. The bases of one DNA strand bind to the bases of the other strand in a specific fashion to form "base pairs": A pairs with T and G pairs with C. In humans, there are approximately six billion base pairs organized into 23 pairs of DNA structures called "chromosomes."

  A gene comprises a series of groupings of three bases on a DNA strand that encodes specific amino acids which, in turn, combine to form proteins. Gene "sequencing" is the process of determining the order in which these bases are linked together to form a gene. Scientists believe that approximately 10% of human DNA comprises genes, with most of the remaining 90% being of unknown function. The human genome has been estimated to contain approximately 150,000 genes which encode proteins. Proteins are essential to cellular structure, growth and function and, thus, are the principal determinants of an organism's characteristics.

  Scientists believe that each gene has two basic regions, a structural region and a regulatory region. The structural region of a gene encodes a specific protein. The process by which the structural region of a gene directs the production of a protein is known as gene expression. In that process, the sequence of bases in a gene is copied into a related molecule called messenger ribonucleic acid ("mRNA"). The mRNA instructs the cell to combine amino acids together in a particular order to form a protein. The regulatory region of a gene is responsible for the rate of gene expression and the resultant amount of a given protein produced in specific cells of the body.

                               THE HUMAN GENOME
                            [GRAPHICS APPEARS HERE]

Figure 1 is a black and white schematic diagram entitled "The Human Genome" which illustrates protein formation. At the top left corner of the diagram are pictures of five human cells. An arrow points from the cells to a karyotype of chromosomes. An arrow points from this picture to an enlarged figure of double stranded DNA. An arrow points from the DNA picture to a figure representing messenger RNA ("mRNA"). Lastly, an arrow points from the mRNA to a molecule representing protein.

 The Relationship Between Genes and Disease

  Because genes encode proteins, which govern substantially all functions of the human body, the sequences of genes and their levels of expression determine when, where and how well essential functions are performed. The addition, deletion or substitution of one or more bases in a gene, known as a "mutation," can alter a protein or a gene's level of expression and result in a disease condition. For example, whether a cell is cancerous or normal may depend upon the presence or absence of a mutation in the "p53" human cancer suppressor gene. Similarly, scientists believe that whether an individual develops acquired immune deficiency syndrome ("AIDS") upon infection with the human immunodeficiency virus ("HIV") is, in part, a function of at least one human gene sequence. Moreover, the susceptibility of a particular strain of HIV to drug treatment may depend upon the sequence of the viral strain's genome. Most diseases are believed to be polygenic, in that multiple genes interact to cause or affect a disease condition. In developing a drug for a polygenic disease like diabetes, the most effective target may be best selected when all genes which interact to cause or affect the disease are known.

 Applications of Genomics to Understanding Disease

  Detailed knowledge of gene sequences that encode missing, defective or abnormally expressed proteins and an understanding of gene interactions in disease conditions offer the potential to develop novel therapeutic products and diagnostic tests. Genomics provides the basis for developing drugs designed to replace missing or defective proteins or to deactivate or limit the effect of proteins that are present at excessive levels. Drugs also may be designed to supplement proteins produced by normal genes. For example, anemia can be treated by injecting a patient with EPO, a protein that stimulates the production of red blood cells. Drugs also may be designed to remedy the effects of defective genes by affecting their expression. In addition, diagnostic tests for diseases can be developed by determining gene sequences that predispose individuals to gene-related diseases.

  Several genomic applications, including (i) polymorphism screening, (ii) gene expression level studies, (iii) motif searches, and (iv) gene identification, can provide critical insight into understanding disease and developing therapeutic products and diagnostic tests. Polymorphism screening involves sequencing the same gene in each member of a population of healthy and diseased individuals to find naturally occurring variations or "polymorphisms" in the gene sequence and correlating those polymorphisms with the disease condition. Expression level studies compare the levels at which genes are expressed in healthy and diseased individuals to correlate differences with the disease condition. Motif searches, the screening of DNA samples for short DNA segments that are associated with a specific function, can be used to identify families of genes having similar functions as potential therapeutic product candidates. Gene identification can be used to find genes expressed at low levels. Such genes are said to be "rarely" expressed because their corresponding mRNA is rarely found in tissue samples. Because proteins expressed by rarely expressed genes, such as EPO, are more effective in small quantities than proteins expressed by highly expressed genes, they represent attractive candidates for potential therapeutic products.

 Limitations of Prevailing Technologies

  Many biotechnology companies historically have been involved in the search for genes that encode proteins with functions known to have commercial value. Information from traditional genetics and molecular biology provides clues about where to look for these genes, but the rate at which these genes can be identified from this information is limited. The large market potential for gene products led to the initiation of the Human Genome Project by the United States government and to the formation of genomics companies. Given the volume of sequence information in the human genome, genomics companies have focused on partially sequencing human DNA that contains genes that encode proteins (approximately 10% of all human DNA).

  To date, genomics companies have relied primarily on gel-sequencing technology to identify genes and obtain sequence information. Gel sequencing involves the production of multiple DNA copies, each of which is successively shorter by one base. The last base of each copy is labeled with a fluorescent tag to identify it as an

A, T, C or G. The copies are then introduced into a gel sequencer that uses an electrical field to move the labeled copies through a gel. The copies move through the gel at different rates, with shorter copies moving faster than longer copies. The gel must be run for several hours to separate the copies sufficiently to be read by a detector which identifies the end base as an A, T, C or G as the copies move through the detector. The sequence of the successive readouts represents the sequence of the DNA sample. Because the readouts generated by this process may yield ambiguous information, the gel may be run several times to ensure complete accuracy. If a technician cannot resolve an ambiguity, the process is repeated and may require additional treatment of the DNA sample.

  Genomics companies use gel sequencing primarily to generate short sequences, known as expressed sequence tags ("ESTs"), which assist in gene identification. In producing ESTs, portions of mRNA sequences from tissue samples are first copied into a form of DNA called complementary DNA ("cDNA"). An EST is then obtained by sequencing an end of the cDNA, thereby "tagging" the cDNA. As a result, the EST is only a partial sequence of one end of a partial copy of an mRNA. To identify new genes, genomics companies produce large numbers of ESTs and collect them into databases. The ESTs are then compared to sequences of known genes to determine whether a new gene may have been identified. While gel sequencing and ESTs have generated higher volumes of gene sequence information than other prevailing technologies, these technologies are relatively labor intensive and time consuming, creating limitations in throughput, flexibility of applications, accuracy and cost.

THE HYSEQ DNA ARRAY SOLUTION

  The Company believes that the ability of its HyX Platform to process millions of samples per year and sequence billions of bases per year represents a fundamental advance in performing genomic experimentation, gene discovery, gene function analyses and diagnostic testing in commercial-scale volumes. The Company believes that its HyX Platform, which utilizes the Company's proprietary SBH technology as its foundation, generates higher gene sequence throughput with greater analytical flexibility and accuracy and lower cost than prevailing technologies. The HyX Platform includes (i) a comprehensive set of labeled DNA probes; (ii) DNA arrays of samples and probes; (iii) three software-driven modules, which enable user-driven DNA probe selection to customize the level and type of analysis; (iv) industrial robotics systems for screening DNA probes against DNA samples; and (v) bioinformatics to manage and analyze genetic information. The HyX Platform's software-driven modules include:

    Gene Discovery Module: The Company's Gene Discovery Module is designed to screen or sequence large numbers of human DNA samples (typically, 30,000 to 50,000 samples per batch) for correlation and comparison of such sequences in gene discovery and genomic experimentation. The information generated by the Gene Discovery Module is stored in the Company's HyGenomics Database, which the Company believes is one of the largest human gene databases in the world. This module is being used internally to identify proprietary gene-based therapeutic candidates in the central nervous system, cardiovascular and infectious disease areas and therapeutic product candidates that impact cell receptors. The Company has an exclusive collaboration with Chiron to develop therapeutics, diagnostic molecules and vaccines relating to a specified disease area.

    HyGnostics Module: The Company's HyGnostics Module is designed to screen or sequence small to medium numbers of DNA samples (typically, 10 to 1,000 samples per batch) for diagnostic applications, including DNA testing of genetic and infectious disease and cancer. The Company is currently marketing its HyGnostics Module to major clinical reference laboratories, and has entered into initial agreements with SmithKline Beecham and Quest relating to evaluation of the HyGnostics Module for commercial-scale diagnostic testing. In a recent blind test conducted by SmithKline Beecham, the HyGnostics Module was 100% accurate and met or exceeded all requirements for sensitivity, cost, speed, correct heterozygote sequencing, reproducibility and temperature range.

    HyChip Module: The Company's HyChip Module is designed to screen or sequence DNA samples in a single reaction with a capacity ranging from the detection of single base mutations to the sequencing of entire viral genomes. The Company is presently using the HyChip Module internally for research applications. The Company has an exclusive collaboration with Perkin-Elmer to co-develop and commercialize gene-sequencing systems targeted at specific DNA research and diagnostic applications utilizing HyChip products and Perkin-Elmer's life science system capabilities. The Company has conducted tests on its HyChip Module in which a set of probes capable of complete sequencing of all mutations was applied to samples of the HIV genome, which the Company believes is the first time such capacity has been demonstrated. The HyChip Module also has the capacity to sequence 64,000 bases in one reaction, which the Company believes is the greatest amount of DNA sequencing capacity demonstrated to date.

  The Company believes that its HyX Platform represents a significant advance in analyses such as gene identification, expression level determination, gene interaction studies, polymorphism screening, diagnostic testing and genetic mapping. As indicated in the chart below, the analyses performed on the modules of the HyX Platform generate information for the HyGenomics Database, which the Company intends to utilize independently and with collaboration partners to develop potential therapeutic product candidates and diagnostics tests.

                     HYX PLATFORM APPLICATIONS IN GENOMICS

                           [GRAPHIC APPEARS HERE]

Figure 2 is a black and white schematic diagram entitle "HyX Platform Applications in Genomics". From top to bottom, the diagram reads across five tiers of boxes. At the top of the diagram is a small box labeled "Tissue Samples". An arrow extends from this box and points to a large box labeled "Hyseq's Fully Integrated, Industrial Scale Genomics Platform" with three subheadings listed as follows: "Gene Discovery Module, "HyGnostics Module" and HyChip Module". Six arrows extend from this box and each point to one of six boxes, all located on the same tier. The six boxes are labeled as follows:
"Motif Searching", Gene Identification", "Expression Level Determination", "Gene Interaction Studies", "Polymorphism Analysis' Diagnostics" and "Genetic Mapping". Each of these six boxes has a doubled headed arrow which points to one box situated at the next tier below the six boxes and this box is labeled "HyGenomics Database". Two arrows point down from the "HyGenomics Database" box to one of two boxes situated on the last tier; one box is labeled "Therapeutic Target and Product Opportunities" and the other box is labeled "Diagnostic Test Opportunities".

ADVANTAGES OF THE HYX PLATFORM

 Higher Throughput

  Ability to Obtain More Gene Targets for Monogenic and Polygenic
Diseases. Researchers have focused primarily on identifying single genes that may be involved in a disease due to throughput limitations of prevailing technologies. While this may be an effective approach to understanding monogenic disorders in which one gene is the predominant cause of a disease, most diseases are believed to be polygenic. The Company believes that the Hyseq gene sequencing approach provides researchers with the first industrial-scale tool for comprehensively analyzing gene identities and expression levels in a cell or tissue. Similarly, effective gene interaction studies that identify genes involved in polygenic diseases under various conditions require the ability to process millions of cDNAs. The HyX Platform's Gene Discovery Module presently is analyzing human tissue samples at a rate of approximately 400,000 partial gene sequences per month, representing approximately 50% of a module's current capacity. The Company believes that this high capacity gives it an advantage in performing effective gene identification and gene interaction studies, which are required to obtain gene targets on an industrial scale. The Company believes that these capabilities enhance the ability of researchers to focus on multiple genes involved in a disease.

  Ability to Effectively Conduct Polymorphism Screening. Genes correlated with disease may be sequenced to identify polymorphisms in an attempt to understand what significance, if any, mutations may have. Polymorphism screening for such polygenic diseases typically involves sequencing many genes, some or all of which may be thousands of bases in length, from thousands of healthy and diseased individuals. An understanding of polygenic disease also requires analysis of gene interactions that cause or affect the disease. The Company believes that effective polymorphism screening, which is an element of genomic experimentation and diagnostic testing, requires the ability to sequence billions of bases per year. The Hyseq Gene Discovery Module presently can analyze batches of approximately 30,000 to 50,000 DNA samples that can be 1,000 bases in length each (up to approximately 50,000,000 total bases per batch). By comparison, gel sequencers presently can analyze batches of approximately 75 DNA samples that each can be up to 500 bases in length (up to approximately 37,500 total bases per batch).

  Identification of Rarely Expressed Genes. Scientists believe that rarely expressed genes encode regulatory proteins of all kinds, including receptors and hormones. Because rarely expressed genes are represented by far fewer copies of mRNA in a given tissue sample than highly expressed genes, large numbers of cDNAs may have to be analyzed before the cDNA of a rarely expressed gene is found. The Company believes that its high throughput significantly enhances its ability to analyze the large number of cDNAs necessary to find rarely expressed genes. Out of the hundreds of thousands of mRNAs present in a typical tissue sample, only a few copies of mRNA for rarely expressed genes are present. The Hyseq Gene Discovery Module is capable of identifying a copy of mRNA that appears only once per cell in such a tissue sample.

  Diagnostics. A gene involved in a disease like cystic fibrosis may be thousands of bases long and can contain disease-causing mutations at any one or more of hundreds of locations. Accurately diagnosing such a disease can often depend upon complete sequencing of the gene. Moreover, accurately diagnosing polygenic diseases such as diabetes may require sequencing of several genes. The Company's HyGnostics Module can completely sequence genes such that all mutations are identified. The high throughput of the HyGnostics Module also allows many genes from the same sample to be sequenced in a single batch, thereby facilitating diagnosis of polygenic disorders. The Company believes that these features make the HyGnostics Module particularly useful in commercial-scale diagnostic applications.

 Greater Flexibility

  Functional Analyses. The Company believes that determining a gene's function is a critical step in patenting and commercializing a gene or gene product. The Company believes that the flexibility of the Hyseq Gene Discovery Module, which allows researchers to obtain the appropriate level of functional information from motifs, gene expression studies and complete sequences, is expected to accelerate the characterization of function. Unlike prevailing technologies, the HyX Platform's ability to sequence genes at multiple levels of completeness makes it appropriate for a large number of therapeutic and diagnostic applications. Using software commands, the level of completeness can be adjusted from intermittent sequencing for gene identification and expression level determination to partial sequencing for motif searches to complete sequencing for diagnostics. For example, in scanning sequences associated with a growth factor function, the Company can screen millions of DNA samples for the presence of a growth factor motif without completely sequencing the samples.

  Expansion of Diagnostics Applications. The flexibility of the HyGnostics Module is derived from simple software commands that allow the user to rapidly add new DNA tests or new mutations to existing tests on one platform with one set of supplies, rather than using systems supplied by multiple vendors. This one-platform approach enables the user to screen for mutations and sequence the identified mutation on a single platform and enables the user to introduce new tests in response to market demand. Unlike biochip approaches which are test-specific and require development of a new biochip for each modification or for each new test, the HyGnostics Module's software allows the user to perform multiple tests for multiple targets (e.g., both the CF gene and HIV) in one batch without any hardware or biochip modifications.

 High Degree of Accuracy

  The Company believes that SBH is highly accurate because SBH technology compiles multiple overlapping sequences of bases for each DNA sample, thereby providing multiple verifications of each base in a sequence in one run as opposed to the three to eight runs typically required for comparable accuracy in gel sequencing. Accuracy is critical in patenting genes because a patent claim containing inaccurate sequence information can nullify the protection intended by the patent. In diagnostics, accuracy is critical to avoiding misdiagnoses and possible injury to patients. Based in part upon a blind test conducted by SmithKline Beecham, the Company believes that its Gene Discovery and HyGnostics Modules produce complete sequences with significantly better accuracy per run than gel sequencing. Additionally, the Company's HyGnostics and HyChip Modules can accurately sequence mutations in the form of insertions or deletions of bases. See "--Technology."

 Greater Cost Effectiveness

  Based on the Company's cost and cost information for gel sequencing reported in commercial and scientific publications, the Company believes that it can identify genes and produce complete DNA sequences at a lower cost than gel sequencing. Overall, the Hyseq modules require less labor than gel sequencing, in part because of the elimination of multiple steps involved in sample preparation and interpretation. Hyseq can analyze approximately twice the amount of DNA bases per sample in batches containing, on average, over 1,000 times the total number of bases per batch as gel sequencing. Moreover, the Company's modules can sequence DNA samples significantly faster per batch than current gel sequencers.

STRATEGY

  Hyseq's strategy is to engage in large-scale gene discovery and to establish collaborations to facilitate development and commercialization activities. Hyseq believes that this research- and partner-driven approach may create significant operational and financial advantages for the Company and accelerate commercial development of new therapeutic and diagnostic products. The following are key elements of the Company's strategy.

 Therapeutics

  Discover Gene-Based Pharmaceutical Candidates and Commercialize Them Through Collaboration Partners. Hyseq presently is concentrating on generating proprietary product candidates in areas where a gene sequence can be directly used in manufacturing pharmaceuticals. Products may include therapeutic proteins and gene therapy and diagnostic product candidates that the Company intends to transfer to collaboration partners for bioassays, protein expression, regulatory review, manufacturing and marketing. The Company is focusing initially on candidates that affect cell receptors and certain central nervous system, cardiovascular and infectious diseases.

  Establish Collaborations for Disease-Specific Programs. The Company is pursuing selected collaborations with pharmaceutical and biotechnology companies to discover, develop and commercialize new product candidates in narrowly defined disease categories. The Company seeks collaboration partners with expertise in expression, bioassays, preclinical and clinical regulatory review and marketing. To enhance profitability in the near term, the Company intends to seek revenues in the form of up-front and milestone payments and database access fees. To enhance revenues in the long term, the Company intends to seek royalties on sales of products resulting from the collaborations. The Company has an exclusive collaboration with Chiron to develop therapeutics, diagnostic molecules and vaccines relating to a specified disease area.

  Implement Commercial-Scale Genomic Experimentation. The Company believes that the ability of its HyX Platform to process millions of samples per year and sequence billions of bases per year represents a fundamental advance in DNA sequencing analysis that enables genomic experimentation in commercial-scale volumes. Hyseq's strategy is to leverage this genomic experimentation capacity by screening large numbers of samples for expression levels from cells under various conditions in order to correlate disease conditions with genetic changes and by large-scale partial sequencing of samples to find disease-related polymorphisms. The Company believes that the resultant rapid expansion of its HyGenomics Database will provide the Company and its collaboration partners a competitive advantage in patenting and commercializing gene-based pharmaceutical products.

 Diagnostics

  Expand Marketing of the HyGnostics Module for Diagnostic Testing. The Company seeks to become a leader in the field of DNA sequence diagnostics by expanding its HyGnostics Module licensing program for clinical reference laboratories. The HyGnostics Module permits multiple DNA analyses, including sequencing diagnostics, point mutation detection, population screening, gene sequencing and confirmatory assays on an integrated platform, which the Company believes can replace proprietary technologies from multiple vendors. The Company believes that licensing of the HyGnostics Module and diagnostic tests may offer near-term and intermediate sources of product revenues. The independent clinical reference laboratory market is highly concentrated in three companies, LabCorps, Quest and SmithKline Beecham, which account for approximately 42% of that market. The Company believes that in the near and intermediate term such genetic tests will be predominately performed by large clinical reference laboratories which have the resources to introduce, market and support such tests. The Company presently has initial agreements with SmithKline Beecham and Quest relating to evaluation of its HyGnostics Module for commercial-scale diagnostic testing.

  Market HyGnostics Module for Accelerating Clinical Trials. As part of its HyGnostics licensing program, the Company intends to design and market diagnostic tests for use by companies in qualifying participants for clinical trials. In the pharmaceutical industry, the availability of diagnostic tests which allow patients to be genetically profiled for response to a therapeutic product and to proactively profile patients at risk for major diseases offers the potential to dramatically reduce the cost and time of the pharmaceutical development cycle. Such diagnostic tests also can be effective in diagnosing and monitoring patients once the drugs are approved. The Company believes that tests for accelerating clinical trials may provide near-term and intermediate-term sources of revenue.

  Commercialize HyChip Products Through Collaborations. Hyseq presently is using the HyChip Module internally for a variety of research applications. The Company has identified numerous diagnostic and research applications that require sequencing large amounts of DNA per sample, including sequencing of entire viral genomes. The Company is collaborating with Perkin-Elmer to commercialize HyChip products targeted at specific DNA research and diagnostic applications. The Company believes Perkin-Elmer's expertise in the design, manufacture and marketing of scientific instruments for research and diagnostics will allow the Company to significantly accelerate HyChip product development. The Company and Perkin-Elmer intend to market HyChip products so as to receive revenues from sales of HyChip systems and from royalties on products discovered using HyChip products. See "--Collaborative and Other Arrangements."

TECHNOLOGY

 The HyX Platform

  The HyX Platform combines the Company's DNA array technology with software-driven flexibility for therapeutic candidate discovery and diagnostic testing. The HyX Platform, which utilizes the Company's proprietary SBH technology as its foundation, provides a range of genomic applications on one integrated platform, including gene identification, expression level determination, gene interaction studies, polymorphism screening, diagnostic testing and genetic mapping. The HyX Platform includes (i) a comprehensive set of labeled DNA probes; (ii) DNA arrays of samples and probes; (iii) three software-driven modules, which enable user-driven probe selection to customize the level and type of analysis; (iv) industrial robotics systems for screening DNA probes against DNA samples; and (v) bioinformatics to manage and analyze genetic information. The Company's Gene Discovery Module is designed for discovery and functional analysis of potential therapeutic product candidates. The Company's HyGnostics Module is designed for use by clinical reference laboratories for diagnostic testing of genetic and infectious diseases and cancer. The Company's HyChip Module is being used internally for research applications and is being developed for commercial applications targeted at specific DNA research and diagnostic applications.

 SBH Technology

  In the versions of SBH technology presently used by the Company, DNA sequences are determined by "hybridizing" or binding labeled DNA probes (short fragments of chemically tagged DNA which have known sequences) to DNA samples. Using Hyseq's proprietary software, labeled DNA probes are selected from the Company's comprehensive set of DNA probes and screened against DNA samples. The labeled probes used on a given DNA array are selected and applied in a highly automated and proprietary software-controlled process, giving users flexibility in directing the type and level of analysis to be performed. Each labeled probe binds to segments of a DNA sample that have matching or "complementary" sequences. Upon completion of the hybridization process, the sequences of the labeled probes that bind to the sample are overlapped to form columns of identical bases. Reading the base in each column, Hyseq's proprietary bioinformatics then assembles a DNA sample's sequence. The redundancy created by overlapping multiple DNA probes generates highly accurate DNA sequence information. The DNA sequence information from the sample enables the Company to track a gene's role and activity in disease conditions and, hence, to evaluate the gene as a potential therapeutic or diagnostic product candidate.

                THE HYBRIDIZATION AND SEQUENCE ASSEMBLY PROCESS

                            [GRAPHIC APPEARS HERE]

Figure 3 is a black and white schematic diagram entitled "The Hybridization and Sequence Assembly Process". From left to right, the diagram reads across four stations. The first station, on the leftmost side of the diagram, has three vertical, parallel lines, two of which represent a sample of DNA as two single strands, and a third line, which is placed between the two strands of DNA, which represents a probe hybridized to one of the DNA strands. A sunburst figure is placed at the base of the third line to represent a label attached to the probe. An arrow from this station points to a second station which is a box with a list of probe DNA sequences which hybridize to the DNA sample. An arrow from the second station points to the next station which is a box with a list of the probes' DNA sequences maximally overlapped. An arrow from this station points down to the fourth station which is a box with a unique assembled DNA sequence obtained by reading down each column in the third station.

 DNA Arrays

 DNA Arrays

  The HyX Platform uses industrial robots to print DNA arrays onto substrates such as glass, plastic or paper. The HyX Platform presently uses two types of DNA arrays: (i) DNA sample arrays with unknown sequences in its Gene Discovery and HyGnostics Modules; and (ii) DNA probe arrays with known sequences in its HyChip Module, to which a sample and one or more labeled probes are applied. Tissue samples, such as blood or biopsy tissues, are prepared by using standard biochemical methods for use with any of the Company's DNA arrays.

  Gene Discovery Arrays. The Gene Discovery array is designed to identify, map and sequence large numbers of DNA samples within genomes and to correlate and compare such sequences in gene discovery. The Gene Discovery Module robotically prints an array of 30,000 to 50,000 DNA samples and then applies a labeled probe or a set of probes of known sequence to each array. After washing the array to remove unbound probes and determining which known probes have hybridized to the DNA sample, an SBH process assembles the sequence of that sample. The Company is using this type of array in generating proprietary product candidates that affect cell receptors or that are candidates in disease categories including certain cancer, central nervous system, cardiovascular and infectious diseases.

  HyGnostics Arrays. The HyGnostics array is designed to perform complete sequencing of small to medium numbers of DNA samples. The HyGnostics Module robotically prints duplicate arrays of 10 to 1,000 DNA samples, with each array being printed inside a square of a grid that prevents fluid leakage from one square to another, and then applies a labeled probe or set of probes to each array. After washing the arrays, the known sequence of any labeled probe that binds to a sample in the array is used in an SBH process to assemble the sequence of that sample. The Company is marketing the HyGnostics Module to clinical reference laboratories for the testing of genetic and infectious disease and cancer.

  HyChip Arrays. The HyChip array is designed for gene discovery and diagnostic applications that require analysis of DNA samples in a range of lengths, from detecting single base mutation to the sequencing of entire viral genomes. The HyChip Module robotically prints duplicate arrays of different unlabeled DNA probes on a substrate (the "chip" component of the HyChip Module). The sequence of each unlabeled probe is known for each point in the array. A DNA sample, a labeled probe or set of probes and a chemical linking agent are applied to each array. The sample then hybridizes to a substrate-bound unlabeled probe and a free-floating labeled probe. The two probes hybridize to the sample end-to-end and are bound together by the chemical agent. After washing the arrays, the combined known sequences of the labeled probe and the unlabeled probe to which it is linked are used in an SBH process to assemble the sequence of the sample. The HyChip Module currently is being used internally for research applications, while being developed for commercial applications.


                              HYX PLATFORM

                            [GRAPHIC APPEARS HERE]

Figure 4 is a black and white schematic diagram entitled "The HyX Platform". The diagram is arranged as three boxes, two of which are juxtaposed to each other and a third box is placed below and centered between the two upper boxes. A line with a sunburst image placed at one end of the line is situated between the two upper boxes and is labeled "Labeled Probe Set". Three arrows point from the Labeled Probe Set to one of the three boxes. The upper left box is an image of laboratory results and is labeled "Gene Discovery Module". The upper right box is an image of laboratory results and is labeled "HyGnostics Module". The lower center box is an image of laboratory results and is labeled "HyChip Module".

  THE HYX PLATFORM--The comprehensive set of labeled probes is a common element among the types of DNA arrays currently being used by Hyseq.

 Probe Selection

  Hyseq's proprietary probe selection software gives users the flexibility to select any combination of probes tailored for a given sample or genomic application. For example, a technician can select the Gene Discovery Module motif-searching application or the HyGnostics Module for complete sequencing. The technician's selection is transmitted to an industrial robot that locates appropriate probes from Hyseq's comprehensive collection of labeled probes and then pipettes selected probes into multi-well plastic plates. By comparison, other biochip approaches require hardware changes, in some cases including design and retooling to manufacture new hardware, in order to switch among applications.

 Instrumentation

  The multi-well plastic plate with the selected probes and one of the Company's sample-containing DNA arrays are introduced into a proprietary robotic hybridization station. The hybridization station applies the labeled probes to the DNA array, incubates them for a programmed period of time and then washes the unbound probes away. The DNA array with bound labeled probes is transferred to a reader that detects the labeled probes' locations in the array and transmits the data through a local area workstation network for sequence assembly. The Company uses robots and readers with proprietary modifications for integration into the Company's HyX Platform.

 Bioinformatics

  The HyX Platform's sophisticated proprietary image analysis software can extract as much as 50,000 sequence information bits in less than three minutes. Data is stored in the HyGenomics Database, which the Company believes is one of the largest human gene databases in the world. The Company believes that the HyGenomics Database's design facilitates commercial-scale genomic experimentation by providing capabilities for rapidly processing, storing, retrieving and analyzing biological information and for manipulating that information. The Company's bioinformatics software allows it to analyze and compare SBH and other data in the HyGenomics Database, both internally and against publicly available gene sequences. The Company's software also performs similarity analyses for identifying identical or related gene samples, sequence motif identification, differential gene expression analysis and sequence assembly. The Company uses the BioMerge software of Molecular Informatics Inc. for searching complete sequence and EST data.

APPLICATIONS OF THE HYX PLATFORM

 Therapeutics

  Gene Discovery. To identify the best potential therapeutic and diagnostic product candidates, the Company is analyzing selected human tissues to discover disease-related human genes and their functions. In addition to screening for highly expressed genes, the Company is focusing on screening for rarely expressed genes in these tissues. By obtaining information about the degree to which a small number of probes hybridize to a cDNA, the HyX Platform generates a unique intermittent partial sequence called a "signature" for that cDNA. The Company uses signatures for identifying genes and for characterizing their functions. Because the signatures are spread throughout the cDNA, and not just at its end as is the case with ESTs, the Company believes that the signature process is more accurate than the EST process in determining the identity of a cDNA and, as a result, whether it represents a known or new gene. By comparing such signatures, the number of identical, similar and different cDNAs can be determined and inventoried. The Company presently is analyzing human DNA samples at a rate of approximately 400,000 partial gene sequences per month, representing 50% of the Gene Discovery Module's present capacity.

  Expression Monitoring. The relative gene expression levels corresponding to cDNAs can be determined by comparing the number of copies of each signature found in collections of cDNA samples such as those obtained from diseased and normal tissues or before and after drug administration. Hyseq's signature analysis differs from other technologies in that it can provide both identity and expression level information in one analysis on a single platform. Furthermore, unlike other approaches, expression levels of all expressed genes can be determined. The Company believes that its high-throughput screening of large DNA sample libraries may enable it to determine a gene's function by examining the gene's pattern of expression. For example, a gene expressed in the human prostate during the early stages of cancer, but not expressed in other tissues or at other times, may be a marker for the cancer and may provide insights into the biological mechanism of the cancer. The Company currently is analyzing hundreds of thousands of DNA samples from a number of tissue types to determine relative gene expression levels.

  HyGenomics Database. The Company compiles DNA sequence information generated by its modules in its HyGenomics Database where the information is compared against other sequences in the database and sequences of known genes and proteins in public databases. The Company believes that information generated by these comparative analyses may facilitate the development of potential therapeutic products and diagnostic tests. The Company intends to collaborate with collaboration partners to develop products based on genetic information in its HyGenomics Database. The Company believes that its HyGenomics Database of partial gene sequences is one of the largest proprietary human gene databases in the world.

  Polymorphism Screening. By correlating a polymorphism with a specific condition, polymorphism screening can be used to determine the significance of gene regions to the function of the gene as a whole. This correlation assists in targeting pharmaceuticals to appropriate regions of gene products (e.g., to a binding site of a receptor). In a polymorphism study, the more types of sequences that are screened, the more information regarding variability is obtained. Hyseq's high-throughput Gene Discovery Module is designed to sequence tens of thousands of samples simultaneously. The Company believes that conducting a successful polymorphism study requires the ability to sequence billions of bases per year, which the HyX Platform can provide more cost-effectively than other technologies.

  Genetic Mapping. Genetic mapping is a method for linking diseases to particular genes by correlating the presence or absence on chromosomes of predetermined DNA sequences, known as markers, with a genetic trait. Researchers attempt to locate genes by using markers in conditions such as diabetes, asthma and cardiovascular disease. Tissue samples and histories from families with members who have the disease are analyzed by comparing the patterns of markers between healthy and diseased family members. A correlation of a marker with a disease indicates that a gene or genes involved in the disease is located near the marker. The more markers that are available, the more likely it will be that a disease will be correlated with at least one of these markers. The usual marker linkage process is labor intensive and requires significant computational capabilities. The Company believes that its ability to sequence and analyze billions of bases per year will generate substantial numbers of markers, including markers consisting of entire gene sequences, thus facilitating linkage of genes with disease.

 Diagnostics

  The Company believes that the ability of its DNA array technology to detect gene mutations with a high level of accuracy broadens the scope of diagnostic applications of its HyGnostics Module and can provide diagnostic tests on a commercial scale more quickly and at a lower cost than other technologies. Hyseq currently is marketing its HyGnostics Module for diagnostics testing of genetic and infectious disease and cancer primarily to clinical reference laboratories. In October 1995, the Company's wholly owned subsidiary, Hyseq Diagnostics, Inc., entered into an initial agreement with SmithKline Beecham, one of the nation's leading clinical reference laboratories. The agreement, among other things, provides for the granting of a non-exclusive license to use the HyGnostics Module in the United States for testing human genetic disease and cancer. In May 1997, the Company entered into an initial agreement with Quest relating to evaluation of the HyGnostics Module for commercial-scale diagnostic testing. See "--Collaborative and Other Arrangements."

  Cancer. An estimated 1.35 million new cases of cancer will be diagnosed in 1997 in the United States and approximately 530,000 people will die from cancer in 1997. Colorectal, breast, prostate and lung cancer account for about half of all cancer diagnoses. The normal protein product of the p53 gene controls cell replication, but a mutation in the gene may contribute to the aggressive growth of some cancers, including colorectal, breast and bladder cancers. Mutations have been observed at more than 400 distinct sites in the p53 gene. Currently available antibody-based diagnostic tests detect accumulation of p53 gene products, but not gene mutations, and gel-sequencing methods are impractical because mutations occur over a large area requiring many gels to be processed. Other biochip approaches are reported to be under development for research purposes, but these approaches reportedly are unable to sequence certain types of mutations and therefore may be less reliable than gel sequencing. As a result, these methods have thus far been unable to provide a practical prediction of susceptibility to cancer or the rate of cancer progression, which would be valuable for determining an appropriate cancer therapy.

  The Company is currently developing cancer DNA sequencing tests for future commercialization. The HyGnostics Module can apply any combination of its DNA sequence probes to determine the gene sequences of patient samples. In a recent blind test administered by SmithKline Beecham and designed to sequence p53 samples, the HyGnostics Module was 100% accurate and met or exceeded all requirements of the test for sensitivity, cost, speed, correct heterozygote sequencing, reproducibility and temperature range. The results were reproducible within and between runs. All types of mutations (substitutions, insertions and deletions) were correctly sequenced, generating no false positives or false negatives.

  Infectious Diseases. The Company believes that its proprietary DNA array technology has the potential to significantly improve the understanding of infectious diseases and thereby advance their diagnosis and treatment. Hyseq currently is using a version of the HyChip Module internally for research applications and is developing HyChip products for commercial applications with Perkin-Elmer. The Company is currently developing an HIV test for commercial use. Over 3.1 million individuals worldwide were estimated to be infected with HIV in 1996. Approximately 75,000 individuals in the United States were diagnosed with AIDS in 1996. Mutations in the HIV genome have been correlated with the success of various therapies, and rapid mutation in the HIV genome is an indicator of progression of the disease. Using the HyChip Module, the Company has conducted tests in which it has scored all one million possible probes 10 bases in length on HIV sequence samples. The Company believes this is the first time that a set of probes capable of complete sequencing of all mutations has been reported to be applied to HIV sequence samples.

COLLABORATIVE AND OTHER ARRANGEMENTS

  Chiron Corporation. In May 1997, the Company entered into an exclusive collaboration with Chiron. Pursuant to the terms of the collaboration agreement, the Company and Chiron are collaborating to develop therapeutics, diagnostic molecules and vaccines relating to a specified disease area (the "Disease Area"). The collaboration has an initial term of three years and can be extended at Chiron's option for two additional two-year periods. Chiron has guaranteed payment of a minimum of $8.5 million in the first year and $5.5 million in each of the two years thereafter in connection with the Company's research on Chiron tissue sample libraries. The agreement requires the Company to generate data at a specified level per year which, if not met, could result in the Company's breach of the agreement. Chiron has the exclusive right to commercialize any Disease Area products resulting from the collaboration. The Company will receive royalties on any such products. Pursuant to the terms of a stock purchase agreement, Chiron concurrently acquired 427,350 shares of Common Stock issuable upon the conversion of shares of Series B Preferred Stock at $11.70 per share (based on an assumed initial public offering price of $13.00 per share in this offering) for a total investment of $5.0 million. The Series B Preferred Stock will convert automatically into Common Stock on a 1.27-for-1 basis immediately prior to the completion of this offering, which Common Stock will split on a 1.92-for-1 basis. Concurrent with this offering, Chiron has agreed to purchase 199,283 shares of Common Stock (based on an assumed initial public offering price of $13.00 per share in this offering) directly from the Company in the Private Placement at a price per share equal to the price to public, less one-half of the underwriting discounts and commissions applicable to the shares of Common Stock being offered to the public hereby, for an aggregate purchase price of $2.5 million.

  The Perkin-Elmer Corporation. In May 1997, the Company entered into an agreement with Perkin-Elmer to combine the Company's super chip technology and Perkin-Elmer's life science system capabilities to commercialize HyChip products (collectively, the "HyChip System"). Pursuant to the terms of the agreement, the Company is obligated to commit $5.0 million to further development of the Company's "chip" component of the HyChip System over the next two years, and Perkin-Elmer must commit certain funds to develop the overall system. The collaboration has an initial term of five years and will be extended automatically thereafter unless the parties mutually agree to termination. The agreement contemplates that the design, development and manufacture of the HyChip "chip" will be under the direction of the Company, while design, development and manufacture of the system will be under the direction of Perkin-Elmer. HyChip products will be distributed through Perkin-Elmer's Applied Biosystems Division. In June 1997, Perkin-Elmer acquired 427,350 shares of Common Stock issuable upon the conversion of shares of Series B Preferred Stock at $11.70 per share (based on an assumed initial public offering price of $13.00 per share in this offering) for a total investment of $5.0 million. The Series B Preferred Stock will convert automatically into Common Stock on a 1.27-for-1 basis immediately prior to the completion of this offering, which Common Stock will split on a 1.92-for-1 basis. Concurrent with this offering, Perkin-Elmer has agreed to purchase 398,566 shares of Common Stock (based on an assumed initial public offering price of $13.00 per share in this offering) directly from the Company in the Private Placement at a price per share equal to the price to public, less one-half of the underwriting discounts and commissions applicable to the shares of Common Stock being offered to the public hereby, for an aggregate purchase price of $5.0 million. See "--Government Regulation."

  SmithKline Beecham Clinical Laboratories, Inc. In September 1995, the Company entered into an initial agreement with SmithKline Beecham. The agreement, among other things, required an up-front payment to the Company and grants SmithKline Beecham a non-exclusive license to use the HyGnostics Module in the United States for testing human genetic disease and cancer upon satisfaction of certain conditions by the Company and payment of a license fee by SmithKline Beecham. Under the conditions, which were satisfied in February 1997,

SmithKline Beecham administered a blind test designed to sequence p53 samples. The HyGnostics Module was 100% accurate and met or exceeded all requirements of the test for sensitivity, cost, speed, correct heterozygote sequencing, reproducibility and temperature range. All types of mutations (substitutions, insertions and deletions) were correctly sequenced, generating no false positives or false negatives. The agreement expires in October 1997 unless SmithKline Beecham pays the license fee. The Company and SmithKline Beecham are discussing possible modifications to, and expansion of, their relationship under the agreement. As of June 30, 1997, the Company had received a total of $200,000 from SmithKline Beecham.

  Quest Diagnostics Incorporated. In May 1997, the Company entered into an initial agreement with Quest pursuant to which the Company is performing an evaluation project for Quest. The Company received a total of $75,000 from Quest under the initial agreement. Depending upon the results of the evaluation, Quest will continue negotiation of a non-exclusive license from the Company.

  The National Institute of Standards and Technology. In November 1994, the Company was awarded a three-year, $2.0 million grant from The National Institute of Standards and Technology ("NIST"). Funds received from NIST are being applied to develop the Company's super chip technology, which is being used in the HyChip Module. As of May 31, 1997, the Company had received a total of approximately $1.4 million from NIST. The Company expects to receive and apply the balance of the NIST grant in 1997. See "--Licensed Technology."

  Conservation International, Inc. In February 1997, the Company entered into an agreement with Conservation International, Inc. ("CII"), an environmental conservation organization, to search for genetic products with commercial potential. Pursuant to the terms of the agreement, the Company will focus on initial areas of interest for further development with potential corporate partners, with the initial focus being on rain forest species. CII will provide research and other assistance in identifying potential products for consideration and has received an initial $30,000 payment from the Company for research relating to a specified product. The Company and potential corporate partners will be responsible for all costs of development. The Company believes that rain forest genetic information may be an important source of genetic variety for developing new drugs and agricultural products.

COMPETITION

  The Company believes that virtually all genes in the human genome will be identified within several years. However, the Company believes that determination of function, rather than identification, will be the primary driver of competition in genomics since function is a critical element in obtaining patent protection with respect to gene discovery and commercialization. The Company believes that its primary competitors in genomics are Human Genome Sciences, Inc. and Incyte Pharmaceuticals, Inc., which are using gel sequencers as part of their gene sequencing efforts. A number of other companies engage in, or have announced plans to engage in, gene discovery and have acquired, or could acquire, gel sequencers or other technologies, or may develop alternative procedures for gene sequencing. Such competitors may include major pharmaceutical and biotechnology firms and other companies, not-for-profit entities and United States and foreign government-financed programs, many of which have substantially greater research and product development capabilities and financial, scientific, marketing and human resources than the Company. These competitors may succeed in identifying genes and determining their functions or developing products earlier than the Company or its current or future collaboration partners, obtaining patents and regulatory approvals for such products more rapidly than the Company or its current or future collaboration partners, or developing products that are more effective than those proposed to be developed by the Company or its collaboration partners.

  The Company believes that its ability to compete in genomics is dependent, in part, upon its ability to continue to improve the HyX Platform to permit more rapid identification of genes while improving its bioinformatics capacity for analyzing gene sequences and identifying the possible function of the genes sequenced. While the Company believes that its HyX Platform provides a significant competitive advantage, any one of the Company's competitors may discover and establish a patent position in one or more genes which the Company has identified and designated as a product candidate. Loss of its SBH patent rights also could remove a legal obstacle to competitors in designing platforms with similar competitive advantages. Further, any potential products based on genes identified by the Company ultimately will face competition both from companies developing gene-based products and from companies developing other forms of treatment for diseases which may be caused by, or related to, genes identified by the Company. There can be no assurance that research and development by others will not render the products which the Company or its collaboration partners may develop, obsolete or uneconomical or result in treatments, cures or diagnostics superior to any therapy or diagnostic developed by the Company or its collaboration partners, or that any therapy developed by the Company or its collaboration partners will be preferred to any existing or newly developed technologies. Competition in this field is expected to intensify.

  In the area of diagnostics, the Company competes primarily with Affymetrix, Inc. ("Affymetrix"). See "--Litigation," regarding the Company's litigation against Affymetrix. Additionally, although the Company is collaborating with Perkin-Elmer to develop HyChip products for commercial applications, the Applied Biosystems division of Perkin-Elmer presently markets gel sequencers that are used by third parties to compete with the Company in gene discovery and diagnostics. The Company believes that its ability to compete in diagnostics will depend primarily upon its continued ability to demonstrate that the HyGnostics Module can provide higher levels of accuracy and a lower cost per test for clinical reference laboratories than other prevailing technologies. Additionally, although the Company believes that the ability of the HyGnostics Module to accommodate new tests through software modifications will be attractive to clinical reference laboratories, biochips such as those being marketed by Affymetrix may be competitive for certain applications. In addition, other commercial diagnostic products from competitors or other companies could adversely impact the Company's ability to market the HyGnostics Module or HyChip products. See "Risk Factors--Competition."

PATENTS AND PROPRIETARY TECHNOLOGY

 Patent Rights Relating to Technology

  Hyseq holds three United States patents with claims covering the method of SBH. Hyseq also has pending several patent applications covering SBH technology and its applications in diagnostics. If granted, these pending applications would provide supplementary protection in related areas of potential interest.

 Patent Rights Relating to Genes

  Hyseq intends to patent commercially relevant genes and ESTs obtained by SBH technology and has filed for patent protection on a limited number of these targets. The patenting of genes is a well recognized commercial practice in the United States. For example, hundreds of gene targets (not including many times that number of constructions containing genes) have been patented, including valuable human genes such as those encoding EPO (patent owned by Amgen, Inc.), granulocyte colony stimulating factor (patent owned by Amgen, Inc.), tissue plasminogen activator (patent owned by Genentech, Inc.), immune interferon (patent owned by Genentech, Inc.), interleukin-2 muteins (patent owned by Chiron) and leukocyte interferon (patent owned by Biogen, Inc.). Many more are claimed in patent applications, including patent applications filed by competitors such as Human Genome Sciences, Inc.

  There are certain court decisions indicating that disclosure of a partial sequence may not be sufficient to support the patentability of a full-length sequence. In view of these court decisions, as well as the position of the United States Patent and Trademark Office (the "Patent Office") referred to below, the Company believes that there is significant risk that patents will not issue based on patent disclosures limited to partial gene sequences. Even if patents issue on the basis of partial gene sequences, there is uncertainty as to the scope of the coverage, enforceability or commercial protection provided by any such patents. The Patent Office rejected patent claims contained in a patent application filed by the National Institutes of Health ("NIH") relating to partial gene sequence ESTs produced by conventional gel sequencing. The NIH elected not to appeal the decision. The application generated substantial controversy in the scientific community regarding the patentability of gene fragments and the full-length gene based on only partial sequencing of genes, particularly in cases where the biological function of the full-length gene is not identified. In practice, the way in which ESTs are generated by gel sequencing does not identify complete gene sequences nor are the ESTs readily correlated with the function of the product of the gene. The Company believes that SBH technology enables complete sequencing of genes more rapidly and cost effectively than other existing technologies. The Company also believes that SBH technology will facilitate correlation between gene sequences and gene functions. The Company therefore believes that it will take entities using gel sequencing significantly longer to obtain information about gene function for patenting gene sequences. Information about the function of the gene products provides the critical information for obtaining patents that Hyseq's competitors may lack. Hyseq believes that this information would be useful for satisfying the current requirements for obtaining patents on genes in the manner followed by the biotechnology companies over the past 10 years. See "Risk Factors--Dependence upon Proprietary Rights; Risks of Infringement."

LICENSED TECHNOLOGY

  In 1994, the Company acquired an exclusive license from Arch Development Corporation, a not-for-profit corporation affiliated with the University of Chicago that manages The Argonne National Laboratories ("Argonne"), to further develop and use certain SBH super chip improvements developed by one of the Company's chief scientists while he was at Argonne. The Company must commit a total of $2.5 million, directly or indirectly, through grants and other sources of funding, to the development of super chip improvements through June 30, 1998. In addition, the Company must pay royalties commencing in July 1997. The Company is applying the proceeds of a three-year, $2.0 million NIST grant to development of super chip technology. The Company's HyChip Module, which is being developed for commercial applications with Perkin-Elmer, utilizes the Company's super chip technology.

GOVERNMENT REGULATION

  The FDA regulates drugs, biologics and medical devices under the Federal Food, Drug and Cosmetic Act and other laws, including, in the case of biologics, the Public Health Service Act. These laws and implementing regulations govern, among other things, the development, testing, manufacturing, record keeping, storage, labeling, advertising, promotion and premarket clearance or approval of products subject to regulation. The Company presently plans to develop drugs or biologicals only through collaborations with third parties who would be responsible for obtaining regulatory approval or clearance. Although the Company believes that its HyGnostics Module, as presently marketed, is not subject to regulation as a medical device, the FDA recently proposed regulations that may subject it to such regulation. The Company believes that HyChip products sold as diagnostic products will be subject to regulation as medical devices when commercial sales for clinical use commence. The Company may ultimately determine to pursue directly the development of therapeutic and other diagnostic products requiring regulatory approval or clearance.

  The Company believes that any pharmaceutical products that may be developed by or with a collaboration partner will be regulated by the FDA as drugs or biologicals. Additionally, any diagnostic products developed are likely to be regulated as medical devices or biologicals. The following is a discussion of the government regulation to which the Company or collaboration partners may become subject.

 FDA Regulation

  Approval of Therapeutic Products. Generally, in order to gain FDA pre-market approval, a company first must conduct pre-clinical studies in the laboratory and in animal model systems to identify safety problems and to gain preliminary information on an agent's efficacy. The results of these studies are submitted as a part of an Investigational New Drug Application ("IND"), which the FDA must review before human clinical trials of an investigational drug can start. In order to commercialize any products, the collaboration partner or the Company will be required to sponsor and file an IND and will be responsible for initiating and overseeing the clinical studies to demonstrate the safety, efficacy and potency that are necessary to obtain FDA approval of any such products. Clinical trials are normally done in three phases, which may overlap, and generally take two to five years, but may take longer to complete as a result of many factors, including slower than anticipated patient enrollment, difficulty in finding a sufficient number of patients fitting the appropriate trial profile or in the acquisition of sufficient supplies of clinical trial materials or adverse events occurring during the clinical trials. After completion of clinical trials of a new product, FDA marketing approval must be obtained. If the product is classified as a new drug, the collaboration partner or the Company will be required to file a New Drug Application ("NDA") and receive approval before commercial marketing of the drug. The testing and approval processes require substantial time and effort and there can be no assurance that any approval will be granted on a timely basis, if at all. NDAs submitted to the FDA take, on average, two to five years to receive approval. If questions arise during the FDA review process, approval can take more than five years. The Company or its collaboration partners also must demonstrate the approvability of a Biological License Application or a Product License Application as well as an Establishment License Application for biological products. Even if FDA regulatory clearances are obtained, a marketed product is subject to continual review, and later discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market as well as possible civil or criminal sanctions. For marketing outside the United States, the collaboration partner or the Company will be subject to foreign regulatory requirements governing human clinical trials and marketing approval for pharmaceutical products. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country and are becoming more restrictive throughout the European Union.

  Regulatory approval or clearance could include significant limitations on the indicated uses for which a product could be marketed. The approval process is affected by a number of factors, including the availability of alternative treatments and the risks and benefits demonstrated in clinical trials. After FDA approval for the initial indications, further clinical trials may be necessary to gain approval for the use of the product for additional indications. The FDA may also require post-marketing testing to monitor for adverse effects, which can involve significant expense or result in restrictions on the product, including withdrawal of the product from the market. In addition, the policies of the FDA may change, and additional regulations may be promulgated which could prevent or delay regulatory approval. There can be no assurance that any approval or clearance will be granted on a timely basis, if at all. In the event that a collaboration partner fails to receive FDA clearance for a therapeutic product, the Company may not receive revenues from the collaboration until some type of FDA approval is received, if at all.

  Approval of Diagnostic Products. In the United States, the FDA regulates, as medical devices, most diagnostic tests and in vitro reagents that are marketed as finished test kits or equipment. Some clinical laboratories, however, purchase individual reagents intended for specific analyses, and, using those reagents, develop and prepare their own finished diagnostic tests. Although the FDA has not generally exercised regulatory authority over these individual reagents or the finished tests prepared from them by the clinical laboratories, the FDA has recently proposed a rule that, if adopted, would regulate reagents sold to clinical laboratories as medical devices. The proposed rule would also restrict sales of these reagents to clinical laboratories certified under the Clinical Laboratory Improvement Amendments ("CLIA") as high-complexity laboratories. The Company intends to market its HyGnostics Module and tests which may be run on the module as well as diagnostic products primarily to clinical laboratories. The Company may market some diagnostic products such as its HyChip products, as finished tests or equipment and others as individual reagents; consequently, some or all of these products may be regulated as medical devices.

  The Food, Drug and Cosmetic Act requires that medical devices introduced to the United States market, unless exempted by regulation, be the subject of either a premarket notification clearance (known as a "510(k)") or premarket approval ("PMA"). Some of the Company's diagnostic products may be deemed to be medical devices and require a PMA or a 510(k). With respect to devices reviewed through the 510(k) process, a Company may not market a device until an order is issued by the FDA finding the product to be substantially equivalent to a legally marketed device known as a "predicate device." A 510(k) submission may involve the presentation of a substantial volume of data, including clinical data, and may require a substantial review. The FDA may agree that the product is substantially equivalent to a predicate device and allow the product to be marketed in the United States. The FDA, however, may (i) determine that the device is not substantially equivalent and require a PMA; or (ii) require further information, such as additional test data, including data from clinical studies, before it is able to make a determination regarding substantial equivalence. By requesting additional information, the FDA can further delay market introduction of a company's products. If the FDA indicates that a PMA is required for any of the Company's diagnostic products, the application will require extensive clinical studies, manufacturing information and likely review by a panel of experts outside the FDA. Clinical studies to support either a 510(k) submission or a PMA application would need to be conducted in accordance with FDA requirements. FDA review of PMA applications routinely takes significantly longer than that of 510(k) applications.

  If the Company's diagnostics products are subject to FDA regulation, there can be no assurance that the Company will be able to meet the FDA's requirements or that any necessary approval will be received. Once granted, a 510(k) clearance or PMA may place substantial restrictions on how the device is marketed or to whom it may be sold. Even where a device is exempted from 510(k) clearance or PMA, the FDA may impose restrictions on its marketing. In addition to requiring clearance or approval for new products, the FDA may require clearance or approval prior to marketing products that are significant modifications of existing products. There can be no assurance that any necessary 510(k) clearance or PMA will be granted on a timely basis or at all. FDA imposed restrictions could limit the number of customers to whom particular products could be marketed or what may be communicated about particular products. Delays in receipt of or failure to receive any necessary 510(k) clearance or PMA could have a material adverse effect on the Company.

  Customers using the Company's diagnostic devices for clinical use in the United States may be regulated under the CLIA. CLIA is intended to ensure quality and reliability of clinical laboratories in the United States by mandating specific standards in the areas of personnel, qualifications, administration, participation in proficiency testing, patient test management, quality control, quality assurance and inspections. The regulations promulgated under CLIA establish three levels of diagnostic tests ("waived," "moderately complex" and "highly complex"), and the standards applicable to a clinical laboratory depend on the level of the tests it performs. CLIA requirements may prevent some clinical laboratories from using certain of the Company's diagnostic products. Therefore, there can be no assurances that the CLIA regulations and future administrative interpretations of CLIA will not have a material adverse impact on the Company by limiting the potential market for diagnostic products.

  Post-Approval Requirements. Even if regulatory approvals for the Company's product candidates are obtained, the products and the facilities manufacturing the products are subject to continued review and periodic inspection. Each drug and device manufacturing establishment in the United States must be registered with the FDA. Domestic manufacturing establishments are subject to biannual inspections by the FDA and must comply with the FDA's current Good Manufacturing Practice ("cGMP") regulations. The Company also may be required to comply with standards prescribed by various other federal, state and local regulatory agencies in the United States as well regulatory agencies in other countries. In complying with cGMP regulations, manufacturers must expend funds, time and effort to ensure full technical compliance. The FDA stringently applies regulatory standards for manufacturing. The Company and its collaboration partners will need to comply with cGMP regulations to manufacture HyChip diagnostic products for sale to third parties.

  The FDA's cGMP regulations require that drugs and medical devices be manufactured and records be maintained in a prescribed manner with respect to manufacturing, testing and control activities. Further, the Company would be required to comply with the FDA requirements for labeling and promotion of its medical devices. For example, the FDA prohibits cleared or approved drugs and devices from being marketed for uncleared or unapproved uses. In addition, drugs and medical device reporting regulations would require that the Company provide information to the FDA whenever there is evidence to reasonably suggest that one of its drugs or devices may have caused or contributed to a death or serious injury, or a medical device malfunction that has occurred would be likely to cause or contribute to a death or serious injury if the malfunction were to recur.

  Failure to comply with applicable regulatory requirements can result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to grant approvals, premarket clearance or premarket approval, withdrawal of approvals and criminal prosecution of the Company and employees.

 Environmental Regulation

  The Company is subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of hazardous materials and certain waste products. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any liability could exceed the resources of the Company.

FACILITIES AND EMPLOYEES

  The Company leases a 12,000 square foot facility at 670 Almanor Avenue, Sunnyvale, California, which serves as its executive offices and research and production facility. The facility lease expires in November 1999 and requires base payments on average of approximately $12,300 per month, subject to standard pass-throughs and escalations. The Company expects to require additional space by the end of 1997. As of the date of this Prospectus, the Company had 54 full-time employees, including 35 scientists. Fourteen employees hold Ph.D.s or are M.D.s. No employees are represented by unions. The Company believes that relations with its employees are good.

LITIGATION

  On March 3, 1997, the Company brought suit against Affymetrix in the U.S. District Court for the Northern District of California, San Jose Division, alleging infringement by Affymetrix of the Company's U.S. Patents Nos. 5,202,231 and 5,525,464 (Hyseq, Inc. v. Affymetrix, Inc., Case No. C 97-20188
RMW ENE, U.S. District Court). On May 5, 1997, the Company filed an Amended Complaint. The suit alleges that Affymetrix willfully infringed, and continues to infringe, upon these patents covering SBH technology. Through the lawsuit, the Company seeks both to enjoin Affymetrix from infringing upon the patents covering SBH technology and an award of monetary damages for Affymetrix's past infringement. On May 19, 1997, Affymetrix filed an Answer and Affirmative Defenses to the First Amended Complaint and also filed a counterclaim against the Company. The counterclaim seeks a declaratory judgment of invalidity and non-infringement with respect to these patents covering SBH technology. On June 9, 1997, the Company filed a reply to the counterclaim in which it denied the allegation of invalidity and non-infringement. By order of the court, an initial case management conference is scheduled for August 1, 1997. While the Company believes it has made valid claims and has a meritorious defense to the counterclaim, this litigation is at an early stage and there can be no assurance that the Company will prevail in the claim. The Company may incur substantial costs and expend substantial personnel time in asserting the Company's patent rights against Affymetrix or others and there can be no assurance that the Company will be successful in asserting its patent rights. Failure to successfully enforce its patent rights or the loss of these patent rights covering SBH technology also could remove a legal obstacle to competitors in designing platforms with similar competitive advantages.

  On May 10, 1996, Sands Brothers & Co., Ltd. ("Sands") filed a suit against the Company in the U.S. District Court for the Southern District of New York alleging certain claims against the Company arising out of the Company's prior engagement of Sands to act as a placement agent in a private placement. The complaint seeks, among other things, damages in the aggregate amount of at least $12 million. The Company filed a motion to dismiss the complaint with the District Court on July 25, 1996. On June 30, 1997, Sands petitioned the court for leave to file a motion for preliminary injunction. At the hearing, also held on June 30, 1997, the court denied Sands' motion for preliminary injunction. The court has not yet ruled on the Company's motion to dismiss. The Company believes that the suit has no merit and that it has valid defenses to the claims. There can be no assurance, however, that the Company will prevail in its defense of the claims asserted by Sands. Any such failure to prevail could have a material adverse effect on the Company's business, financial condition and operating results.

  The Company is not a party to any other litigation that is expected to have a material effect on the Company or its business.

                   MANAGEMENT AND SCIENTIFIC ADVISORY BOARD

EXECUTIVE OFFICERS AND DIRECTORS

  The following table sets forth the names, ages and positions of the executive officers and directors of the Company as of June 30, 1997:

                 NAME                AGE POSITION
                 ----                --- --------
   Robert D. Weist (1)(2)...........  57 Chairman of the Board of Directors
                                         Chief Executive Officer, President and
   Lewis S. Gruber..................  46  Director
                                         Executive Vice President and Chief
   Christopher R. Wolf..............  43  Financial Officer
                                         Co-Senior Vice President for Research
   Radoje T. Drmanac, Ph.D..........  39  and Director
                                         Co-Senior Vice President for Research
   Radomir B. Crkvenjakov, Ph.D.....  50  and Director
                                         Vice President of Administration and
   James N. Fletcher................  44  Secretary
   Raymond F. Baddour, Ph.D. (1)(3).  72 Director
   Greta E. Marshall (2)............  59 Director
   Thomas N. McCarter III (3).......  67 Director
   Kenneth D. Noonan, Ph.D. (3).....  49 Director

--------
(1) Member of the Compensation Committee.
(2) Member of the Nominating Committee.
(3) Member of the Audit Committee.

  Robert D. Weist has served as Chairman of the Board of Directors of the Company since March 1994, and served as the President and a director of the Company from May 1993 until March 1994. Mr. Weist has also been President of Weist Associates, a management consulting firm, since April 1992. Mr. Weist was a consultant to and Senior Vice President, Administration, General Counsel and Secretary of Amgen Inc., a biotechnology company ("Amgen"), from January 1986 through April 1992, and served as its Vice President, General Counsel and Secretary from May 1982 to January 1986. Mr. Weist also serves as a director of BioSource International Inc., a biological products supplier. Mr. Weist holds a B.S. in chemical engineering from Purdue University, a J.D. from New York University and an M.B.A. from the University of Chicago.

  Lewis S. Gruber, a founder of the Company, has been the Chief Executive Officer, President and a director since joining the Company in June 1994. From January 1989 until June 1994, Mr. Gruber was a partner with the law firm of Marshall, O'Toole, Gerstein, Murray & Borun, which has represented the Company as one of its patent counsel since May 1992. Mr. Gruber holds a B.S. in sociology and M.S. in cell biology and genetics from the University of Arizona and a J.D. from Arizona State University.

  Christopher R. Wolf joined the Company as Executive Vice President and Chief Financial Officer in December 1996. From May 1996 to December 1996, Mr. Wolf was Senior Vice President, Investment Banking and Group Head of Healthcare for Fahnestock & Co. Inc., an investment banking firm, and from February 1991 until May 1996, was a partner of the Georgica Group, Inc., a financial consulting company. From 1989 until February 1991, Mr. Wolf was a partner of Oppenheimer & Co., Inc., an investment banking firm, and from 1983 until 1988, was with Kidder Peabody & Co. Incorporated, an investment banking firm. Mr. Wolf holds a B.A. in political science from Ohio Wesleyan University and an M.P.P.M. from Yale University School of Management.

  Radoje T. Drmanac, Ph.D. joined the Company in August 1994 and serves as Co-Senior Vice President for Research and a director. Dr. Drmanac co-invented SBH technology while at the Institute of Molecular Genetics and Genetics Engineering in Belgrade, Yugoslavia ("IMGGE"), where he conducted research from May 1986 until February 1991. Dr. Drmanac served as a Molecular Biologist and Group Leader at Argonne National Laboratory ("Argonne") from February 1991 until August 1994. Dr. Drmanac was a member of the Editorial Board of the International Journal of Genome Research from 1992 to 1994, and has been a member of the Human Genome Organization ("HUGO") since 1992. Dr. Drmanac received his Ph.D. from Belgrade University and conducted post-doctoral studies at the Imperial Cancer Fund Research Laboratories in London.

  Radomir B. Crkvenjakov, Ph.D. joined the Company in August 1994 and serves as Co-Senior Vice President for Research and a director. Dr. Crkvenjakov was appointed to the Editorial Board of Mutation Research Genomics in January 1997. Dr. Crkvenjakov served as Senior Molecular Biologist and Group Leader at Argonne from February 1991 until August 1994. Prior to joining Argonne, Dr. Crkvenjakov was with IMGGE from May 1986 until February 1991, where he co-invented SBH technology. Dr. Crkvenjakov has performed research projects for the U.S. National Institutes of Health ("NIH") and has been a member of HUGO since 1992. Dr. Crkvenjakov received his Ph.D. in biochemistry and molecular biology from Harvard University and conducted post-doctoral studies at the University of Heidelberg.

  James N. Fletcher has served as the Company's Vice President of Administration since September 1994 and as its Secretary since April 1996. Mr. Fletcher was an independent consultant to the Company from April 1994 until September 1994. Mr. Fletcher served as general counsel and a consultant to National Business Funding, a development-stage financial services company, from July 1993 until May 1994 and as assistant general counsel of ComputerLand Corporation, a computer reseller, from November 1990 until December 1992 and served as a consultant from December 1992 until May 1993. Mr. Fletcher holds a B.S. in political science from Arizona State University and a J.D. from the University of Arizona.

  Raymond F. Baddour, Ph.D. has served as a director of the Company since December 1993. Since July 1989, Dr. Baddour has served as the Lammot du Pont Professor of Chemical Engineering, Emeritus, at the Massachusetts Institute of Technology where he formerly served as the Lammot du Pont Professor of Chemical Engineering from 1973 to 1989. Dr. Baddour also serves as a director of Amgen, Ascent Pediatrics, Inc., a pharmaceutical company, and MatTet Corporation, a bio-materials company. Dr. Baddour holds a B.S. in chemical engineering from Notre Dame University and an M.S. and Sc.D. from the Massachusetts Institute of Technology.

  Greta E. Marshall has served as a director of the Company since July 1994. Ms. Marshall is a principal of The Marshall Plan, an investment management company, which she founded in 1989. From 1985 until 1989, Ms. Marshall was Investment Manager of the California Public Employee's Retirement System, a public pension organization. Ms. Marshall is also a director of EG&G Inc., a technology and scientific instrument company. Ms. Marshall holds a B.A. in English and an M.B.A. from the University of Louisville.

  Thomas N. McCarter III has served as a director of the Company since October 1996. Mr. McCarter currently serves as Chairman of the Ramapo Land Company, a real estate company, and is a general partner of Miles Timber Properties, a land company which positions he has held for more than the past five years. Mr. McCarter is a director and was past Chairman of Stillrock Management, Inc., an investment company, serves as Chairman of Pendragon Technologies, a diversified technology company, is a director of Parock Group, a diversified investment company, and a director of other closely-held companies. Mr. McCarter attended Princeton University from 1948 to 1951 and has been a Certified Investment Counselor since 1972.

  Kenneth D. Noonan, Ph.D. has served as a director of the Company since October 1996. Dr. Noonan has been a Vice President at Booz-Allen & Hamilton, Inc., a management consulting firm, since March 1996. From January 1992 until February 1996, Dr. Noonan was the Managing Director of The Wilkerson Group, Inc., a management consulting group specializing in medical products. Dr. Noonan has also held senior positions in the diagnostics industry. Dr. Noonan also serves as a director of Galenica Pharma. Dr. Noonan holds a Ph.D. in biochemistry from Princeton University.

  The Company's executive officers are appointed annually by, and serve at the discretion of, the Board of Directors. All directors hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified. The Board of Directors is divided into three classes, each of whose members serve for a staggered three-year term. The Board comprises two Class I Directors (Messrs. Weist and Gruber), two Class II Directors (Dr. Baddour and Ms. Marshall) and four Class III Directors (Drs. Drmanac, Crkvenjakov and Noonan and Mr. McCarter). At each annual meeting of stockholders, the appropriate number of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the Class I Directors, Class II Directors and Class III Directors expire upon the due election and qualification of successor directors at the annual meetings of stockholders held in calendar years 2000, 1998 and 1999, respectively. See "Description of Capital Stock--Anti-Takeover Effects of Provisions of the Articles and By-Laws and Nevada Law."

  There are no family relationships among the directors and executive officers of the Company. See "Certain Transactions."

SCIENTIFIC ADVISORY BOARD

  Hyseq has established a Scientific Advisory Board ("SAB") of internationally recognized scientists and may add additional members over time, as appropriate. In addition to Drs. Drmanac and Crkvenjakov, who serve as Co-Chairmen of the SAB, the following individuals serve on the SAB:

  Paul Doty, Ph.D. is a member of the U.S. National Academy of Sciences ("NAS") and was a technical advisor to the Strategic Arms Limitation Treaty negotiations. His career has included participation in the Manhattan Project and membership in the President's Science Advisors Committee under Presidents John F. Kennedy and Lyndon B. Johnson. Nucleic acid hybridization technology was invented in the laboratory of Dr. Doty at Harvard University. Dr. Doty presently serves as Director Emeritus of the Center for Science and International Affairs at Harvard University.

  Vladimir Glisin, Ph.D. is a Director of the IMGGE. Dr. Glisin is a recipient of the U.S. National Science Foundation Senior Foreign Scientist Award. Dr. Glisin serves as a consultant and science advisor to the United Nations and has organized a United Nations Industrial Development Organization Genome Sequencing Conference. Dr. Glisin conducted his post-graduate research with Dr. Doty at Harvard University and has served as a visiting professor at Harvard University and the University of New Hampshire. Dr. Glisin has also served as invited professor of Biochemistry and Molecular Biology at the Kuwait Medical School and is currently on the Faculty of Sciences of the University of Belgrade.

  Anthony Carrano, Ph.D. is the Associate Director, Biology and Biotechnology Research Program of Lawrence Livermore National Laboratory, and a Professor of Molecular Genetics and Human Genetics at the University of California at Davis. Dr. Carrano is a fellow of the American Association for the Advancement of Science ("AAAS"). Dr. Carrano is a recipient of the Environmental Mutagen Society Recognition Award. Dr. Carrano has also served as special fellow to the U.S. Atomic Energy Commission. Dr. Carrano is a member of the editorial boards of numerous scientific journals, has been a member of HUGO since 1989, the NIH/Department of Energy Joint Human Genome Advisory Committee since 1989 and the U.S. Department of Energy Human Genome Project Coordinating Committee since 1988.

  Michael Waterman, Ph.D. is a Professor of Mathematics and Biological Sciences at the University of Southern California ("USC"). Dr. Waterman is a co-developer of the Smith-Waterman algorithm used worldwide in gene sequence analysis. Dr. Waterman serves on the editorial boards of numerous scientific journals. Dr. Waterman is a fellow of the Institute of Mathematical Statistics and the AAAS and a member of HUGO and numerous other professional societies. Dr. Waterman received the USC Associates Award for Creativity in Research and Scholarship and holds a USC Associates Endowed Professorship in Mathematics and Biology.

  Douglas Brutlag, Ph.D. is a Professor of Biochemistry at the Stanford University School of Medicine. Dr. Brutlag was a co-founder of IntelliCorp, Inc., a financial software development company, and IntelliGenetics Inc., a biotech software supplier, and is the recipient of numerous professional honors and memberships. Dr. Brutlag is a fellow of the AAAS and a member of the American Association of Artificial Intelligence.

BOARD COMMITTEES

 Compensation Committee; Compensation Committee Interlocks and Insider Participation

  In April 1994, the Board of Directors established a Compensation Committee. The Compensation Committee recommends to the Board of Directors compensation for certain of the Company's personnel and administers the Stock Option Plan. The Compensation Committee comprises Dr. Baddour as the chairperson and Mr. Weist. Mr. Weist served as Acting President of the Company from May 1993 until March 1994. The Company entered into a consulting agreement with Mr. Weist in May 1993 pursuant to which he received $125,000 in 1993 for services rendered in connection with the original structuring of the Company and other matters. Mr. Weist purchased 489,763 shares of Common Stock in May 1993 for $20,000 in cash and delivery of a promissory note in the original principal amount of $180,000. The promissory note accrued interest at 3.72% per annum and matured in May 1994. Such promissory note had an outstanding balance of approximately $55,000 (plus approximately $3,900 of accrued interest) at May 1, 1994 when it was repaid in connection with the Company's exercise of an outstanding option to repurchase 205,056 of Mr. Weist's shares at his original purchase price of $0.41 per share.

 Audit Committee

  In March 1997, the Board of Directors established an Audit Committee. The Audit Committee reviews the Company's annual audit and will meet with the Company's independent accountants to review the Company's internal controls and financial management practices. The Audit Committee comprises Mr. McCarter as the chairperson, Dr. Baddour and Dr. Noonan.

 Nominating Committee

  In March 1997, the Board of Directors also established a Nominating Committee. The Nominating Committee considers and recommends individuals for Board membership and senior management positions. The Nominating Committee comprises Ms. Marshall as the chairperson and Mr. Weist.

DIRECTOR COMPENSATION

  From the Company's inception in August 1992 until October 1996, no fees were paid to non-employee directors. Commencing in October 1996, the Company instituted a policy to pay all non-employee directors a fee of $2,500 for each Board meeting attended in person or by telephone, subject to an overall cap of $10,000 per year. Each non-employee director earned $7,500 in 1996, of which $2,500 was paid to each in 1996 and the balance was paid in the first quarter of 1997. Employees of the Company who are also directors do not receive any director fees. All directors are reimbursed for reasonable expenses incurred in attending meetings. Directors do not receive fees for attendance at Committee meetings. See "--Stock Option Plans and Agreements."

STOCK OPTION PLANS AND AGREEMENTS

 Stock Option Agreements

  The Company has reserved 603,456 shares of Common Stock for issuance upon exercise of options granted in 1994, to certain executive officers, an employee, directors and members of the Company's SAB. See "Certain Transactions."

 1995 Stock Option Plan

  At the Company's 1995 annual meeting, the stockholders approved an incentive and non-qualified stock option plan (the "Stock Option Plan") for the purposes of incentivizing employees and attracting and retaining executive officers and other key employees. The Stock Option Plan permits grants of incentive and non-qualified stock options (within the meaning of the Internal Revenue Code of 1986, as amended) that are exercisable at a price equal to the fair market value of the Common Stock on the date of grant as established by the Board. A total of 576,000 shares of Common Stock initially were reserved for issuance under the Stock Option Plan. At the Company's 1997 annual meeting, stockholders approved an amendment to the Stock Option Plan which reserved an additional 576,000 shares for issuance under the Stock Option Plan. At June 30, 1997, options granted under the Stock Option Plan to purchase 684,292 shares were issued and outstanding, including options to purchase 63,360 shares issued to directors and options to purchase 13,440 shares issued to SAB members. See "Principal Stockholders."

 1996 Director Stock Option Plan

  At the Company's 1996 annual meeting, the stockholders approved a Non-Employee Director Stock Option Plan (the "Directors' Plan") providing for periodic stock option grants to Company directors who are not employees of the Company. Management believes that the inherent value created by the granting of options under the Directors' Plan will prove to be a successful means of attracting, retaining and motivating highly qualified individuals for the Company's Board. Under the Directors' Plan, each new, non-employee director receives a one-time grant of options to purchase 23,040 shares of Common Stock, of which options to purchase 11,520 shares vest immediately, with the balance vesting in two equal allotments on the first and second anniversaries of joining the Board. All non-employee directors automatically receive options to purchase up to 5,760 shares each year (such that the amount received under the Directors' Plan when added to all prior options granted to a director which vest in that year total 5,760) on the date of the annual meeting of the stockholders, commencing in 1997. Mr. Weist, Dr. Baddour and Ms. Marshall each received options to purchase 960 shares immediately following the annual meeting in 1997 under the Directors' Plan. A total of 138,240 shares of Common Stock have been reserved and are available for purchase upon the exercise of options granted under the Directors' Plan, of which options to purchase 48,960 shares were issued and outstanding at June 30, 1997.

EXECUTIVE COMPENSATION

  The following table sets forth certain information with respect to the compensation earned for the fiscal year ended December 31, 1996 for the Company's Chief Executive Officer and, based on actual or annualized salaries, the four other most highly compensated executive officers (the "Named Executive Officers"). No other executive officer's compensation exceeded $100,000 for the fiscal year ended December 31, 1996.

                          SUMMARY COMPENSATION TABLE

                                   1996
                                  ANNUAL            LONG-TERM
                               COMPENSATION    COMPENSATION AWARDS
                             ----------------  -------------------
                                              RESTRICTED SECURITIES
NAME AND PRINCIPAL                              STOCK    UNDERLYING  ALL OTHER
POSITIONS                     SALARY   BONUS    AWARD     OPTIONS   COMPENSATION
------------------           -------- ------- ---------- ---------- ------------
Lewis S. Gruber............  $200,000 $   --     $--       42,240     $   --
 President and Chief Execu-
  tive Officer
Christopher R. Wolf (1)....    10,416     --        0(1)  144,000      30,000(1)
 Executive Vice President
  and Chief Financial Offi-
  cer
Radoje T. Drmanac (2)......   146,000  13,680     --       35,476      46,200(2)
 Co-Senior Vice President
  for Research
Radomir B. Crkvenjakov (2).   146,000  13,680     --       35,476      46,200(2)
 Co-Senior Vice President
  for Research
Douglas C. Lane (3)........    55,000     --      --       48,000      11,824(3)
 Vice President of Corpo-
  rate Development

--------

(1) Mr. Wolf joined the Company in December 1996 and received compensation based on an annual salary of $125,000. In addition, Mr. Wolf received a one-time reimbursement for relocation expenses of $30,000. In December 1996, Mr. Wolf purchased 161,280 shares of Common Stock at $4.17 per share. The shares vest over a period of two years, in equal allotments of 6,720 shares per month for so long as Mr. Wolf is employed by the Company. As of December 31, 1996, the value of Mr. Wolf's aggregate restricted stock holdings was $0.
(2) Pursuant to the terms of employment agreements dated as of August 1, 1994, each of Drs. Drmanac and Crkvenjakov are entitled to annual bonuses of $13,680 and were entitled to a one-time special bonus of $91,200 when the Company reached $8.5 million of funding. Although the funding level was reached in 1995, the special bonuses were not paid until January 1996. As a condition of payment, Drs. Drmanac and Crkvenjakov forfeited options to purchase 57,600 shares and 48,000 shares respectively, at an exercise price of $1.56 per share and their two-year employment agreements were automatically extended to terms of four years. The amounts paid were offset against loans made in August 1994 by the Company to each of Drs. Drmanac and Crkvenjakov in the amount of $45,000, such that each of Drs. Drmanac and Crkvenjakov received a net payment of $46,200 in January 1996.

(3) Mr. Lane joined the Company in July 1996 and received compensation based on an annual salary of $120,000. In addition, Mr. Lane received a one-time reimbursement for relocation expenses of $11,824. Mr. Lane resigned from the Company on June 23, 1997.

  The following table sets forth certain information with respect to the grant of options to purchase Common Stock by the Company during 1996 to the Named Executive Officers.

                             OPTION GRANTS IN 1996

                                               INDIVIDUAL GRANTS
                               -------------------------------------------------
                               NUMBER OF
                               SECURITIES   % OF TOTAL
                               UNDERLYING OPTIONS GRANTED  EXERCISE
                                OPTIONS   TO EMPLOYEES IN    PRICE    EXPIRATION
             NAME              GRANTED(1)   FISCAL YEAR   (PER SHARE)    DATE
             ----              ---------- --------------- ----------- ----------
Lewis S. Gruber...............   42,240        10.6%         $4.17      5/31/06
Christopher R. Wolf...........  144,000        36.1           4.17     12/08/06
Radoje T. Drmanac.............   35,476         8.9           4.17      5/31/06
Radomir B. Crkvenjakov........   35,476         8.9           4.17      5/31/06
Douglas C. Lane(2)............   48,000        12.0           4.17      7/14/06

--------
(1) All options were granted pursuant to the Stock Option Plan and, with the exception of options granted to Mr. Wolf, vest in four equal annual installments commencing one year after the date of grant. Mr. Wolf's options were granted in connection with commencement of his employment in December 1996 and vest in four equal annual installments commencing on the date of grant.

(2) Mr. Lane resigned from the Company on June 23, 1997.

  The following table sets forth for each of the Named Executive Officers certain information with respect to the exercise of options to purchase Common Stock during the year ended December 31, 1996 and the number of shares subject to both exercisable and unexercisable stock options as of December 31, 1996.

  AGGREGATE OPTION EXERCISES IN FISCAL 1996 AND FISCAL YEAR-END OPTION VALUES

                                                          NUMBER OF
                                                    SECURITIES UNDERLYING   VALUE OF UNEXERCISED IN-
                                                   UNEXERCISED OPTIONS OF     THE MONEY OPTIONS AT
                           SHARES                     DECEMBER 31, 1996       DECEMBER 31, 1996 (2)
                         ACQUIRED ON    VALUE     ------------------------- -------------------------
          NAME            EXERCISE   REALIZED (1) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- ------------ ----------- ------------- ----------- -------------
Lewis S. Gruber.........   67,200      $175,000     195,581      139,382    $2,335,616   $1,456,247
Christopher R. Wolf.....      --            --       36,000      108,000       317,880      953,640
Radoje T. Drmanac.......      --            --       76,800       73,876       878,592      752,549
Radomir B. Crkvenjakov..      --            --       72,000       69,076       823,680      697,992
Douglas C. Lane(3)......      --            --          --        48,000           --       423,840

--------
(1) Based on the fair market value at the date of exercise, as determined by the Board of Directors, minus the exercise price.
(2) Based on the assumed initial public offering price of $13.00 per share minus the exercise price.

(3) Mr. Lane resigned from the Company on June 23, 1997.

EMPLOYMENT AGREEMENTS

  The Company has employment agreements with Dr. Drmanac and Dr. Crkvenjakov, pursuant to which they became employees on August 1, 1994. These agreements have terms of four years and expire on July 31, 1998. See "--Executive Compensation" and "Principal Stockholders" regarding stock options granted in connection with their employment. Pursuant to the terms of their employment agreements, each of Drs. Drmanac and Crkvenjakov are entitled to annual bonuses of $13,680 and were entitled to a one-time special bonus of $91,200 when the Company reached an aggregate of $8.5 million of funding. Although the funding level was reached in 1995, the special bonuses were not paid until January 1996. As a condition of payment, Drs. Drmanac and Crkvenjakov surrendered options to purchase 57,600 shares and 48,000 shares respectively, at an exercise price of $1.56 per share. The amounts paid were offset against loans made in August 1994 by the Company to each of Drs. Drmanac and Crkvenjakov in the amount of $45,000, such that each of Drs. Drmanac and Crkvenjakov received a net payment in January 1996 of $46,200.

                             CERTAIN TRANSACTIONS

  Robert D. Weist is a director and serves as chairperson of the Compensation Committee. For a description of certain transactions relating to Mr. Weist, see "Management and Scientific Advisory Board--Board Committees."

  In December 1993, Lewis S. Gruber, a director and executive officer of the Company, received a warrant to purchase 144,000 shares of Common Stock at $2.90 per share in exchange for the assignment of all right, title and interest in and to certain patent rights relating to diagnostic applications owned by him. In connection with Mr. Gruber's employment by the Company in June 1994, Mr. Gruber was granted a 10-year option to purchase 345,600 shares of Common Stock at an exercise price of $1.56 per share. In September 1996, Mr. Gruber exercised options to purchase 19,200 shares of Common Stock at an exercise price of $1.56 per share. In December 1996, Mr. Gruber used the proceeds of a loan from the Company to exercise the warrant to purchase 144,000 shares of Common Stock at $2.90 per share and to exercise options to purchase 48,000 shares of Common Stock at an exercise price of $1.56 per share. The loan, in the principal amount of $492,000, is evidenced by a promissory note dated December 9, 1996, that bears interest at 3% per annum and is due on December 8, 2001. The loan is secured by, and with recourse only to, 118,080 shares of Mr. Gruber's Common Stock. In March and June 1997, Mr. Gruber exercised options to purchase an additional 7,680 and 2,880 shares, respectively, of Common Stock at an exercise price of $1.56 per share. Also in March 1997, Mr. Gruber purchased 179,712 shares at $6.51 per share using the proceeds of an additional $1,170,000 loan, as evidenced by a promissory note dated March 12, 1997 on the same terms as his prior loan. As of June 30, 1997, the amounts outstanding under such loans were $492,000 and $1,170,000, respectively. The 179,712 shares are subject to a right of repurchase by the Company over a period of two years. This repurchase option lapses in equal allotments of 7,488 shares per month for so long as Mr. Gruber is employed by the Company. As a condition of the purchase in March 1997, Mr. Gruber did not and will not receive any options under the Stock Option Plan during 1997.

  Until joining the Company, Mr. Gruber was a member of Marshall, O'Toole, Gerstein, Murray & Borun, which firm has served as one of the Company's patent counsel since its inception in 1992. He also is the spouse of Misty S. Gruber, who was a director of the Company from inception to June 1994 and is a member of Sachnoff & Weaver, Ltd., which law firm has served as general corporate counsel to Hyseq since June 1996. Ms. Gruber formerly was a member of Shefsky Froelich & Devine Ltd, which law firm served as general corporate counsel to the Company from inception to June 1996. Sachnoff & Weaver, Ltd. and one member in addition to Ms. Gruber and certain partners and related persons of Marshall, O'Toole, Gerstein, Murray & Borun are stockholders of the Company. Mr. and Ms. Gruber, individually and through a corporation that they control, beneficially own a total of 559,941 shares of Common Stock, including 179,712 shares of Common Stock purchased in March 1997 at $6.51 per share, 144,000 shares of Common Stock issued upon the exercise of a warrant to purchase shares in December 1996 at $2.90 per share, 158,469 shares of Common Stock purchased in August 1992 and May 1993 at purchase prices of $0.35 and $0.41 respectively, and 77,760 shares of Common Stock at $1.56 per share issued upon the exercise of options in September 1996, December 1996, March 1997 and June 1997 (which shares include the 297,792 shares pledged as security for the loans referenced above). Mr. and Ms. Gruber also jointly purchased 6,716 shares of Series A Preferred Stock at $2.90 per share in November 1993 and 7,317 shares of Series A Preferred Stock at $3.46 per share in November 1994. See also "Principal Stockholders."

  In May 1996, the Company issued to Fahnestock & Co. Inc. a warrant to purchase 206,822 shares of Common Stock at an exercise price of $4.58 per share, a portion of which warrant was subsequently transferred to certain officers of this firm, including a warrant to purchase 1,920 shares to Christopher R. Wolf who was then an officer of the investment bank and is now Executive Vice President and Chief Financial Officer of the Company. Fahnestock & Co. Inc. is one of the Representatives. See "Underwriting." In December 1996, Mr. Wolf borrowed $672,000 from the Company, as evidenced by a promissory note dated December 9, 1996, which bears interest at 3% per annum and is due on December 8, 2001. Mr. Wolf used the proceeds of the loan to purchase 161,280 shares of Common Stock at $4.17 per share in December 1996. The shares vest over a period of two years, in equal allotments of 6,720 shares per month for so long as Mr. Wolf is employed by the

Company. In March 1997, Mr. Wolf purchased 179,712 shares at $6.51 per share using the proceeds of a $1,170,000 Company loan on the same terms as the loan to Mr. Gruber in March 1997. As of June 30, 1997, the amounts outstanding under such loans were $672,000 and $1,170,000, respectively. As a condition of the purchase, Mr. Wolf did not and will not receive any options under the Stock Option Plan during 1997. The loans are secured by, and with recourse only to, all 340,992 shares purchased by Mr. Wolf using proceeds of Company loans. Mr. Wolf also is a partner in Blue Hill Partners, a partnership controlled by Thomas N. McCarter III, a director of the Company. Blue Hill Partners purchased 76,800 shares of Common Stock at $4.17 per share in September 1996.

  In order to maintain certain agreed upon ratios of ownership in the Company, the Company issued 5,446,502 shares of Common Stock at par ($0.001 per share) to the Hyseq One Trust, an Illinois business trust (the "Trust"). The Trust held 40,366 shares as of June 30, 1997. The Company has the right, among other things, to repurchase shares from the Trust for $0.0016 per share (the "Repurchase Price") as the Company issues Common Stock or Preferred Stock. The Trust will terminate when all Trust shares have been repurchased. The Company cancels all shares that are repurchased from the Trust. Pending repurchase, all shares of Common Stock held by the Trust are voted by its trustee, who is an independent third party with no relationship to the Company, or its stockholders other than as trustee of the Trust. Concurrently with completion of this offering, the Company will repurchase all remaining shares held by the Trust for nominal consideration and the Trust will terminate. See "Principal Stockholders."

  In January 1997, Sachnoff & Weaver, Ltd. purchased 76,800 shares of Common Stock at $6.51 per share. Sachnoff & Weaver, Ltd., a member of which is the spouse of the Company's President and Chief Executive Officer, paid $102,415 and delivered a promissory note to the Company for the balance in the amount of $397,585 secured by 61,069 shares of Common Stock. The note bears interest at 8.25% per annum and is due on March 18, 2001. As of June 17, 1997, the note had an outstanding balance of $362,260.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of Common Stock as of June 30, 1997, and as adjusted to reflect the sale of the shares offered hereby and the Private Placement, by: (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock; (ii) each of the Company's directors; (iii) each of the Named Executive Officers; and (iv) all directors and executive officers of the Company as a group.

                                                SHARES BENEFICIALLY OWNED (1)
                                             -----------------------------------
                                                        PERCENTAGE   PERCENTAGE
                                             NUMBER OF   PRIOR TO      AFTER
           NAME AND ADDRESS (2)               SHARES   OFFERING (3) OFFERING (4)
           --------------------              --------- ------------ ------------
Robert D. Weist (5)........................    223,075      2.5%         1.8%
Lewis S. Gruber (6)........................    859,536      9.5          6.9
Christopher R. Wolf (7)....................    378,912      4.3          3.1
Radoje T. Drmanac (8) .....................    866,314      9.7          7.1
Radomir B. Crkvenjakov (9).................    806,148      9.1          6.6
Raymond F. Baddour (10)....................     28,800        *            *
Greta E. Marshall (11).....................     32,640        *            *
Thomas N. McCarter III (12)................     88,320      1.0            *
Kenneth D. Noonan (13).....................     11,520        *            *
Institute of Molecular Genetics and Genetic
 Engineering (14)..........................    708,480      8.1          5.9
 Vojode Stepe 283
 P.O. Box 794
 11001 Belgrade Yugoslavia
 Attn.: Dr. Vladimir Glisin
Lindner Dividend Fund (15).................    600,000      6.8          5.0
 7711 Carondolet Avenue
 Suite 700
 Clayton, MO 63105
Lindner Growth Fund (15)...................    600,000      6.8          5.0
 7711 Carondolet Avenue
 Suite 700
 Clayton, MO 63105
Chiron Corporation (16)....................    427,350      4.9          5.2
 4560 Horton St.
 Emeryville, CA 94608
The Perkin-Elmer Corporation (17)..........    427,350      4.9          6.8
 761 Main Ave.
 Norwalk, CT 06859
All directors and executive officers of the
 Company, as a group (10 persons) (18).....  3,304,920     33.4         25.0

--------
  * Represents beneficial ownership of less than 1% of the Common Stock.
 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission"), based on factors including voting and investment power with respect to shares. Shares of Common Stock issuable pursuant to stock options currently exercisable, or exercisable within 60 days after June 30, 1997, are deemed outstanding for purposes of computing the percentage owned by the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

 (2) Unless otherwise indicated, the persons named in the table above have the sole voting and investment power with respect to all shares beneficially owned by them, subject to applicable community property laws. Unless otherwise indicated, the address of each beneficial owner is: c/o Hyseq, Inc., 670 Almanor Avenue, Sunnyvale, California 94086.

 (3) Applicable percentage ownership is based on 8,782,065 shares of Common Stock outstanding as of June 30, 1997, which gives effect to the conversion of Series A Preferred Stock to Common Stock on a 1-to-1 basis and Series B Preferred Stock to Common Stock on a 1.27-to-1 basis and a subsequent 1.92-for-1 split of the Common Stock.

 (4) Applicable percentage ownership after this offering and the Private Placement is based upon 12,129,914 shares of Common Stock outstanding, which gives effect to the conversion of Series A Preferred Stock on a 1-for-1 basis and Series B Preferred Stock to Common Stock on a 1.27-for-1 basis and a subsequent 1.92-for-1 split of the Common Stock.
 (5) Includes 14,400 shares issuable upon exercise of options.
 (6) Mr. Gruber holds shares individually, jointly with his wife and through a corporation that they control. Includes 285,562 shares issuable upon exercise of options.
 (7) Includes 1,920 shares issuable upon exercise of a warrant and 36,000 shares issuable upon exercise of options. Does not include 76,800 shares owned by a partnership controlled by Mr. McCarter and of which Mr. Wolf is a partner.
 (8) Includes 104,868 shares issuable upon exercise of options held individually by Dr. Radoje Drmanac. Also includes 52,965 shares issuable upon exercise of options held individually by Dr. Radoje Drmanac's spouse, Dr. Snezana Drmanac. Dr. Radoje Drmanac disclaims beneficial ownership of any shares owned by, or issuable upon the exercise of options held by, Dr. Snezana Drmanac.
 (9) Includes 97,668 shares issuable upon exercise of options.

(10) Includes 28,800 shares issuable upon exercise of options.

(11) Includes 28,800 shares issuable upon exercise of options.

(12) Mr. McCarter owns 76,800 shares through a partnership which he controls and of which Mr. Wolf is a partner. Includes 11,520 shares issuable upon exercise of options.

(13) Includes 11,520 shares issuable upon exercise of options.

(14) The 708,480 shares issued to the Institute of Molecular Genetics and Genetic Engineering are being held by the First National Bank of Chicago and cannot be voted or disposed of while held thereby until certain restrictions imposed by the United States Department of the Treasury are satisfied.

(15) An additional 120,000 shares of Series A Preferred Stock are held by the Lindner Bulwark Fund.

(16) Applicable percentage ownership prior to the offering includes 427,350 shares of Common Stock (based on an assumed initial public offering price of $13.00 per share in this offering) issuable upon the conversion of shares of Series B Preferred Stock sold by the Company to Chiron in May 1997. Applicable percentage ownership after the offering includes an additional 199,283 shares of Common Stock to be purchased by Chiron in the Private Placement concurrent with this offering.

(17) Applicable percentage ownership prior to the offering includes 427,350 shares of Common Stock (based on an assumed initial public offering price of $13.00 per share in this offering) issuable upon the conversion of shares of Series B Preferred Stock sold to Perkin-Elmer in June 1997. Applicable percentage ownership after the offering includes an additional 398,566 shares of Common Stock to be purchased by Perkin-Elmer in the Private Placement concurrent with this offering.

(18) Includes 1,123,233 shares issuable upon exercise of options.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  At the closing of this offering and the Private Placement, the authorized capital stock of the Company will consist of 50,000,000 shares of Common Stock, par value $.001 per share, 12,129,914 shares of which will be outstanding and 8,000,000 shares of Preferred Stock, par value $.001 per share, none of which will be issued or outstanding.

COMMON STOCK

  Holders of Common Stock are entitled to one vote per share for the election of directors and all other matters submitted for stockholder vote, except matters submitted to the vote of another class or series of shares. Holders of Common Stock are not entitled to cumulative voting rights. The holders of Common Stock are entitled to dividends in such amounts and at such times, if any, as may be declared by the Board of Directors out of funds legally available therefor. The Company has not paid any dividends on its Common Stock and does not anticipate paying any cash dividends on such stock in the foreseeable future. See "Dividend Policy." Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all net assets available for distribution to stockholders after payments to creditors and holders of senior securities. The Common Stock is not redeemable and has no preemptive or conversion rights. The rights of the holders of Common Stock are subject to the rights of the holders of any Preferred Stock which may, in the future, be issued. All outstanding shares of Common Stock are, and the shares of Common Stock to be sold by the Company in this offering when issued will be, duly authorized, validly issued, fully paid and non-assessable.

PREFERRED STOCK

  The Board of Directors will have the authority to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. The Company has no present plans to issue any series of Preferred Stock.

WARRANTS

  The warrants referenced in this paragraph were outstanding as of June 30, 1997. In connection with private placements of the Company's Series A Preferred Stock, the Company issued a warrant to purchase 172,664 shares of Common Stock issued in December 1993 at an exercise price of $2.90 per share, which warrant is exercisable until December 1, 2000; a warrant to purchase 166,241 shares of Common Stock issued in November 1994 at an exercise price of $3.42 per share, which warrant is exercisable until November 7, 2001; and a warrant to purchase 137,520 shares of Common Stock issued in July 1995 at an exercise price of $4.17 per share, which warrant is exercisable until July 15, 2002. The Company also issued a warrant to purchase 206,822 shares of Common Stock at an exercise price of $4.58 per share to Fahnestock & Co. Inc., which warrant is exercisable until May 16, 2001. A portion of the warrant was subsequently transferred to certain officers of this firm, including a warrant to purchase 1,920 shares to Christopher R. Wolf who was then an officer of Fahnestock & Co. Inc. and is now Executive Vice President and Chief Financial Officer of the Company. See "Certain Transactions." In December 1996, the Company granted to a secured lender a warrant to purchase a total of 9,600 shares of Common Stock at an exercise price of $5.21 per share, which warrant is exercisable until December 23, 2001. The average exercise price of all warrants outstanding as of the date of this Prospectus was $3.81.

REGISTRATION RIGHTS

  Pursuant to certain registration rights agreements ("Rights Agreements") among the Company and certain of its securities holders, 3,892,140 shares of Common Stock (including 308,160 shares held by affiliates of Fahnestock & Co. Inc.) and 216,422 shares issuable upon the exercise of warrants (including 178,022 shares issuable to Fahnestock & Co. Inc. and certain affiliates) (the "Registrable Securities") will be entitled to certain rights with respect to the registration of the Registrable Securities under the Securities Act. Registration rights covering 227,760 shares will expire prior to the end of the Lock-Up Period; registration rights covering an additional 2,652,240 shares will expire between the end of the Lock-Up Period and May 1998; and registration rights covering 76,800 shares will expire in January 1999. Under all of the Rights Agreements, if after completion of this offering the Company proposes to register any of its securities under the Securities Act, either for its own account or the account of other stockholders, the holders of Registrable Securities are entitled to notice of such registration and are entitled to include their Registrable Securities therein. In addition, if at any time beginning six months following the date of this Prospectus, the Company receives a request from certain initiating holders of Registrable Securities, the Company is obligated to cause such shares to be registered under the Securities Act. Holders of Registrable Securities have the right to cause two such demand registrations. In addition to these two demand registrations, holders of Registrable Securities may also require the Company to register all or a portion of their Registrable Securities on Form S-2 or Form S-3 under the Securities Act, when such forms become available for use by the Company, and subject to certain other conditions and limitations. The holders' rights with respect to all such registrations are subject to certain conditions, including the right of the underwriters to limit the number of shares included in any such registration. The Company has agreed to pay all expenses related thereto, except for underwriting discounts and commissions, to effect the sale of the Registrable Securities.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES AND BY-LAWS AND NEVADA LAW

 Articles of Incorporation and By-Laws

  The Company's By-Laws provide that members of the Board of Directors serve staggered three-year terms. The Articles provide that all stockholder action must be effected at a duly called meeting and not by a consent in writing. The By-Laws provide that the Company's stockholders may call a special meeting of stockholders only upon a request of stockholders owning at least 50% of the Company's capital stock. These provisions of the Articles and By-Laws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of the Company. These provisions are designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company's shares. As a consequence, they also may inhibit fluctuations in the market price of the Company's shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of the Company. See "Risk Factors--Anti-Takeover Provisions."

 Nevada Statutory Provisions

  Nevada "Combination with Interested Stockholders Statute." Nevada Revised Statutes Sections 78.411 through 78.444 (the "Combination with Interested Stockholders Statute") prohibit an "interested stockholder," under certain circumstances, from entering into a "combination" with a Nevada corporation, unless certain conditions are met. A "combination" includes (a) any merger with an "interested stockholder," or any other corporation which is or after the merger would be, an affiliate or associate of the interested stockholder,
(b) certain sales, leases, exchanges, mortgages, pledges, transfers or other dispositions of assets, in one transaction or a series of transactions, to or with an "interested stockholder," (c) any issuance or transfer of shares of the corporation or its subsidiaries, to the "interested stockholder," having an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation, (d) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by the "interested stockholder," (e) certain transactions which would result in increasing the proportionate share of shares of the corporation owned by the "interested stockholder," or (f) the receipt of benefits by an interested stockholder, except proportionately as a stockholder, of any loans, advances or other financial benefits provided by the corporation. An "interested stockholder" is a person who, together with affiliates and associates, beneficially owns (or within the prior three years, did beneficially own) 10% or more of the corporation's voting stock. A corporation to which the statute applies may not engage in a "combination" within three years after the interested stockholder acquired its shares, unless the combination or the interested stockholder's acquisition of shares was approved by the board of directors before the interested stockholder acquired the shares. Generally, the combination may be consummated after the three-year period expires if either (i) the board of directors of the corporation approved, prior to such person becoming an interested stockholder, the combination or the purchase of shares by the interested stockholder or
(ii) the combination is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the interested stockholder at a meeting called no earlier than three years after the date the interested stockholder became an interested director.

  Nevada "Control Share Acquisition Statute." Nevada Revised Statutes Sections
78.378 through 78.3793 (the "Control Share Acquisition Statute") prohibit an acquirer, under certain circumstances, from voting shares of a target corporation's stock after crossing certain threshold ownership percentages, unless the acquirer obtains the approval of the target corporation's stockholders. The Control Share Acquisition Statute only applies to Nevada corporations that do business directly or indirectly in Nevada. The Company does not intend to "do business" in Nevada within the meaning of the Control Share Acquisition Statute. Therefore, it is unlikely that the Control Share Acquisition Statute will apply to the Company.

LIMITATION OF LIABILITY AND INDEMNIFICATION

 Limitation of Liability

  As permitted by the Nevada General Corporation Law, the Company's Articles and By-Laws provide that officers and directors of the Company shall not be personally liable for monetary damages to the Company for certain breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to the Company or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions, or derived an improper personal benefit from their action as directors. This provision would have no effect on the availability of equitable remedies or nonmonetary relief, such as an injunction or rescission for breach of the duty of care. Directors will, however, no longer be liable for monetary damages arising from decisions involving violations of the duty of care which could be deemed grossly negligent.

 Indemnification

  The By-Laws provide that directors of the Company shall be indemnified by the Company to the fullest extent authorized by Nevada law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Company. The By-Laws also authorizes the Company to enter into one or more agreements with any person which provide for indemnification greater or different from that provided in the Articles. The Company has entered into indemnification agreements with all current officers and members of the Board of Directors. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is U.S. Stock Transfer Corporation, 1745 Gardena Ave., Glendale, California 91204, (818) 502-1404.

                        SHARES ELIGIBLE FOR FUTURE SALE

  The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act and by the lock-up agreements (the "Lock-Up Agreements"), both restrictions being described below. Upon completion of this offering and the Private Placement, the Company will have 12,129,914 shares of Common Stock outstanding (assuming no exercise of outstanding warrants or options). Of these shares, the 2,750,000 shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of the Company, as that term is defined under the Securities Act ("Affiliates"). Such shares would generally only be sold in compliance with the limitations of Rule 144 described below. The remaining 9,379,914 (including the 597,849 shares of Common Stock, based on an assumed initial public offering price of $13.00 per share in this offering, sold in the Private Placement) are deemed "Restricted Shares" under Rule 144. The Company intends to register the shares sold in the Private Placement following the expiration of the 180 day lock-up agreements covering these shares as described below. Chiron and Perkin-Elmer have no present intentions to dispose of any shares of Common Stock which will be owned by them at the completion of this offering. However, there can be no assurance that such intentions will not change in the future.

  Pursuant to the terms of the Lock-Up Agreements, all officers, directors and substantially all stockholders (including Chiron and Perkin-Elmer), optionholders and warrantholders of the Company have agreed not to (1) offer, pledge, sell, contract to sell, engage in any short sale, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or (2) enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the Common Stock of the Company, until 180 days after the effective date of the registration statement filed in connection with this offering (the "Lock-Up Period"), without the prior consent of Lehman Brothers Inc. However, Lehman Brothers Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to Lock-Up Agreements. As a result of these contractual restrictions, Restricted Shares that would otherwise be eligible for sale after 90 days under Rules 144 or 701, or eligible for sale pursuant to a subsequent registration, as described below, will not be eligible for sale without prior written consent of Lehman Brothers Inc. until the end of the Lock-Up Period.

  Of the 9,379,914 Restricted Shares, 1,612,339 shares will be freely transferable pursuant to Rule 144 at the end of the Lock-Up Period and 2,262,778 shares will be held by affiliates and transferable pursuant to Rules 144 and 701 subject to the volume limitations of Rule 144 at the end of the Lock-Up Period. Additional Restricted Shares, which will be transferable at the end of the Lock-Up Period subject to volume limitations of Rule 144, will become freely transferable pursuant to Rule 144(k) as follows: 66,960 shares at various time during February and March 1998; 2,585,280 at various times during April and May 1998; and 81,600 at various times during December 1998 and January 1999. An additional 1,464,628 Restricted Shares will not be transferable pursuant to Rule 144 until the expiration of their one-year holding periods, beginning at various times following the end of the Lock-Up Period. An additional 708,480 shares are expected to remain in a blocked account and will therefore not be voted or transferable pursuant to restrictions imposed by the U.S. Department of Treasury. The 597,849 shares of Common Stock (based on an assumed initial public offering price of $13.00 per share in this offering) sold in the Private Placement will be freely transferable following the effectiveness of a registration statement which the Company intends to file at the end of the Lock-Up Period.

  In addition, 1,453,811 shares will be issuable upon the exercise of options and warrants which will have vested 180 days after the effective date of this offering of which 1,243,023 shares will be subject to the one-year holding period requirement of Rule 144 upon issuance and an additional 185,274 shares will be subject to volume limitations of Rule 144 upon issuance. The Company intends to file a registration statement on Form S-8 under the Securities Act covering certain of these shares subject to issuance upon exercise of options, as described below. The remaining 25,513 shares issuable upon exercise of options and warrants which will have vested 180 days after the effective date of the offering will be freely transferable upon exercise.

  Pursuant to certain registration rights agreements among the Company and certain of its securities holders, 3,892,140 shares of Common Stock and 216,422 shares issuable upon the exercise of warrants will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Registration rights covering 227,760 of such shares will expire prior to the end of the Lock-Up Period; registration rights covering an additional 2,652,240 of such shares will expire between the end of the Lock-Up Period and May 1998; and registration rights covering 76,800 of such shares will expire in January 1999. See "Description of Capital Stock--
Registration Rights." Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under Securities Act immediately upon the effectiveness of such registration, subject to the contractual obligations discussed above.

  In general, under Rule 144 as currently in effect, beginning 90 days after the offering, a person (or persons whose shares are aggregated), who owns shares that were purchased from the Company (or any Affiliate) at least one year previously, including persons who may be deemed Affiliates of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of the Common Stock (approximately 121,000 shares immediately after the offering) or the average weekly trading volume of Common Stock in the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an Affiliate of the Company at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 under the Securities Act that were purchased from the Company (or any Affiliate) at least two years previously, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

  Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from the Company by its employees, directors, officers, consultants or advisers up to the date the Company becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options (including exercises after the date of this Prospectus). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the effective date of this offering, such securities may be sold (i) by persons other than Affiliates, subject only to the manner of sale provisions of Rule 144 and (ii) by Affiliates under Rule 144 without compliance with its one-year minimum holding period requirement.

  The Company intends to file a registration statement on Form S-8 under the Securities Act covering approximately 1,893,696 shares of Common Stock issued or reserved for issuance under stock option agreements entered into in 1994, the Stock Option Plan and the Directors' Plan. See "Management and Scientific Advisory Board--Stock Option Plans and Agreements." Such registration statement will be filed within approximately 180 days following the effective date of this offering and will automatically become effective upon filing. Accordingly, shares acquired pursuant to the Stock Option agreements, the Stock Option Plan and the Directors' Plan will, subject to Rule 144 volume limitations applicable to Affiliates, be available for sale in the open market, except to the extent that such shares are subject to vesting restrictions with the Company or the contractual restrictions described above. At June 30, 1997, options to purchase 1,336,708 shares were issued and outstanding under stock option agreements, the Stock Option Plan and the Directors' Plan. See "Risk Factors--Shares Eligible for Future Sale."

                                 UNDERWRITING

  Under the terms and subject to the conditions contained in the Underwriting Agreement, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, the underwriters named below (the "Underwriters"), for whom Lehman Brothers Inc., Smith Barney Inc. and Fahnestock & Co. Inc. are acting as representatives (the "Representatives"), have severally agreed to purchase from the Company, and the Company has agreed to sell to each Underwriter, the number of shares set forth opposite of each such Underwriter below:

                                                                       NUMBER OF
   UNDERWRITER                                                          SHARES
   -----------                                                         ---------
   Lehman Brothers Inc. ..............................................
   Smith Barney Inc. .................................................
   Fahnestock & Co. Inc. .............................................
                                                                       ---------
     Total............................................................ 2,750,000
                                                                       =========

  The Company has been advised by the Representatives that the Underwriters propose to offer the shares to the public initially at the public offering price set forth on the cover page hereof, and to certain dealers at such
public offering price less a concession not in excess of $     per share. The
Underwriters may allow, and such dealers may re-allow, a concession not in
excess of $     per share to certain other Underwriters or to certain other brokers or dealers. After the offering to the public, the offering price and other selling terms may be changed by the Representatives.

  The Underwriting Agreement provides that the obligation of the several Underwriters to pay for and accept delivery of the shares offered hereby are subject to approval of certain legal matters by counsel and to certain other conditions, including the condition that no stop order suspending the effectiveness of the Registration Statement is in effect and no proceedings for such purpose are pending or threatened by the Commission and that there has been no material adverse change or any development involving a prospective material adverse change in the condition of the Company from that set forth in the Registration Statement otherwise than as set forth or contemplated in this Prospectus, and that certain certificates, opinions and letters have been received from the Company and its counsel and independent auditors. The Underwriters are obligated to take and pay for all of the above shares if any such shares are taken.

  The Company and the Underwriters have agreed in the Underwriting Agreement to indemnify each other against certain liabilities, including liabilities under the Securities Act.

  The Company has granted to the Underwriters an option to purchase up to an additional 412,500 shares, exercisable solely to cover over-allotments, at the public offering price, less the underwriting discounts and commissions shown on the cover page hereof. Such option may be exercised at any time until 30 days after the date of the Underwriting Agreement. To the extent that the option is exercised, each Underwriter will be committed, subject to certain conditions, to purchase a number of the additional shares that is proportionate to such Underwriter's initial commitment as indicated on the preceding table.

  The Company, the executive officers and directors of the Company and certain employees of the Company have each agreed, pursuant to the terms of the Lock-Up Agreement, that during the Lock-Up Period they will not, without the prior written consent of Lehman Brothers Inc., (1) offer, pledge, sell, contract to sell, engage in any short sale, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or (2) enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the Common Stock of the Company, except that the Company may issue shares upon the exercise of stock options granted prior to the execution of the Underwriting Agreement, and may grant additional options under its employee compensation plans, provided that, without the prior written consent of the Representatives, such options shall not be exercisable during such Lock-Up Period.

  The Representatives have informed the Company that the Underwriters do not intend to confirm sales in excess of five percent of the total number of shares offered hereby to accounts over which they exercise discretionary authority. Until the distribution of the shares is completed, the rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase shares of Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock. In addition, if the Representatives over-allot (i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus), and thereby create a short position in the Common Stock in connection with this offering, the Representatives may reduce that short position by purchasing Common Stock in the open market. The Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described herein.

  The Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase shares of the Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of this offering. In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the offering. Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice. Prior to this offering, there has been no public market for the shares of Common Stock. The initial public offering price will be negotiated among the Company and the Representatives. Among the factors to be considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, will be the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

  An affiliate of Lehman Brothers Inc., one of the Representatives, is the beneficial owner of 12,000 shares of Common Stock. Affiliates of Fahnestock & Co. Inc., one of the Representatives, are the beneficial owner of 308,160 shares of Common Stock. Fahnestock & Co. Inc. and certain of its affiliates are the beneficial owners of warrants to purchase 178,022 shares of Common Stock at an exercise price of $4.58 per share which warrants expire in May 2001.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Sachnoff & Weaver, Ltd., Chicago, Illinois. Sachnoff & Weaver, Ltd. and certain of its members own shares of Common Stock. A member of Sachnoff & Weaver, Ltd. is the spouse of Lewis S. Gruber, Chief Executive Officer of the Company. See "Certain Transactions." Certain legal matters in connection with the offering will be passed upon for the Underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

  The consolidated financial statements of Hyseq, Inc. at December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 and for the period from August 14, 1992 (inception) to December 31, 1996, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  Certain legal matters with respect to information contained in this Prospectus under the captions "Risk Factors--Dependence upon Proprietary Rights; Risks of Infringement," and "Business--Patents and Proprietary Technology" will be passed upon for the Company by McCutchen, Doyle, Brown & Enersen LLP, Palo Alto, California, patent counsel to the Company.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission in Washington, D.C. a Registration Statement, of which this Prospectus constitutes a part, on Form S-1 under the Securities Act (herein, together with all amendments and exhibits referred to herein as the "Registration Statement") with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement, as certain parts have been omitted in accordance with rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. Statements contained in this Prospectus concerning the contents of any contract, agreement or any other document referred to are not necessarily complete; reference is made in each instance to the copy of such contract or document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by such reference to such exhibit. A copy of the Registration Statement, including exhibits and schedules thereto, may be inspected without charge and obtained at the prescribed rates at the Public Reference Section of the Commission at its principal offices, located at 450 Fifth Street, N.W., Washington, D.C. 20549, and may be inspected without charge at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Registration Statement, including the exhibits and schedules thereto, is also available at the Commission's site on the World Wide Web at http://www.sec.gov.

  The Company intends to furnish its stockholders annual reports containing consolidated financial statements audited by its independent auditors and quarterly reports containing unaudited consolidated financial information.

                                  HYSEQ, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of Ernst & Young LLP, Independent Auditors.......................... F-2
Consolidated Financial Statements
  Consolidated Balance Sheets.............................................. F-3
  Consolidated Statements of Operations.................................... F-4
  Consolidated Statement of Stockholders' Equity........................... F-5
  Consolidated Statements of Cash Flows.................................... F-8
Notes to Consolidated Financial Statements................................. F-9

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Hyseq, Inc.

  We have audited the accompanying consolidated balance sheets of Hyseq, Inc. (a development-stage company) as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996 and for the period from August 14, 1992 (inception) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hyseq, Inc. at December 31, 1995 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, and for the period from August 14, 1992 (inception) to December 31, 1996, in conformity with generally accepted accounting principles.


Palo Alto, California
February 20, 1997, except for
 Note 10 as to which the date
 is June   , 1997

-------------------------------------------------------------------------------
  The foregoing report is in the form that will be issued upon completion of the matters discussed in the sixth and seventh paragraphs of Note 10 of Notes to Consolidated Financial Statements.

                                                              ERNST & YOUNG LLP

Palo Alto, California

July 1, 1997

                                  HYSEQ, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS

                                                                    UNAUDITED
                                                                    PRO FORMA
                                                                  STOCKHOLDERS'
                               DECEMBER 31,                         EQUITY AT
                          ------------------------   MARCH 31,      MARCH 31,
                             1995         1996          1997          1997
                          -----------  -----------  ------------  -------------
                                                    (UNAUDITED)     (NOTE 10)
         ASSETS
Current assets:
  Cash and cash
   equivalents........... $   750,291  $ 6,707,288  $  4,743,260
  Accounts receivable....     136,336      146,400       272,373
  Notes receivable from
   officers..............     120,000          --            --
  Prepaid expenses and
   other current assets..      55,386      311,855       291,153
                          -----------  -----------  ------------
Total current assets.....   1,062,013    7,165,543     5,306,786
Equipment and leasehold
 improvements, net.......   1,022,260    1,638,922     1,707,494
Patents, licenses and
 other assets, net.......     655,406      561,349       534,953
                          -----------  -----------  ------------
                          $ 2,739,679  $ 9,365,814  $  7,549,233
                          ===========  ===========  ============
     LIABILITIES AND
  STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable....... $   220,279  $   572,049  $    272,919
  Accrued professional
   fees..................     403,278       88,620       396,193
  Other current
   liabilities...........      75,396      284,916       311,431
  Current portion of
   capital lease
   obligations...........      31,809      132,173       136,730
  Current portion of loan
   obligation............         --       133,114       138,163
                          -----------  -----------  ------------
Total current
 liabilities.............     730,762    1,210,872     1,255,436
Noncurrent portion of
 capital lease
 obligations.............      32,360      174,519       138,580
Noncurrent portion of
 loan obligation.........         --       616,886       580,393
Commitments and
 contingencies
Stockholders' equity:
  Preferred stock, $0.001
   par value:
    Authorized shares--
     8,000,000
    Series A convertible
     preferred stock:
    Authorized shares--
     3,000,000
    Issued and
     outstanding shares--
     789,085 in 1995 and
     2,170,460 in 1996
     and 1997
    Aggregate liquidation
     value of $21,704,600
     at March 31, 1997...   4,920,496   14,780,013    14,780,013   $       --
  Common stock, $0.001
   par value:
    Authorized shares--
     20,000,000
    Issued and
     outstanding shares--
     7,124,956 in 1995
     and 4,472,716 in
     1996 and 1997.......     507,422    2,032,570     5,396,571    20,176,584
  Notes receivable from
   stockholders..........     (78,370)  (1,237,120)   (3,905,705)   (3,905,705)
  Deferred compensation..         --           --       (568,064)     (568,064)
  Deficit accumulated
   during the development
   stage.................  (3,372,991)  (8,211,926)  (10,127,991)  (10,127,991)
                          -----------  -----------  ------------   -----------
Total stockholders'
 equity..................   1,976,557    7,363,537     5,574,824   $ 5,574,824
                          -----------  -----------  ------------   ===========
                          $ 2,739,679  $ 9,365,814  $  7,549,233
                          ===========  ===========  ============

          See accompanying Notes to Consolidated Financial Statements.

                                  HYSEQ, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                  PERIOD FROM                               PERIOD FROM
                                                                AUGUST 14, 1992   THREE MONTHS ENDED      AUGUST 14, 1992
                               YEAR ENDED DECEMBER 31,          (INCEPTION) TO         MARCH 31,          (INCEPTION) TO
                          ------------------------------------   DECEMBER 31,   ------------------------     MARCH 31,
                             1994         1995        1996           1996          1996         1997           1997
                          -----------  ----------  -----------  --------------- -----------  -----------  ---------------
                                                                                      (UNAUDITED)           (UNAUDITED)
Contract revenues.......  $    50,000  $2,127,000  $   426,099    $ 2,603,099   $    78,327  $   272,373   $  2,875,472
Operating expenses:
Research and
 development............      850,707   1,811,212    3,735,925      6,397,844       946,324    1,306,233      7,704,077
General and
 administrative.........    1,477,664     937,656    1,749,086      4,676,161       400,670      931,298      5,607,459
                          -----------  ----------  -----------    -----------   -----------  -----------   ------------
Total operating
 expenses...............    2,328,371   2,748,868    5,485,011     11,074,005     1,346,994    2,237,531     13,311,536
                          -----------  ----------  -----------    -----------   -----------  -----------   ------------
Loss from operations....   (2,278,371)   (621,868)  (5,058,912)    (8,470,906)   (1,268,667)  (1,965,158)   (10,436,064)
Interest expense........         (318)     (2,655)     (42,560)       (45,533)       (9,072)     (42,776)       (88,309)
Interest income.........       16,244      23,259      262,537        304,513         3,232       91,869        396,382
                          -----------  ----------  -----------    -----------   -----------  -----------   ------------
Net loss................  $(2,262,445) $ (601,264) $(4,838,935)   $(8,211,926)  $(1,274,507) $(1,916,065)  $(10,127,991)
                          ===========  ==========  ===========    ===========   ===========  ===========   ============
Pro forma net loss per
 share..................                           $     (0.52)                              $     (0.21)
                                                   ===========                               ===========
Shares used in computing
 pro forma net loss per
 share..................                             9,403,000                                 9,067,000
                                                   ===========                               ===========



          See accompanying Notes to Consolidated Financial Statements.

                                  HYSEQ, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY


                                                                                              DEFICIT
                             CONVERTIBLE                             NOTES                  ACCUMULATED
                           PREFERRED STOCK      COMMON STOCK       RECEIVABLE               DURING THE       TOTAL
                          ------------------ -------------------      FROM       DEFERRED   DEVELOPMENT  STOCKHOLDERS'
                          SHARES    AMOUNT    SHARES     AMOUNT   STOCKHOLDERS COMPENSATION    STAGE        EQUITY
                          ------- ---------- ---------  --------  ------------ ------------ -----------  -------------
Issuance of common stock
 to founders for cash at
 inception in August
 1992...................      --  $      --    100,435  $ 35,000   $     --        $--      $       --    $    35,000
Issuance of common stock
 for cash and
 stockholders' note
 receivable in May 1993.      --         --    495,329   202,750    (180,000)       --              --         22,750
Issuance of common stock
 for cash in September
 1993...................      --         --     93,717    38,361         --         --              --         38,361
Issuance of common stock
 to acquire patent in
 November 1993..........      --         --  2,125,440   243,540         --         --              --        243,540
Issuance of Series A
 convertible preferred
 stock for cash at $5.56
 per share in November
 1993...................  282,399  1,458,148       --        --          --         --              --      1,458,148
Issuance of common stock
 for cash at $0.001 per
 share in November 1993
 to Hyseq One Trust.....      --         --  5,446,502     2,837         --         --              --          2,837
Issuance of common stock
 for cash at $0.001 per
 share in December 1993
 to Hyseq One Trust.....      --         --      9,033         4         --         --              --              4
Repurchase of common
 stock for cash at
 $0.002 per share from
 Hyseq One Trust in
 December 1993..........      --         --   (172,663)     (256)        --         --              --           (256)
Cash payment of note
 receivable from
 stockholder in December
 1993...................      --         --        --        --      125,000        --              --        125,000
Net loss................      --         --        --        --          --         --         (509,282)     (509,282)
                          ------- ---------- ---------  --------   ---------       ----     -----------   -----------
Balances at December 31,
 1993...................  282,399  1,458,148 8,097,793   522,236     (55,000)       --         (509,282)    1,416,102
Issuances of Series A
 preferred stock for
 cash and stockholders'
 note receivable at
 $6.56 per share in
 January through
 November 1994..........  366,545  2,372,575       --        --      (13,120)       --              --      2,359,455
Issuance of Series A
 preferred stock for
 property and license in
 lieu of cash at $6.56
 per share in June and
 November 1994..........   21,516    141,145       --        --          --         --              --        141,145
Issuance of common stock
 for stockholders' note
 receivable and cash at
 $0.78 per share in
 March 1994.............      --         --     88,320    69,000     (67,500)       --              --          1,500
Repurchase of common
 stock at $0.41 per
 share and repayment of
 stockholders' note
 receivable in March
 1994...................      --         --   (205,056)  (84,372)     55,000        --              --        (29,372)
Issuance of common stock
 at $0.001 per share in
 March 1994 to Hyseq One
 Trust..................      --         --    191,873       100         --         --              --            100
Repurchase of common
 stock at $0.002 per
 share from Hyseq One
 Trust in January
 through November 1994..      --         --   (820,214)   (1,282)        --         --              --         (1,282)
Net loss................      --         --        --        --          --         --       (2,262,445)   (2,262,445)
                          ------- ---------- ---------  --------   ---------       ----     -----------   -----------
Balances at December 31,
 1994 (carried forward).  670,460 $3,971,868 7,352,716  $505,682   $ (80,620)      $--      $(2,771,727)  $ 1,625,203

          See accompanying Notes to Consolidated Financial Statements.

                                  HYSEQ, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

          CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY--(CONTINUED)


                                                                                                   DEFICIT
                             CONVERTIBLE                                 NOTES                   ACCUMULATED
                           PREFERRED STOCK        COMMON STOCK         RECEIVABLE                DURING THE       TOTAL
                        --------------------- ----------------------      FROM        DEFERRED   DEVELOPMENT  STOCKHOLDERS'
                         SHARES     AMOUNT      SHARES      AMOUNT    STOCKHOLDERS  COMPENSATION    STAGE        EQUITY
                        --------- ----------- ----------  ----------  ------------  ------------ -----------  -------------
Balance at December
 31, 1994 (brought
 forward).............    670,460 $ 3,971,868  7,352,716  $  505,682  $   (80,620)     $  --     $(2,771,727)  $ 1,625,203
 Issuance of Series A
  preferred stock for
  cash at $8.00 per
  share in January
  through December
  1995, less issuance
  costs of $372.......    118,625     948,628        --          --           --          --             --        948,628
 Issuance of common
  stock for cash at
  $0.78 per share in
  December 1995.......        --          --       2,688       2,100          --          --             --          2,100
 Cash payment of note
  receivable from
  stockholders........        --          --         --          --         2,250         --             --          2,250
 Repurchase of common
  stock at $0.002 per
  share from Hyseq One
  Trust in January
  through December
  1995................        --          --    (230,448)       (360)         --          --             --           (360)
 Net loss.............        --          --         --          --           --          --        (601,264)     (601,264)
                        --------- ----------- ----------  ----------  -----------      ------    -----------   -----------
Balances at December
 31, 1995.............    789,085   4,920,496  7,124,956     507,422      (78,370)        --      (3,372,991)    1,976,557
 Issuance of Series A
  preferred stock for
  cash at $8.00 per
  share in April and
  May 1996, less
  issuance costs of
  $1,191,483..........  1,381,375   9,859,517        --          --           --          --             --      9,859,517
 Issuance of common
  stock for cash at
  $4.17 per share in
  September 1996......        --          --      80,640     336,000          --          --             --        336,000
 Issuance of common
  stock upon exercise
  of stock option
  grants for cash and
  stockholders' note
  receivable at $1.56
  per share in
  September and
  December 1996.......        --          --      67,200     105,000      (75,000)        --             --         30,000
 Issuance of common
  stock upon exercise
  of warrants for
  stockholders' note
  receivable at $2.90
  per share in
  December 1996.......        --          --     144,000     417,000     (417,000)        --             --            --
 Issuance of common
  stock for
  stockholders' note
  receivable at $4.17
  per share in
  December 1996.......        --          --     161,280     672,000     (672,000)        --             --            --
 Repurchase of common
  stock at $0.002 per
  share from Hyseq One
  Trust in January
  through December
  1996................        --          --  (3,105,360)     (4,852)         --          --             --         (4,852)
 Cash payment of note
  receivable from
  stockholders........        --          --         --          --         5,250         --             --          5,250
 Net loss.............        --          --         --          --           --          --      (4,838,935)   (4,838,935)
                        --------- ----------- ----------  ----------  -----------      ------    -----------   -----------
Balances at December
 31, 1996 (carried
 forward).............  2,170,460 $14,780,013  4,472,716  $2,032,570  $(1,237,120)     $  --     $(8,211,926)  $ 7,363,537

          See accompanying Notes to Consolidated Financial Statements.

                                  HYSEQ, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

          CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY--(CONTINUED)


                                                                                                   DEFICIT
                              CONVERTIBLE                                NOTES                   ACCUMULATED
                            PREFERRED STOCK        COMMON STOCK        RECEIVABLE                 DURING THE       TOTAL
                         --------------------- ---------------------      FROM        DEFERRED   DEVELOPMENT   STOCKHOLDERS'
                          SHARES     AMOUNT     SHARES      AMOUNT    STOCKHOLDERS  COMPENSATION    STAGE         EQUITY
                         --------- ----------- ---------  ----------  ------------  ------------ ------------  -------------
Balances at December
 31, 1996 (brought
 forward)..............  2,170,460 $14,780,013 4,472,716  $2,032,570  $(1,237,120)   $     --    $ (8,211,926)  $ 7,363,537
Issuance of common
 stock for services and
 stockholders' note
 receivable at $6.51
 per share in January
 1997 (unaudited)......        --          --     76,800     500,000     (397,585)         --             --        102,415
Forfeiture of note
 receivable from
 stockholders at $0.78
 per share in February
 1997 (unaudited)......        --          --    (86,400)    (67,500)      67,500          --             --            --
Purchase of common
 stock at $0.001 per
 share by Hyseq One
 Trust in February 1997
 (unaudited)...........        --          --     86,400          45          --           --             --             45
Issuance of common
 stock for
 stockholders' note
 receivable at $6.51
 per share in March
 1997 (unaudited)......        --          --    359,424   2,340,000   (2,340,000)         --             --            --
Issuance of common
 stock upon exercise of
 stock option grants
 for cash at $1.56 per
 share in March 1997
 (unaudited)...........        --          --      7,680      12,000          --           --             --         12,000
Repurchase of common
 stock at $0.002 per
 share from Hyseq One
 Trust in January
 through March 1997
 (unaudited)...........        --          --   (443,904)       (694)         --           --             --           (694)
Deferred compensation
 (unaudited)...........        --          --        --      580,150          --      (580,150)           --            --
Amortization of
 deferred compensation
 (unaudited)...........        --          --        --          --           --        12,086            --         12,086
Cash payment of note
 receivable from
 stockholders
 (unaudited)...........        --          --        --          --         1,500          --             --          1,500
Net loss (unaudited)...        --          --        --          --           --           --      (1,916,065)   (1,916,065)
                         --------- ----------- ---------  ----------  -----------    ---------   ------------   -----------
Balances at March 31,
 1997 (unaudited)......  2,170,460 $14,780,013 4,472,716  $5,396,571  $(3,905,705)   $(568,064)  $(10,127,991)  $ 5,574,824
                         ========= =========== =========  ==========  ===========    =========   ============   ===========


          See accompanying Notes to Consolidated Financial Statements.

                                  HYSEQ, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                PERIOD FROM
                                                                 AUGUST 14,
                                                                    1992                                 PERIOD FROM
                                                                (INCEPTION)     THREE MONTHS ENDED        AUGUST 14,
                               YEAR ENDED DECEMBER 31,               TO              MARCH 31,               1992
                          ------------------------------------  DECEMBER 31,  ------------------------  (INCEPTION) TO
                             1994         1995        1996          1996         1996         1997      MARCH 31, 1997
                          -----------  ----------  -----------  ------------  -----------  -----------  --------------
                                                                                    (UNAUDITED)          (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
Net loss................  $(2,262,445) $ (601,264) $(4,838,935) $(8,211,926)  $(1,274,508) $(1,916,065)  $(10,127,991)
Adjustments to reconcile
 net loss to net cash
 used in operating
 activities:
 Depreciation and
  amortization..........       91,164     286,844      444,036      822,044        93,660      165,542        987,586
 Amortization of
  deferred
  compensation..........          --          --           --           --            --        12,086         12,086
 Shares of common stock
  issued for services...          --          --           --           --            --       102,415        102,415
 License fees acquired
  through issuance of
  preferred stock.......      100,000         --           --       100,000           --           --         100,000
 Changes in assets and
  liabilities:
   Accounts receivable..          --     (136,336)     (10,064)    (146,400)      136,336     (125,973)      (272,373)
   Notes receivable from
    officers............          --     (120,000)     120,000          --        120,000          --             --
   Prepaid expenses and
    other current
    assets..............      (64,256)      8,870     (256,469)    (311,855)       16,812       20,702       (291,153)
   Other assets.........          --      (26,498)     (23,678)     (50,176)      (91,598)         738        (49,438)
   Accounts payable and
    other current
    liabilities.........      105,694      (8,706)     351,770      572,049        90,584     (299,130)       272,919
   Accrued professional
    fees................      391,320      11,958     (314,658)      88,620        15,834      307,573        396,193
   Other current
    liabilities.........          --       75,396      209,520      284,916        67,143       26,515        311,431
                          -----------  ----------  -----------  -----------   -----------  -----------   ------------
Net cash used in
 operating activities...   (1,638,523)   (509,736)  (4,318,478)  (6,852,728)     (825,737)  (1,705,597)    (8,558,325)
                          -----------  ----------  -----------  -----------   -----------  -----------   ------------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
Expenditures for
 property and equipment.     (415,397)   (678,635)    (943,319)  (2,037,351)     (111,560)    (208,456)    (2,245,807)
Organization costs......          --          --           --       (14,763)          --           --         (14,763)
Patents and other
 intangibles............      (90,000)   (210,000)         --      (571,527)          --           --        (571,527)
                          -----------  ----------  -----------  -----------   -----------  -----------   ------------
Net cash used in
 investing activities...     (505,397)   (888,635)    (943,319)  (2,623,641)     (111,560)    (208,456)    (2,832,097)
                          -----------  ----------  -----------  -----------   -----------  -----------   ------------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
Payments of
 stockholders' notes
 receivable.............       55,000       2,250          --        57,250           --         1,500         58,750
Cash proceeds from
 issuance of:
 Series A preferred
  stock.................    2,359,455     948,628    9,859,517   14,625,748       279,000          --      14,625,748
 Common stock...........        1,600       2,100      371,250      598,646         1,000       12,000        610,646
Cash used to repurchase
 common stock...........      (85,654)       (360)      (4,852)     (90,866)         (105)        (649)       (91,515)
Cash proceeds from sale
 leaseback..............          --          --       369,350      369,350       369,350          --         369,350
Principal payments on
 capital lease..........          --          --      (126,471)    (126,471)      (29,331)     (31,382)      (157,853)
Financing loan..........          --          --       750,000      750,000           --           --         750,000
Principal payments on
 financing loan.........          --          --           --           --            --       (31,444)       (31,444)
                          -----------  ----------  -----------  -----------   -----------  -----------   ------------
Net cash provided by
 (used in) financing
 activities.............    2,330,401     952,618   11,218,794   16,183,657       619,914      (49,975)    16,133,682
                          -----------  ----------  -----------  -----------   -----------  -----------   ------------
Net (decrease) increase
 in cash and cash
 equivalents............      186,481    (445,753)   5,956,997    6,707,288      (317,383)  (1,964,028)     4,743,260
Cash and cash
 equivalents at
 beginning of period....    1,009,563   1,196,044      750,291          --        750,291    6,707,288            --
                          -----------  ----------  -----------  -----------   -----------  -----------   ------------
Cash and cash
 equivalents at end of
 period.................  $ 1,196,044  $  750,291  $ 6,707,288  $ 6,707,288   $   432,908  $ 4,743,260   $  4,743,260
                          ===========  ==========  ===========  ===========   ===========  ===========   ============
SUPPLEMENTAL DISCLOSURE
 OF CASH FLOWS
 INFORMATION
Cash paid for interest..  $       318  $    2,655  $    42,560  $    45,533   $     9,072  $    42,776   $     88,309
                          ===========  ==========  ===========  ===========   ===========  ===========   ============
SUPPLEMENTAL SCHEDULE OF
 NON-CASH FINANCING
 ACTIVITIES
Equipment acquired under
 capital leases.........  $       --   $   64,169  $       --   $    64,169   $       --   $       --    $     64,169
                          ===========  ==========  ===========  ===========   ===========  ===========   ============
Issuance of 708,480
 shares of common stock
 for patent.............  $       --   $      --   $       --   $   243,540   $       --   $       --    $    243,540
                          ===========  ==========  ===========  ===========   ===========  ===========   ============
Issuance of 21,516
 shares of Series A
 preferred stock in
 exchange for equipment
 and license............  $   141,145  $      --   $       --   $   141,145   $       --   $       --    $    141,145
                          ===========  ==========  ===========  ===========   ===========  ===========   ============
Issuance of 15,728
 shares of common stock
 in exchange for legal
 services...............  $       --   $      --   $       --   $       --    $       --   $   102,415   $    102,415
                          ===========  ==========  ===========  ===========   ===========  ===========   ============

          See accompanying Notes to Consolidated Financial Statements.

                                  HYSEQ, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (INFORMATION AS OF MARCH 31, 1997 AND WITH RESPECT TO THE THREE MONTHS ENDED
                     MARCH 31, 1996 AND 1997 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BASIS OF PRESENTATION

  Hyseq, Inc. (the "Company") was established in August 1992 as an Illinois corporation and subsequently reincorporated as a Nevada corporation on November 12, 1993. The Company's wholly owned subsidiary, Hyseq Diagnostics, Inc. ("HDI"), was formed as a Nevada corporation on July 18, 1995. The Company applies the proprietary DNA array technology of its integrated HyX genomics platform (the "HyX Platform") to develop gene-based therapeutic product candidates and diagnostic products and tests. The Company believes that its HyX Platform, which utilizes the Company's proprietary sequencing by hybridization ("SBH") technology as its foundation, generates higher gene sequence throughput with greater analytical flexibility and accuracy and lower cost than prevailing technologies. To date, the Company's primary activities have involved establishment of operations, recruiting of personnel and pursuit of its research and development programs. Accordingly, it is classified as a development-stage company.

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

  The consolidated financial statements include the accounts of the Company's wholly owned subsidiary. All significant intercompany transactions and accounts have been eliminated.

  All common stock and common per share amounts have been retroactively restated to reflect a 1.92-for-1 stock split of the Company's outstanding common stock to be effected before the completion of the Company's initial public offering -- See Note 10. All preferred share and preferred share amounts are presented on a historical basis.

INTERIM FINANCIAL INFORMATION

  The consolidated financial statements at March 31, 1997 and for the three-month periods ended March 31, 1996 and 1997 are unaudited but include all adjustments, consisting only of normal recurring adjustments, that management of the Company believes are necessary for presentation of its financial position and results of operations in accordance with generally accepted accounting principles. The results of operations and cash flows for the three months ended March 31, 1997 are not necessarily indicative of the results to be expected for the full year 1997.

USE OF ESTIMATES

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

  The Company considers all highly liquid interest-bearing deposits with original maturities of less than 90 days and insignificant interest rate risk to be cash equivalents. The Company invests its excess cash in money market accounts, certificates of deposit and other bank instruments.

                                  HYSEQ, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

EQUIPMENT AND LEASEHOLD IMPROVEMENTS

  Equipment and leasehold improvements are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives ranging from three to five years, except that leasehold improvements are amortized over the remaining life of the lease or the life of the improvement, whichever is less.

REVENUE RECOGNITION

  Revenues from research, technology and license agreements are recognized when the Company has satisfied milestones and payments received or to be received are nonrefundable. Nonrefundable up-front payments are recognized upon execution of the agreements and government grant revenue is recognized as the reimbursable services are performed. See Notes 6 and 10.

  Revenues from collaborative agreements representing 10% or more of total revenue are as follows:

                                                                THREE MONTHS
                                                YEAR ENDED          ENDED
                                               DECEMBER 31,       MARCH 31,
                                              ----------------  ------------
                                              1994  1995  1996   1996     1997
                                              ----  ----  ----  ------   ------
      Source:
        NIST Grant...........................  --    33%  100%     100%     100%
        Collaboration Partner A..............  --    57%  --       --       --
        Collaboration Partner B.............. 100%   --   --       --       --

ACCOUNTING FOR STOCK OPTIONS

  The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related Interpretations in accounting for its employee and director stock options rather than the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), as this alternative requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, when the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

NET LOSS PER SHARE

  Except as noted below, historical net loss per share is computed using the weighted-average number of common shares outstanding. Common equivalent shares are excluded from the computation as their effect is antidilutive, except that, pursuant to the Securities and Exchange Commission ("SEC") Staff Accounting Bulletins, common and common equivalent shares (stock options and warrants) issued during the 12-month period prior to the initial filing of the proposed offering at prices below the assumed public offering price have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method).

  Historical net loss per share information is as follows:

                                                           THREE MONTHS ENDED
                             YEAR ENDED DECEMBER 31,            MARCH 31,
                          -------------------------------  --------------------
                            1994       1995       1996       1996       1997
                          ---------  ---------  ---------  ---------  ---------
                                                               (UNAUDITED)
Net loss per share......  $   (0.26) $   (0.07) $   (0.61) $   (0.16) $   (0.25)
Shares used in computing
 net loss per share.....  8,820,000  8,140,000  7,888,000  7,910,000  7,552,000

                                  HYSEQ, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Pro forma net loss per share has been computed as described above and also gives effect to the conversion of convertible preferred shares not included above that will automatically convert upon completion of the Company's initial public offering (using the if-converted method) from the original date of issuance.

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("FAS 128"), which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. The impact is not expected to result in a change in primary earnings per share for the quarters ended March 31, 1996 and 1997 as the Company incurred net losses in those periods and, accordingly, the calculation of earnings per share for those periods excluded stock options as their effect was antidilutive.

2. EQUIPMENT AND LEASEHOLD IMPROVEMENTS

  Equipment and leasehold improvements consist of the following:

                                                  DECEMBER 31,
                                              ---------------------  MARCH 31,
                                                 1995       1996       1997
                                              ---------- ---------- -----------
                                                                    (UNAUDITED)
   Machinery, equipment, and furniture....... $1,121,477 $2,016,656 $2,211,879
   Leasehold improvements....................     77,868    125,652    138,885
                                              ---------- ---------- ----------
                                               1,199,345  2,142,308  2,350,764
   Less accumulated depreciation and
    amortization.............................    177,085    503,386    643,270
                                              ---------- ---------- ----------
                                              $1,022,260 $1,638,922 $1,707,494
                                              ========== ========== ==========

  Equipment and leasehold improvements at December 31, 1996 include items under capitalized leases. Accumulated amortization related to leased assets is included in depreciation expense.

3. PATENTS, LICENSES AND OTHER ASSETS

PATENTS

  Patents consist primarily of costs and expenses incurred in connection with obtaining patents and patent applications in the United States. Included in patent costs is $243,540 related to the issuance of 708,480 shares of common stock in November 1993 at an estimated fair value of $0.34 per share, as determined by the management of the Company. The Company also issued 1,416,960 shares of common stock for technology related to the same patent to the Company's two Co-Senior Vice Presidents for Research. Amortization, which amounted to $42,735 in each of the three years ended December 31, 1996, is being recorded over the patents' estimated useful lives, which approximate 17 years. For the three months ended March 31, 1996 and 1997, amortization expense was $10,684 and $6,908, respectively.

LICENSE AND FRANCHISE AGREEMENT

  In 1994, the Company entered into a license and franchise agreement for the exclusive right to use and resell robotic equipment in the field of manipulating, sorting, identifying or sequencing nucleic acids in hybridization reactions of DNA or RNA. The agreement required the Company to pay total license fees of $300,000. Amortization, which amounted to $75,000 for each of the years ended December 31, 1995 and 1996 and $37,500

                                  HYSEQ, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

3. PATENTS, LICENSES AND OTHER ASSETS--(CONTINUED)

for the year ended December 31, 1994, is being recorded over the four-year term of the agreement. For each of the three months ended March 31, 1996 and 1997, amortization expense was $18,750. As of December 31, 1996, the Company had a purchase commitment for 10 remaining additional robotic units for a total remaining commitment of approximately $700,000 through 1998. These purchase commitments may be met by reselling such units to third parties.

PATENT AGREEMENT

  In 1994, the Company entered into a patent agreement for the exclusive license to use certain SBH proprietary technology (developed by one of the Company's two Co-Senior Vice Presidents for Research) and to develop, use, and sell licensed products or processes under the license patent rights. The Company issued 15,244 shares of Series A Preferred Stock and must pay minimum royalties ranging from $25,000 to $100,000 per annum beginning in 1997 and expiring at expiration of the related patents. The agreement requires that the Company incur research and development costs relating to the patent technology in the amount of $2,500,000 through June 1998. At March 31, 1997, the Company estimates that its remaining obligation is less than $640,000.

4. LOAN OBLIGATION

  In December 1996, the Company entered into a $1,000,000 loan agreement with a capital management partnership and issued a warrant to purchase 9,600 shares of common stock at $5.21 per share in connection with such loan. The loan has an imputed interest rate of 14.9% per annum. As of December 31, 1996, the Company had borrowed $750,000 under the loan agreement which amount is secured by certain equipment owned by the Company.

  Future minimum loan payments under the loan agreement are as follows:

      Years ending December 31:
        1997........................................................ $  236,610
        1998........................................................    236,610
        1999........................................................    236,610
        2000........................................................    311,610
                                                                     ----------
      Total loan payments...........................................  1,021,440
      Loan amount representing interest.............................    271,440
                                                                     ----------
      Present value of future loan payments.........................    750,000
      Less current portion..........................................    133,114
                                                                     ----------
      Noncurrent portion............................................ $  616,886
                                                                     ==========

                                  HYSEQ, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


5. LEASE COMMITMENTS AND CONTINGENCIES

CAPITAL LEASE OBLIGATIONS

  During December 1995, the Company entered into capital lease agreements to finance certain equipment purchases. In February and July 1996, the Company entered into sale and leaseback transactions for certain equipment.

  Future minimum lease payments under capital leases are as follows:

                                                                       CAPITAL
                                                                       LEASES
                                                                      ---------
      Years ending December 31:
        1997......................................................... $ 162,194
        1998.........................................................   159,068
        1999.........................................................    26,758
                                                                      ---------
      Total minimum lease payments...................................   348,020
      Less amount representing interest..............................   (41,328)
                                                                      ---------
      Present value of future lease payments.........................   306,692
      Less current portion...........................................  (132,173)
                                                                      ---------
      Noncurrent portion............................................. $ 174,519
                                                                      =========

OPERATING LEASE COMMITMENTS

  The Company leases its facilities under an operating lease agreement that expires in 1999. The Company also leases certain equipment under operating leases. Rental expense was approximately $86,000 in 1994, $182,000 in 1995, $183,000 in 1996 and $453,000 for the period from August 14, 1992 (inception) to December 31, 1996. Minimum future rental commitments under operating leases at December 31, 1996 are approximately $181,000, $169,000 and $159,000 in
1997, 1998 and 1999, respectively. Rental expense was approximately $46,000 for each of the three months ended March 31, 1996 and 1997.

CONTINGENCIES

  On May 10, 1996, Sands Brothers & Co., Ltd. ("Sands") filed a suit against the Company arising out of the Company's prior engagement of Sands to act as a placement agent in a private placement. The complaint seeks, among other things, damages in the aggregate amount of at least $12 million. The Company filed a motion to dismiss the complaint on July 25, 1996. The court has not yet ruled on the Company's motion to dismiss. The Company believes that the suit has no merit and that it has valid defenses to the claims. There can be no assurance, however, that the Company will prevail in its defense of the claims asserted by Sands. Any such failure to prevail could have a material adverse effect on the Company's business, financial condition and operating results.

  On March 3, 1997, the Company brought suit against Affymetrix, Inc. ("Affymetrix"), alleging infringement by Affymetrix of two of the Company's patents covering SBH technology. The Company may incur substantial costs and expend substantial personnel time in asserting the Company's patent rights against Affymetrix or others and there can be no assurance that the Company will be successful in asserting its patent rights. See Note 10.

                                  HYSEQ, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


6. COLLABORATIVE AGREEMENTS

  In January 1995, the Company received a grant award from the National Institute of Standards and Technology ("NIST") to further the development of the Company's SBH technology. Under this award, the Company is entitled to receive approximately 80% of actual direct costs of this program up to $2,000,000 over a three-year period. Total revenue recognized under the NIST agreement for the years ended December 31, 1995 and 1996 and for the three months ended March 31, 1996 and 1997 was $700,000, $426,098, $78,327 and
$272,373, respectively.

6. COLLABORATIVE AGREEMENTS--(CONTINUED)

  The Company entered into collaborative agreements with two pharmaceutical companies, which provided for total contract fees of $1,250,000 and royalty payments for any future sales of products generated from the agreements. Contract fees are payable upon achievement of milestones and are nonrefundable. During 1994, 1995 and 1996, the Company recorded revenues of $50,000, $1,200,000 and zero, respectively, under these agreements. No revenues were recorded under these agreements during each of the three months ended March 31, 1996 and 1997.

  Under the terms of another agreement with a clinical reference laboratory, the Company has received an initial payment of $200,000 and will grant its corporate partner a non-exclusive license to use, promote, commercialize, market and sell certain technology for clinical diagnostic purposes upon payment of the license fee. The corporate partner and the Company are in the process of evaluating whether to enter into a broader license agreement. See
Note 10.

7. STOCKHOLDERS' EQUITY

SERIES A CONVERTIBLE PREFERRED STOCK

  Each share of Series A Preferred Stock is convertible at any time into one share of common stock, subject to adjustment for antidilution. Conversion is automatic upon the closing of an underwritten public offering with aggregate offering proceeds exceeding $15,000,000 and a preoffering valuation of the Company exceeding $42,000,000.

  The Series A preferred stockholders have one vote per share and are entitled to receive, ratably with common stockholders, dividends when and if declared by the board of directors. Through December 31, 1996, no such dividends have been declared. The Series A preferred stockholders have liquidation preferences equal to $10.00 per share, plus all dividends declared and unpaid.

COMMON STOCK

  At December 31, 1996, an aggregate of 8,099,792 shares of common stock were reserved for issuance upon the exercise of warrants (see "Warrants" below), conversion of Series A Preferred Stock (5,760,000 shares) outstanding stock options granted and stock options reserved for issuance.

  In December 1996, an officer of the Company purchased 161,280 shares of common stock at $4.17 per share for a total purchase price of $672,000. Simultaneously with the purchase of such stock, the officer borrowed from the Company $672,000 as evidenced by a promissory note that bears interest at 3% per annum, matures in December 2001, and is secured by and with recourse only to the 161,280 shares. The Company has the right, but not the obligation to repurchase certain of the shares if the officer's employment with the Company terminates

                                  HYSEQ, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

7. STOCKHOLDERS' EQUITY--(CONTINUED)

before December 1997. Also in December 1996, another officer exercised options to purchase 48,000 shares of common stock at an exercise price of $1.56 per share and exercised warrants to purchase 144,000 shares of common stock at $2.90 per share. Simultaneously with exercise, the officer borrowed from the Company $492,000, as evidenced by a promissory note that bears interest at 3% per annum, matures in December 2001, and is secured by and with recourse only to 118,080 shares.

  In March 1997, the Company sold a total of 359,424 shares of common stock for $6.51 per share to two officers of the Company in exchange for promissory notes with terms similar to those described above. Such shares are subject to repurchase by the Company if the officers do not remain employed by the Company through March 1999; such repurchase rights of the Company expire ratably over this two-year period. Additionally, the Company granted options to purchase a total of 86,131 shares of common stock at an exercise price of $6.51 per share to officers and employees.

DEFERRED COMPENSATION

  The Company has recorded deferred compensation of $580,150 representing the difference between the issuance and exercise prices related to stock awards and options and the deemed fair value for financial reporting purposes of the Company's common stock for 359,424 shares subject to stock awards and 86,131 shares subject to stock options granted during the three-months ended March 31, 1997. The deferred stock compensation will be amortized to expense over the vesting period of the options and over the two year repurchase period for the stock awards.

SHARES HELD IN TRUST

  In November 1993, the Company sold 5,446,502 shares of common stock to the Hyseq One Trust (the "Trust") for $2,837 or $0.001 per share. The Trust was formed to maintain certain agreed upon ownership ratios and avoid dilution to existing stockholders. A trustee holds the shares in accordance with terms of the trust agreement. The trustee retained all voting rights attributable to those shares held in the Trust.

  The Company has the right to purchase from the Trust (i) the equal number of shares of its preferred or common stock that it issues in the same period (excluding shares issued as a result of a stock split or stock dividend) to any person other than the Trust and (ii) the number of shares calculated as the Company's revenues prior to May 1, 1994 divided by $2.90 or the Company's revenues subsequent to May 1, 1994 divided by $5.21. The price that the Company pays to purchase shares from the Trust is $0.002 per share. At such time as the Company reacquires shares of common or preferred stock from anyone other than the Trust, an equivalent number of common shares are to be issued to the Trust at $0.001 per share.

  As of March 31, 1997, the Trust owned 961,219 shares of the Company's common stock; 4,686,190 shares of common stock had been purchased from the Trust and retired by the Company. The Trust shall terminate at such time as there are no shares held thereunder, at which time any remaining trust property shall be distributed to the Company. The Trust will terminate upon completion of the Company's proposed initial public offering. See Note 10.

                                  HYSEQ, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

7. STOCKHOLDERS' EQUITY--(CONTINUED)

WARRANTS

  As of December 31, 1996, the Company has issued warrants to purchase up to 1,010,000 shares of common stock at exercise prices ranging from $2.90 to $5.21 ($3.73 average exercise price) per share to certain investors, an executive officer and the private placement agent for the 1996 Series A Preferred Stock financing. The value of these warrants is not material. In 1996, an executive officer of the Company exercised a warrant to purchase 144,000 shares of common stock at $2.90 per share.

  In January 1997, the Company obtained a commitment for an additional $500,000 under its loan agreement with a capital management partnership entered into in December 1996. The Company is committed to issuing an additional warrant to purchase 4,800 shares of common stock at $5.21 per share related to this loan commitment. This loan will be secured by certain equipment owned by the Company to the extent it is used.

STOCK OPTION PLANS

  During 1995, the Company adopted the 1995 Stock Option Plan (the "Stock Option Plan"). The Company reserved a total of 576,000 common shares for issuance under the Plan. Under the Plan, stock options may be granted by the board of directors to employees and consultants. Options granted may be either incentive stock options or nonstatutory stock options. Incentive stock options may be granted to employees or consultants with exercise prices of no less than fair value and nonstatutory options may be granted to employees or consultants at exercise prices of no less than par value of the common stock on the date of grant as determined by the board of directors. Options vest as determined by the board of directors and expire 10 years from the date of grant.

  The Company had granted options to purchase common stock to several key employees, directors, and scientists prior to adoption of the Plan. Each option gives the holder the right to purchase common stock at prices between $0.78 and $4.17 per share. The options vest over periods up to four years. As of December 31, 1996, 615,552 options were outstanding which were issued outside of the Stock Option Plan.

  During 1996, the Company adopted the Non-Employee Directors Stock Option Plan (the "Directors' Plan"), which provides for the issuance of nonqualified stock options to nonemployee members of the board of directors. An aggregate of 138,240 shares of the Company's authorized but unissued common stock has been reserved for issuance upon the exercise of options granted under the Directors' Plan.

  As adjusted information regarding net loss and net loss per share is required by FAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method. The fair value for these options was estimated at the date of grant using the minimum value method with the following weighted-average assumptions:

                                                       YEAR ENDED DECEMBER 31,
                                                       ------------------------
                                                          1995         1996
                                                       -----------  -----------
      Risk-free interest rates........................         6.1%         6.2%
      Dividend yield..................................         --           --
      Expected life of option.........................   3.5 years    3.0 years

                                  HYSEQ, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

7. STOCKHOLDERS' EQUITY--(CONTINUED)

  The minimum value method estimates the fair value of options by calculating the current price of the stock at the date of grant reduced by the present value of the exercise price. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

  For purposes of as adjusted disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's as adjusted information follows (in thousands, except for per share information):

                                                      YEAR ENDED DECEMBER 31,
                                                      ------------------------
                                                         1995         1996
                                                      ----------- ------------
      As adjusted net loss........................... $ (604,084) $ (4,891,322)
      As adjusted net loss per share................. $    (0.07) $      (0.62)

  Because Statement 123 is applicable only to options granted subsequent to December 31, 1994, its as adjusted effect will not be fully reflected until fiscal 1999.

  A summary of the Company's stock options activity, and related information follows:

                                   YEAR ENDED DECEMBER 31,          THREE MONTHS ENDED
                            ---------------------------------------      MARCH 31,
                                  1995                1996                 1997
                            ------------------ -------------------- --------------------
                                     WEIGHTED-            WEIGHTED-            WEIGHTED-
                            NUMBER    AVERAGE   NUMBER     AVERAGE   NUMBER     AVERAGE
                              OF     EXERCISE     OF      EXERCISE     OF      EXERCISE
                            SHARES     PRICE    SHARES      PRICE    SHARES      PRICE
                            -------  --------- ---------  --------- ---------  ---------
   Options outstanding at
    beginning of period.... 829,440    $1.55     860,131    $1.66   1,153,553    $2.77
   Options granted.........  33,379    $4.17     569,397    $4.17      86,131    $6.51
   Options exercised.......  (2,688)   $0.78     (67,200)   $1.56      (7,680)   $1.56
   Options canceled........     --       --     (208,775)   $2.37      (2,052)   $4.17
                            -------            ---------            ---------
   Options outstanding at
    end of the period...... 860,131    $1.66   1,153,553    $2.77   1,229,952    $3.04
                            =======            =========            =========

  The following table summarized information about stock options outstanding at December 31, 1996:

                                      OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
                              ------------------------------------ ----------------------
                                         WEIGHTED-
                                          AVERAGE
                               NUMBER    REMAINING    WEIGHTED-    NUMBER    WEIGHTED-
             RANGE OF            OF     CONTRACTUAL    AVERAGE       OF       AVERAGE
          EXERCISE PRICE       SHARES      LIFE     EXERCISE PRICE SHARES  EXERCISE PRICE
          --------------      --------- ----------- -------------- ------- --------------
                                        (IN YEARS)
     $0.78 - $0.78...........    24,192    7.20         $0.78       12,672     $0.78
     $1.56 - $1.56...........   556,800    7.50         $1.56      379,200     $1.56
     $1.82 - $1.82...........    34,560    7.86         $1.82       34,560     $1.82
     $4.17 - $4.17...........   538,001    9.56         $4.17       87,114     $4.17
                              ---------                            -------
       Total................. 1,153,553    8.46         $2.77      513,546     $2.00
                              =========                            =======

  The weighted-average grant-date fair value of options granted during the years ended December 31, 1995 and 1996 was $0.74 and $0.69, respectively.

                                  HYSEQ, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


8. INCOME TAXES

  As of December 31, 1996, the Company had net operating loss carryforwards for federal income tax purposes of approximately $7,400,000. The net operating loss carryforwards will expire at various dates beginning in 2008 through 2011, if not utilized.

  Utilization of the net operating losses is expected to be subject to a substantial annual limitation because of the "change in ownership" provisions of the Internal Revenue Code of 1986, as amended. The annual limitation may result in the expiration of net operating losses before utilization.

  Significant components of the Company's deferred tax assets for federal and state income taxes are as follows:

                                                           DECEMBER 31,
                                                      ------------------------
                                                         1995         1996
                                                      -----------  -----------
   Net operating loss carryforwards.................. $ 1,000,000  $ 2,500,000
   Capitalized research and development..............         --       200,000
   Other--net........................................     200,000      200,000
                                                      -----------  -----------
   Net deferred tax assets...........................   1,200,000    2,900,000
   Valuation allowance...............................  (1,200,000)  (2,900,000)
                                                      -----------  -----------
                                                      $       --    $      --
                                                      ===========  ===========

  The net valuation allowance increased by $200,000 during 1995.

9. TRANSACTIONS WITH RELATED PARTIES

  As of December 31, 1995 and 1996, the Company owed $238,602 and $44,026, respectively, for professional services rendered by separate law firms of which the spouse of the Company's President and Chief Executive Officer was a member during each of the periods. The Company incurred legal fees and costs to one of these law firms of $83,112 for the year ended December 31, 1996 and $233,212 for the three months ended March 31, 1997. The Company incurred legal fees and costs of $229,764, $34,834 and $68,775 for the years ended December 31, 1994, 1995 and 1996, respectively, to one of these law firms.

  In January 1997, the Sachnoff & Weaver, Ltd. purchased 76,800 shares of the Company's common stock at $6.51 per share. Sachnoff & Weaver, Ltd., a member of which is the spouse of the Company's President and Chief Executive Officer, paid $102,415 and delivered a promissory note to the Company for the balance in the amount of $397,585 secured by 61,069 shares of common stock. The note bears interest at 8.25% per annum and is due on March 18, 2001.

10. SUBSEQUENT EVENTS

  In April 1997, the Company's board of directors approved an increase of 576,000 in the number of shares authorized for issuance under the Stock Option Plan.

                               HYSEQ, INC.

                      (A DEVELOPMENT-STAGE COMPANY)

         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

10. SUBSEQUENT EVENTS--(CONTINUED)

  On April 23, 1997, Affymetrix filed a motion to dismiss or, in the alternative, for a more definitive statement. On May 5, 1997, the Company filed an Amended Complaint. On May 19, 1997, Affymetrix filed an Answer and Affirmative Defenses to the First Amended Complaint and also filed a counterclaim against the Company. The counterclaim seeks a declaratory judgment of invalidity and non-infringement with respect to these SBH patents that are the basis for the infringement allegation. On June 9, 1997, the Company filed a reply to the counterclaim in which it denied the allegation of invalidity and non-infringement. By order of the court, an initial case management conference is scheduled for August 1, 1997.

  In May 1997, the Company entered into an exclusive collaboration with Chiron Corporation ("Chiron"). Pursuant to the terms of the collaboration agreement, the Company and Chiron are collaborating to develop therapeutics, diagnostic molecules and vaccines relating to a specified disease area (the "Disease Area"). The collaboration has an initial term of three years and can be extended at Chiron's option for two additional two-year periods. Chiron has guaranteed payment of a minimum of $8.5 million in the first year and $5.5 million in each of the two years thereafter in connection with the Company's research on Chiron tissue sample libraries. The agreement requires the Company to generate data at a specified level per year, which if not met could result in the Company's breach of the agreement. Chiron has the exclusive right to commercialize any Disease Area products resulting from the collaboration. The Company will receive royalties on any such products. Pursuant to the terms of a stock purchase agreement, Chiron concurrently acquired 175,070 shares of the Series B Preferred Stock in a private placement at $28.56 per share (before giving effect to the stock split) for a total investment of $5.0 million and has committed to purchase an additional $2.5 million under certain conditions.

  In May 1997, the Company entered into an agreement with The Perkin-Elmer Corporation ("Perkin-Elmer") to combine the Company's super chip technology and Perkin-Elmer's life science system capabilities to commercialize HyChip products (collectively, the "HyChip System"). Pursuant to the terms of the agreement, the Company is obligated to commit $5.0 million to further development of the Company's "chip" component of the HyChip System over the next two years, and Perkin-Elmer must commit certain funds to develop the overall system. The collaboration has an initial term of five years and will be extended automatically thereafter unless the parties mutually agree to termination. The agreement contemplates that the design, development and manufacture of the HyChip "chip" will be under the direction of the Company, while design, development and manufacture of the overall system will be under the direction of Perkin-Elmer. HyChip products will be distributed through Perkin-Elmer's Applied Biosystem Division. In June 1997, Perkin-Elmer acquired 175,070 shares of the Company's Series B Preferred Stock in a private placement at $28.56 per share (before giving effect to the stock split) for a total investment of $5.0 million and agreed to make an additional investment of $5.0 million upon the earlier of the closing of this offering or December 2, 1997.

  In May 1997, the Company executed a Certificate of Designations, Preferences and Rights of Series B Preferred Stock providing for the issuance of up to 525,210 shares of Series B Preferred Stock. The Series B Preferred Stock has certain anti-dilution rights in connection with automatic conversions triggered by an initial public offering. If this offering is completed by November 25, 1997 at a price to the public that is less than 1.1111 times the conversion price of the Series B Preferred Stock then in effect (currently, $28.56 per share before giving effect to the stock split), the conversion price will decrease to an amount equal to ninety percent of the price to the public.

  Also in May 1997, the Company's board of directors authorized the filing of a registration statement with the Securities and Exchange Commission for the Company's initial public offering of its common stock. Under the terms currently contemplated, all outstanding shares of Series A Convertible Preferred Stock outstanding will

                                  HYSEQ, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

10. SUBSEQUENT EVENTS--(CONTINUED)

automatically convert on a 1-for-1 basis into 2,170,460 shares of common stock upon completion of the offering. In addition, all outstanding shares of Series B Preferred Stock outstanding will automatically convert on a 1.27-for-one basis (assuming an initial public offering price of $13.00 per share) into 445,156 shares of common stock upon completion of the offering. Such conversion is reflected in the unaudited pro forma stockholders equity at March 31, 1997 in the accompanying consolidated balance sheet.

  In June 1997, the Company's board of directors approved a 1.92-for-1 stock split of the Company's outstanding common stock to be effected before the completion of the Company's initial public offering. In connection with this split, the Company's board of directors approved an increase in the number of authorized common shares to 50,000,000. All common share and common per share amounts have been retroactively restated to reflect the stock split in the accompanying consolidated financial statements.

  On June 30, 1997, Sands petitioned the court for leave to file a motion for preliminary injunction. At the hearing, also held on June 30, 1997, the court denied Sands' motion for preliminary injunction.

                            [GRAPHICS APPEAR HERE]

A computer image in false colors of a Hyseq 55,000 DNA samples array entitled "Hyseq Gene Discovery DNA Array". The computer image takes up most of the page. The caption below the computer image reads "Image of 55,000 DNA Samples in a Hyseq Gene Discovery Array. The entire human genome can fit into 60 of these arrays."

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES BY ANYONE IN ANY JURISDICTION WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANYTIME SUBSEQUENT TO ITS DATE.

                              -------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
The Company...............................................................   15
Use of Proceeds...........................................................   15
Dividend Policy...........................................................   15
Capitalization............................................................   16
Dilution..................................................................   17
Selected Consolidated Financial Data......................................   18
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   19
Business..................................................................   23
Management and Scientific Advisory Board..................................   43
Certain Transactions......................................................   50
Principal Stockholders....................................................   52
Description of Capital Stock..............................................   54
Shares Eligible for Future Sale...........................................   57
Underwriting..............................................................   59
Legal Matters.............................................................   61
Experts...................................................................   61
Additional Information....................................................   61
Index to Consolidated Financial Statements................................  F-1

  UNTIL      , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               2,750,000 SHARES

                       [LOGO OF HYSEQ INC. APPEARS HERE]

                                 COMMON STOCK


                              -------------------

                             PROSPECTUS     , 1997

                              -------------------

                                LEHMAN BROTHERS

                               SMITH BARNEY INC.

                             FAHNESTOCK & CO. INC.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of the Common Stock being registered hereby. All the amounts shown are estimated, except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

      SEC registration fee.......................................... $   13,417
      NASD filing fee...............................................      4,928
      Nasdaq National Market listing fee............................     47,819
      Blue Sky filing fees and expenses.............................      3,000
      Printing expenses.............................................    110,000
      Legal fees and expenses.......................................    250,000
      Accounting fees and expenses..................................    150,000
      Transfer Agent and Registrar fees and expenses................      2,500
      Miscellaneous expenses........................................    518,336
                                                                     ----------
        Total....................................................... $1,100,000
                                                                     ==========

--------
* To be supplied by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Company is a Nevada corporation, subject to the applicable indemnification provisions of the Nevada General Corporation Law (the "NGCL"). The NGCL requires the Company to indemnify officers and directors for any expenses incurred by any officer or director in connection with any actions or proceedings, whether civil, criminal, administrative, or investigative, brought against such officer or director because of his or her status as an officer or director, to the extent that the director or officer has been successful on the merits or otherwise in defense of the action or proceeding. The NGCL permits a corporation to indemnify an officer or director, even in the absence of an agreement to do so, for expenses incurred in connection with any action or proceeding if such officer of director acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the corporation and such indemnification is authorized by the stockholders, by a quorum of disinterested directors, by independent legal counsel in a written opinion authorized by a majority vote of a quorum of directors consisting of disinterested directors or by independent legal counsel in a written opinion if a quorum of disinterested directors cannot be obtained. The NGCL prohibits indemnification of a director or officer if a final adjudication establishes that the officer's or director's acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and were material to the cause of action. Despite the foregoing limitations on indemnification, the NGCL may permit an officer or director to apply to the court for approval of indemnification even if the officer or director is adjudged to have committed intentional misconduct, fraud or a knowing violation of the law. The NGCL also provides that indemnification of directors is not permitted for the unlawful payment of distributions, except for those directors registering their dissent to the payment of the distribution.

  The Company's Amended and Restated Articles of Incorporation, as amended, and By-Laws eliminate personal liability of directors or officers for any expenses, claims, damages or liability incurred by reason of their position in the Company to the fullest extent allowed under the NGCL.

  The Company's By-Laws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding because he or she was or is a director, officer, employee or agent of the Company. In addition, the Company's By-Laws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company because he or she was or is a director, officer, employee or agent of the Company against expenses, actually and reasonably incurred if he or she acted in good faith, unless adjudged liable to the Company. Further, the Company's By-Laws provide that to the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise, in defense of any action, suit or proceeding referred to above or in defense of any claim, matter or issue therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

  The Company has entered into indemnification agreements with each of its officers and directors in which the Company agrees to indemnify and hold harmless the officer or director to the fullest extent permitted by applicable law against any and all reasonable attorneys' fees and all other reasonable expense, cost, liability and loss (including a mandatory obligation by the Company to advance reimbursement of legal fees and expenses) paid or reasonably incurred by such officer or director or on his or her behalf in connection with any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation not initiated by the officer or director that he or she believes in good faith might lead to a proceeding, inquiry or investigation (a "Proceeding"), because the officer or director is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of any action or inaction by the officer or director in such capacity. However, the Company's obligation to indemnify the officer or director is subject to a determination by: (i) the Company's Board of Directors, by vote of the majority of disinterested directors; (ii) under certain circumstances, independent legal counsel appointed by the Board of Directors in a written opinion; (iii) stockholders of the Company; or (iv) a court of competent jurisdiction in a final, non-appealable adjudication, that the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal Proceeding, the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal Proceeding, the officer or director had no reasonable cause to believe that his or her conduct was unlawful.

  The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the underwriters of the Company and its directors and executive officers in the offering of the Common Stock registered hereby, and each person, if any, who controls the Company, for certain liabilities, including liabilities arising under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Since April 1994, the Company has issued the following securities that were not registered under the Securities Act:

  In an offering that commenced in April 1994, the Company sold 740,962 shares of Series A Preferred Stock for total consideration of $2,545,681 and issued warrants to purchase 418,114 shares of Common Stock at an exercise price of $3.42 per share. In June 1997, the Company issued 194,020 shares of Common Stock to the holder of a warrant representing 251,873 of the shares underlying the warrants in satisfaction of the exercise of such warrant.

  In June 1994, an officer of the Company was granted an option to purchase 345,600 shares of Common Stock at $1.56 per share in connection with his employment. In September 1996, the Company issued 19,200 shares of Common Stock to this officer upon the exercise of a portion of the option at $1.56 per share for total consideration of $30,000. In December 1996, the Company issued 48,000 shares of Common Stock to this officer upon the exercise of a portion of this option at $1.56 per share for total consideration of $75,000, which the officer borrowed from the Company. In March 1997, the Company issued 7,680 shares of Common Stock to this officer upon the exercise of a portion of the option at $1.56 per share for total consideration of $12,000. In June 1997, the Company issued 2,880 shares of Common Stock to this officer upon exercise of a portion of the option at $1.56 share for total consideration of $4,500.

  In August 1994, the Company granted options to two officers and one employee to purchase a total of 278,400 shares of Common Stock at $1.56 in connection with their employment.

  In September 1994, the Company issued 1,920 shares of Common Stock to a member of the Scientific Advisory Board ("SAB") upon the exercise of a portion of options granted in March 1994 at the exercise price of $0.78 per share for total consideration of $1,500.

  In November 1994, the Company granted options to purchase a total of 34,560 shares of Common Stock at an exercise price of $1.82 per share to two directors in consideration of their services.

  In an offering that commenced in May 1995, the Company sold 2,880,000 shares of Series A Preferred Stock for total consideration of $12,000,000 and issued warrants to purchase 202,800 shares at an exercise price of $4.17 per share and warrants to purchase 206,822 shares of Common Stock at an exercise price of $4.58 per share. Fahnestock & Co. Inc. acted as placement agent in connection with this offering. In consideration for placing 2,585,280 shares of Series A Preferred Stock, it received the aforementioned warrants to purchase 206,822 shares of Common Stock and a private placement fee equal to 7.0% of the gross proceeds from the sale of such shares. In June 1997, the Company issued 46,994 shares of Common Stock to the holder of a warrant representing 65,280 of the shares underlying the warrants in satisfaction of the exercise of such warrant.

  In December 1995, the Company issued 2,688 shares of Common Stock to an SAB member upon the exercise of a portion of options granted in March 1994 at the exercise price of $0.78 per share for total consideration of $2,100. In June 1997, the Company issued 2,496 shares of Common Stock to this SAB member upon the exercise of options granted in March 1994 and June 1996 at $0.78 and $4.17, respectively, for a total consideration of $5,200.

  In September and December 1996, the Company sold a total of 241,920 shares of Common Stock at $4.17 per share for total consideration of $1,008,000. An officer of the Company purchased 161,280 of these shares and two directors purchased a total of 80,640 these shares. The officer borrowed $672,000 from the Company to pay for his shares.

  In October 1996, the Company issued options to purchase 46,080 shares of Common Stock at an exercise price of $4.17 per share to each of its two new independent directors under the Directors' Plan.

  In December 1996, the Company issued 144,000 shares of Common Stock to an officer upon the exercise of a warrant granted in 1993 at $2.90 per share for total consideration of $417,000, which the officer borrowed from the Company to pay for his shares.

  In December 1996, the Company issued a warrant to purchase 9,600 shares of Common Stock at $5.21 per share to Aberlyn Capital in connection with the funding of a $750,000 loan to the Company.

  In January 1997, the Company issued 76,800 shares of Common Stock at $6.51 per share to Sachnoff & Weaver, Ltd. Sachnoff & Weaver, Ltd. paid $102,415 and delivered a promissory note to the Company for the balance in the amount of $397,585 secured by 61,069 shares of Common Stock. The note bears interest at 8.25% per annum and is due on March 18, 2001. As of June 17, 1997, the note had an outstanding balance of $362,260.

  In March 1997, two officers each purchased 179,712 shares of Common Stock at $6.51 per share for total consideration of $2,340,000. The officers each borrowed $1,170,000 from the Company to pay for these shares.

  In April 1997, the Company granted three directors options to purchase a total of 2,880 shares of Common Stock at $8.33 per share pursuant to the terms of the Directors' Plan.

  In May and June 1997, the Company issued shares of Series B Preferred Stock which are convertible into an aggregate of 845,700 shares of Common Stock at a post-conversion price of $11.70 per share (based on an assumed initial public offering price of $13.00 per share in this offering) to two collaboration partners for total consideration of $10,000,000.

  In June 1997, the Company issued 241,016 shares of Common Stock upon the exercise of warrants granted to a stockholder in November 1994 and July 1995 at $3.42 and $4.17 per share, respectively.

  In June 1997, the Company issued 2,193 shares of Common Stock to a vendor at $6.51 per share pursuant to an agreement for services completed in January 1997.

  Between April 1995 and June 30, 1997, the Company granted options to purchase an aggregate of 739,515 shares of Common Stock, net of cancelled options, at exercise prices ranging from $4.17 to $8.33, pursuant to the Stock Option Plan for the purpose of incentivizing employees and attracting and retaining executive officers and other key employees, directors and members of its SAB.

  Immediately prior to the closing of this offering, the Company will issue shares of Common Stock in connection with a 1.92-for-1 stock split.

  Except as described above, no underwriters were engaged in connection with the foregoing sales of securities. Such sales of shares of Common Stock and Series A Preferred Stock were made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder for transactions not involving a public offering and, with the exception of certain persons who purchased shares in the April 1994 offering, all purchasers were accredited investors as such term is defined in Rule 501(a) of Regulation D. Issuances of options to the Company's employees, directors and members of its SAB were made pursuant to Rule 701 promulgated under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

 EXHIBIT NO. DESCRIPTION
 ----------- -----------
    1.1      Form of Underwriting Agreement*
    3.1(a)   Amended and Restated Articles of Incorporation of the Company, as
             amended**
    3.1(b)   Certificate of Designations, Preferences and Rights of Series B
             Preferred Stock**
    3.2      By-Laws of the Company**
    4.1      Specimen Common Stock certificate*
    4.2      Form of Registration Rights Agreement**
    4.3      Form of Warrant Agreement**
    5.1      Opinion of Sachnoff & Weaver, Ltd.*
   10.1      Form of Indemnification Agreement between the Company and each of its directors and officers**
   10.2      Stock Option Plan, as amended**+
   10.3(a)   Employment Agreement between the Company and Dr. Radoje T.
             Drmanac**+
   10.3(b)   Employment Agreement between the Company and Dr. Radomir B.
             Crkvenjakov**+
   10.4      Non-Employee Director Stock Option Plan**+
   10.5      Patent License Agreement between Arch Development Corporation and
             Hyseq, Inc. dated June 7, 1994**+
   10.6      License Agreement between Hyseq Diagnostics, Inc. and SmithKline
             Beecham Clinical Laboratories, Inc. dated September 25, 1995, as amended**+
   10.7      Stock Purchase Agreement for Series B Convertible Preferred Stock
             dated as of May 28, 1997**
   10.8      Collaboration Agreement between Hyseq Inc. and Chiron Corporation dated as of May 30, 1997**+

 10.9 Collaboration Agreement between Hyseq Inc. and The Perkin-Elmer
      Corporation dated as of May 30, 1997**+
 11.1 Statement of Computation of Net Loss Per Share**
 21.1 Subsidiaries of Hyseq, Inc.**
 23.1 Consent of Ernst & Young LLP, Independent Auditors
 23.2 Consent of Sachnoff & Weaver, Ltd. (to be included in Exhibit 5.1)*
 23.3 Consent of McCutchen, Doyle, Brown & Enersen, LLP**
 24.1 Power of Attorney**
 27.1 Financial Data Schedule**

--------
*To be supplied by amendment.

**Previously filed.
+Denotes compensation plan in which an executive officer or director participates.
+Portions have been omitted pursuant to a request for confidential treatment.

(b) Financial Statement Schedule(s).

    None

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes as follows:

  To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described Item 14 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it is declared effective.

  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on the 2nd day of July, 1997.

                                          HYSEQ, INC.


                                          By: /s/ LEWIS S. GRUBER
                                              ---------------------------------
                                                LEWIS S. GRUBER
                                                President and Chief Executive
                                                Officer

  Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the Registration Statement has been signed by the following persons in the capacities indicated on the 2nd day of July, 1997.


              SIGNATURE                            TITLE
              ---------                            -----

                  *                    Chairman of the Board
      -------------------------
           ROBERT D. WEIST


         /s/ Lewis S. Gruber           President and Chief Executive
      -------------------------         Officer, Director (Principal
           LEWIS S. GRUBER              Executive Officer)


       /s/ Christopher R. Wolf         Executive Vice President and
      -------------------------         Chief Financial Officer
         CHRISTOPHER R. WOLF            (Principal Financial and
                                        Accounting Officer)


                 *                     Director
      -------------------------
          RADOJE T. DRMANAC


                 *                     Director
      -------------------------
       RADOMIR B. CRKVENJAKOV



                 *                     Director
      -------------------------
         RAYMOND F. BADDOUR


                 *                     Director
      -------------------------
          GRETA E. MARSHALL


                                       Director
      -------------------------
       THOMAS N. MCCARTER III


                                       Director
      -------------------------
          KENNETH D. NOONAN


*By: /s/ Lewis S. Gruber
    ---------------------------
         LEWIS S. GRUBER
        Attorney-in-Fact

                                 EXHIBIT INDEX

 EXHIBIT NO. DESCRIPTION
 ----------- -----------
    1.1      Form of Underwriting Agreement*
    3.1(a)   Amended and Restated Articles of Incorporation of the Company, as
             amended**
    3.1(b)   Certificate of Designations, Preferences and Rights of Series B
             Preferred Stock**
    3.2      By-Laws of the Company**
    4.1      Specimen Common Stock certificate*
    4.2      Form of Registration Rights Agreement**
    4.3      Form of Warrant Agreement**
    5.1      Opinion of Sachnoff & Weaver, Ltd.*
   10.1      Form of Indemnification Agreement between the Company and each of its directors and officers**
   10.2      Stock Option Plan, as amended**+
   10.3(a)   Employment Agreement between the Company and Dr. Radoje T.
             Drmanac**+
   10.3(b)   Employment Agreement between the Company and Dr. Radomir B.
             Crkvenjakov**+
   10.4      Non-Employee Director Stock Option Plan**+
   10.5      Patent License Agreement between Arch Development Corporation and
             Hyseq, Inc. dated June 7, 1994**+
   10.6      License Agreement between Hyseq Diagnostics, Inc. and SmithKline
             Beecham Clinical Laboratories, Inc. dated September 25, 1995, as amended**+
   10.7      Stock Purchase Agreement for Series B Convertible Preferred Stock
             dated as of May 28, 1997**
   10.8      Collaboration Agreement between Hyseq Inc. and Chiron Corporation dated as of May 30, 1997**+
   10.9      Collaboration Agreement between Hyseq Inc. and The Perkin-Elmer
             Corporation dated as of May 30, 1997**+
   11.1      Statement of Computation of Net Loss Per Share**
   21.1      Subsidiaries of Hyseq, Inc.**
   23.1      Consent of Ernst & Young LLP, Independent Auditors
   23.2      Consent of Sachnoff & Weaver, Ltd. (to be included in Exhibit 5.1)*
   23.3      Consent of McCutchen, Doyle, Brown & Enersen, LLP**
   24.1      Power of Attorney**
   27.1      Financial Data Schedule**

--------
* To be supplied by amendment.

**Previously filed.
+ Denotes compensation plan in which an executive officer or director participates.
+ Portions have been omitted pursuant to a request for confidential treatment.